 As filed with the Securities and Exchange Commission on December 7, 2004

   Registration No. 333-116396

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

Amendment No. 4 to

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

VIPER MOTORCYCLE COMPANY
(Name of Small Business Issuer in Its Charter)

Minnesota	3751	90-0127112
(State or Other Jurisdiction of Incorporation or	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
	Organization)	Classification Code Number)

5733 International Parkway
New Hope, Minnesota 55428
(763) 732-0778
(Address and Telephone Number of Principal Executive Offices)

____________________

Clyde Fessler
Chief Executive Officer
Viper Motorcycle Company
5733 International Parkway
New Hope, Minnesota 55428
(763) 732-0778
(Name, Address and Telephone Number of Agent For Service)

____________________

COPIES TO:

Girard P. Miller, Esq.	Jeffrey A. Baumel, Esq.
Lindquist & Vennum P.L.L.P.	McCarter & English, LLP
4200 IDS Center	Four Gateway Center
80 South 8th Street	100 Mulberry Street
Minneapolis, Minnesota 55402	Newark, New Jersey 07102
Telephone: (612) 371-3211	Telephone: (973) 622-4444
Facsimile: (612) 371-3207	Facsimile: (973) 624-7070

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box:    |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |   |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |   |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    |   |

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum
Securities to be Registered	Aggregate Offering Price	Amount of Registration Fee (1)

Securities Offered to Public

Common stock, no par value per share (2)	$11,016,670	$1,395.81

Redeemable warrants, each to purchase one share of common stock (3)	$207,000	$26.23

Common stock, no par value per share (4)	$15,525,000	$1,967.02

Representative’s Warrant to Purchase Common Stock and Warrants

Representative’s Warrant to purchase common stock, no par value per share and warrant (5)	$—	$— (6)

Common stock, no par value per share (7)	$1,890,000	$239.46

Warrant to purchase 270,000 shares of common stock (7)	$44,550	$5.64

Common stock, no par value per share (8)	$2,025,000	$256.57

(1)	Estimated in accordance with Rule 457(o) solely for the purpose of determining the amount of the registration fee. All fees were previously paid.

(2)	Includes 270,000 shares of common stock that the Underwriters have the option to purchase to cover over-allotments, if any, and 133,334 shares of common stock issued to, and to be sold by, selling shareholders named in the prospectus.

(3)	Includes 270,000 redeemable warrants that the Underwriters have the option to purchase to cover over-allotments, if any.

(4)	Issuable upon exercise of the redeemable warrants to be sold to the public hereunder, together with such indeterminate number of shares of common stock as may be issuable as a result of anti-dilution provisions contained therein.

(5)	To be issued to the Representative at the time of delivery and acceptance of the securities to be sold to the public hereunder.

(6)	No fee due pursuant to Rule 457(g).

(7)	Issuable upon exercise of the Representative’s Warrant.

(8)	Issuable upon exercise of the warrants underlying the Representative’s Warrant, together with such indeterminate number of shares of common stock as may be issuable as a result of anti-dilution provisions contained therein.

___________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This registration statement contains two front and back cover pages for the prospectus, the first of which will be used in connection with the underwritten public offering of 1,800,000 shares of common stock and redeemable warrants to purchase 1,800,000 shares of common stock of Viper Motorcycle Company pursuant to this registration statement, and the second of which will be used in connection with the offering by certain selling shareholders of up to 133,334 shares of common stock pursuant to this registration statement. After this registration statement becomes effective, all prospectuses distributed by Viper Motorcycle Company will bear the first forms of front and back cover pages, and the prospectuses distributed by the selling shareholders will bear the second forms of front and back cover pages.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 7, 2004

PROSPECTUS

1,800,000 Shares of Common Stock

and Redeemable Warrants to Purchase 1,800,000 Shares of Common Stock

This is our initial public offering. We are offering 1,800,000 shares of our common stock and three-year redeemable warrants to purchase 1,800,000 shares of our common stock. The shares of common stock and redeemable warrants must be purchased in pairs, but will be separately transferable immediately upon issuance. We expect to offer the shares of common stock for $5.00 per share and the warrants for $0.10 per warrant.

Prior to this offering, there has been no public market for any of our securities. We have applied to list the common stock and the warrants on the American Stock Exchange under the symbols “BIK” and “BIK.W”, respectively.

The securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution. See “Risk Factors” beginning on page 5 and “Dilution” beginning on page 20.

	Per Share of	Per Redeemable
	Common Stock	Warrant	Total

Public Offering Price	$	$	$
Underwriting Discounts and Commissions (1)	$	$	$
Proceeds to Viper Motorcycle Company (2)	$	$	$ (3)

(1)	We have agreed to pay to Lane Capital Markets, the underwriters’ representative, a 1% nonaccountable expense allowance. We have also agreed to sell to the underwriters’ representative for nominal consideration one warrant (the “Representative’s Warrant”) to purchase up to 270,000 shares of our common stock and one warrant to purchase up to 270,000 shares of our common stock and to retain the representative as a financial consultant after this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See “Underwriting.”
(2)	Before deducting expenses, including the nonaccountable expense allowance in the amount of $ ($ , if the underwriters' over-allotment option is exercised in full), estimated at $ .
(3)	We have granted the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to 270,000 additional shares of common stock and redeemable warrants to purchase up to 270,000 shares on the same terms as set forth above, solely for the purpose of covering over-allotments. If such option is exercised in full, the total price to the public, underwriting discounts and commissions and net proceeds to us, before deducting expenses related to this offering, will be $ , $ and $ , respectively. See “Underwriting.”

The shares of common stock and redeemable warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the underwriters and subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of common stock and warrants will be made on or about          , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

Lane Capital Markets

The date of this prospectus is         , 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   Subject to Completion, dated December 7, 2004

PROSPECTUS

133,334 Shares of Common Stock

RFJM Partners, LLC and David Palmlund, III, identified as the selling shareholders in this prospectus, are offering an aggregate of 133,334 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock offered by the selling shareholders.

Prior to this offering, there has been no public market for any of our securities. We have applied to list the common stock on the American Stock Exchange under the symbol “BIK.”

The securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution. See “Risk Factors” beginning on page 5 and “Dilution” beginning on page 20.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is , 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy our securities only in jurisdictions where offers or sales are permitted. The information in this prospectus may only be accurate as of the date of this prospectus, since our business, financial condition or results of operations may have changed since that date.

i

In this prospectus, “we,” “us,” and “our” refer to Viper Motorcycle Company and “selling shareholders” refers to RFJM Partners, LLC and David Palmlund, III, collectively. All of the information in this prospectus reflects a l-for-4 reverse stock split of our common stock that became effective in March 2003.

This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations, which are the property of their respective owners.

The underwriters’ representative for this offering is Lane Capital Markets. Lane Capital Markets has offices located at 263 Queens Grant Road, Fairfield, Connecticut 06824. The executive offices in Connecticut may be reached by telephone at (203) 255-0341. The representative’s website is www.lanecapitalmarkets.com. Information on the representative’s website is not part of this prospectus. We have included a reference to this website in this prospectus as an inactive textual reference only.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock and warrants. You should read and carefully consider the entire prospectus, especially the investment risks discussed under “Risk Factors.” Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

Our Business

We are a motorcycle company engaged in designing, developing, producing and commercializing premium custom V-Twin heavyweight motorcycles popularly known as “cruisers.” We intend to target sales of our motorcycles to a limited upscale market of motorcycle enthusiasts willing to pay a higher price for enhanced performance, innovative styling and a distinctive brand. We intend to distribute and sell our motorcycles under the Viper brand name through an independent dealer network currently consisting of 20 domestic dealers located in 14 states.

We completed final development and operational testing of our initial cruiser, the Diablo, in late 2003. We are now involved in commercial production operations. We have been accepting orders for Diablo cruisers since June 2003 and, since such time, we have received cancelable orders to purchase approximately 50 cruisers. We began shipping limited quantities of Diablo cruisers in July 2004.

Our Strategy

Our goal is to become a developer and manufacturer on a commercial scale of premium V-Twin heavyweight motorcycles and ancillary motorcycle products, initially for sale in the United States. In order to accomplish our business objectives, we plan to execute the following strategies:

•	Commercialize the Diablo and design and produce additional Viper models. We intend to expand our line of motorcycles beyond our Diablo cruisers. Currently we are designing and developing a chopper-style V-Twin cruiser. We anticipate introducing our chopper-style cruiser commercially in 2005.
•	Develop sales and marketing. We plan to focus our sales and marketing efforts toward recruiting and supporting dealers, building Viper brand awareness and identifying strategic marketing opportunities, such as our current status as the preferred motorcycle of the Minnesota Vikings NFL football team. We intend to participate in leading consumer and dealer trade shows and motorcycle rallies and engage in other advertising activities to develop our Viper brand identity.
•	Expand our distribution network. We will continue to recruit qualified, independent motorcycle dealers to achieve our goal of having a nationwide network of Viper dealers. We will only select experienced, full-service dealers who we determine have a successful sales history, satisfy our financial requirements and have a good reputation among motorcycle customers. If we enter foreign motorcycle markets, we will expand our recruitment efforts to dealers and distributors outside the U.S.
•	Design and produce components to manufacture our motorcycles. We anticipate manufacturing all Viper motorcycles at our present suburban Minneapolis, Minnesota facility through at least the term of our lease that expires in June 2006. Currently, third-party suppliers produce most of the parts and components for the Diablo cruiser for us. In the future, to reduce our production costs, we intend to design and manufacture select parts and components that we currently obtain from third-party suppliers.
•	Sell ancillary Viper products. We plan to market and sell various ancillary products under the Viper brand, particularly in the large custom cruiser aftermarket. We currently offer a limited line of Viper branded apparel. We intend to offer motorcycle parts and accessories, riding and promotional apparel and collectibles, and other general merchandise items. We expect to offer these ancillary products through multiple marketing channels including the Viper dealer network, independent motorcycle aftermarket catalogs and our website.

Company Information

We were incorporated in November 2002 in Minnesota as WC Acquisition Inc. and changed our name to Panther Motorcycle Company in December 2002. Shortly thereafter, we changed our name to Norton Motorcycle Company. In February 2003, we changed our name to Viper Motorcycle Company.

Our executive offices and production and development facilities are located in suburban Minneapolis at 5733 International Parkway, New Hope, Minnesota 55428. Our telephone number is (763) 732-0778 and our website address is www.vipermotorcycle.com. Information on our website is not part of this prospectus. We have included a reference to our website in this prospectus as an inactive textual reference only.

THE OFFERING

Securities Offered By Viper Motorcycle Company:	1,800,000 shares of common stock and redeemable three-year warrants to purchase 1,800,000 shares of common stock at an exercise price of $7.50. The warrants are immediately exercisable, but may be redeemed by us at $0.0l per warrant on 20 days written notice at any time if the closing sale price of our common stock has exceeded $10.00 for at least 20 consecutive trading days.

Offering Price:	$ per share of common stock. $ per warrant.

The shares of common stock and warrants must be purchased in pairs, but will be separately transferable immediately upon issuance.

Securities Offered By Selling Shareholders:	This prospectus also relates to the possible resale of up to 133,334 shares of our common stock issued to the selling shareholders. See “Selling Shareholders.”

Common Stock Outstanding Before the Offering:	3,986,483 shares.(1)

Common Stock Outstanding After the Offering:	6,016,483 shares.(2)

Use of Proceeds:	Repayment of outstanding debt, purchase of capital equipment, motorcycle design and development, sales and marketing, purchase production inventory of components and materials, and working capital and other general corporate purposes, including payment of approximately $141,917 in delinquent withholding and payroll taxes and related additional accruing penalties. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” and other information in this prospectus for a discussion of matters you should carefully consider before deciding to invest in this offering of our shares of common stock and warrants, including the limited experience of the underwriters’ representative in conducting public equity offerings and that our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Proposed American Stock Exchange Symbols:	Common Stock: BIK Warrants: BIK.W
(1)	Does not include shares issuable upon exercise of options and warrants or an aggregate of 270,000 shares of our common stock issuable upon conversion of $675,000 of debt outstanding as of the effective date of this initial public offering.

(2)	Includes 230,000 shares of common stock issuable upon conversion of $575,000 of debt. Does not include an aggregate of 40,000 shares of common stock issuable upon conversion of $100,000 of debt outstanding as of the effective date of this initial public offering; 1,800,000 shares underlying the warrants sold in the offering; or the Representative’s Warrant to purchase 270,000 shares of our common stock and one warrant to purchase 270,000 shares of our common stock.

SUMMARY FINANCIAL DATA

The following tables present summary historical financial information for us. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and the financial statements and related notes included elsewhere in this prospectus.

		Period from
		Inception			Inception
		(November 18,	Nine Months Ended		(November 18,
	Year	2002)			2002) through
	Ended	through	September 30,	September 30,	September 30,
	December 31,	December 31,	2004	2003	2004
	2003	2002	(Unaudited)	(Unaudited)	(Unaudited)

Statement of Operations Data:
Revenues	$ 49,192	$ —	$ 311,019	$ —	$ 360,211
Cost of revenue	26,876	—	246,574	—	273,450

Gross profit	22,316	—	64,445	—	86,761

Operating expenses:
Research and development costs	546,722	82,487	787,696	462,025	1,416,905
Selling, general and administrative	2,548,289	262,125	2,437,762	1,587,514	5,248,176

Total operating expenses	3,095,011	344,612	3,225,458	2,049,539	6,665,081

Loss from operations	(3,072,695)	(344,612)	(3,161,013)	(2,049,539)	(6,578,320)
Total other income (expense)	72,960	—	(419,924)	92,030	(346,964)

Net loss	(2,999,735)	(344,612)	(3,580,937)	(1,957,509)	(6,925,284)

Add back of interest expense related to repayment of debt with offering proceeds (1)	27,040		426,779

Proforma net loss	$(2,972,695)		$(3,154,158)

Loss per share:
Basic and diluted	$ (1.22)	$ (0.58)	$ (0.98)	$ (0.93)	$ (2.46)
Weighted average shares outstanding:
Basic and diluted	2,464,712	596,438	3,640,799	2,111,908	2,819,422
Pro forma per share data (unaudited):
Proforma loss per share (1):
Basic and diluted	$ (1.16)		$ (0.74)
Proforma weighted average shares
outstanding:
Basic and diluted	2,555,305		4,243,698

Balance Sheet Data:				As of September 30, 2004

				Actual
				(Unaudited)	As Adjusted (2)

Cash and cash equivalents				$ —	$5,407,049
Working capital (deficit)				(3,086,594)	4,291,806
Total assets				1,520,274	6,927,323
Current portion of indebtedness to related parties				1,900,346	—
Notes payable				353,377	—
Indebtedness to related parties, less current portion				—	—
Total shareholders’ equity (deficit)				(2,269,939)	5,290,828

(1)	Proforma loss per share gives effect to the number of shares of common stock and warrants whose net proceeds will be used by this offering to repay debt that was outstanding as of December 31, 2003 and September 30, 2004 upon the consummation of this initial public offering as if the offering occurred on January 1, 2003 and January 1, 2004, respectively.

(2)	As adjusted to give effect to: (a) the receipt of net proceeds from the sale of 1,800,000 shares of common stock and warrants to purchase 1,800,000 shares of $7,378,400 which represents net proceeds after deducting underwriting discounts and commissions and estimated offering expenses of $1,801,600; (b) the issuance of 230,000 shares of our common stock upon conversion of $575,000 of debt; (c) and the use of the net proceeds from this offering for the immediate repayment of $1,971,351 of indebtedness.

RISK FACTORS

An investment in our shares of common stock and warrants to purchase common stock involves a high degree of risk. You should carefully consider the following risks as well as other information in this prospectus before making an investment decision. If any of the following risks or uncertainties occur, our business, financial condition, results of operations or cash flows could be harmed materially. In any such case, the trading price of our common stock and/or warrants could decline and you could lose all or part of your investment.

Risks Related to Our Business

We are a development stage company with a history of losses and we may never achieve or sustain profitability.

At September 30, 2004, we had a shareholders’ deficit of $2,269,939 and a working capital deficit of $3,086,594. Our ability to generate profits in the future will depend on a number of factors, including our ability to:

•	effectively manufacture, market and distribute our motorcycles in commercial quantities;
•	recruit and maintain qualified independent dealers to sell our products;
•	obtain market acceptance of our motorcycles;
•	expand our capabilities in terms of personnel, equipment and internal systems to manage our growth effectively;
•	compete within our targeted market; and
•	maintain control over substantial costs relating to the commercialization, production and marketing of our motorcycle products, including ongoing design and development costs relating to new products and improvements or alterations to existing products.

Many of these factors will depend on circumstances beyond our control. We have never been profitable and we may not achieve profitability in the foreseeable future, if at all. We can give you no assurance that we will ever generate revenues, or that any revenues we do generate will be sufficient for us to continue operations or achieve profitability.

As a development stage company, we only have a limited operating history.

We have been focused primarily on developing, producing and marketing our initial motorcycle model. Our operating history is very limited, and we have not realized significant revenues from our product sales. We only have one product in an early stage of commercialization, and all of our other planned products are still under development.

You should evaluate the likelihood of our anticipated financial and operational success in light of the uncertainties and complexities inherent in a development stage venture, many of which are beyond our control, including:

•	our ability to distribute, sell and market our products;
•	our ability to develop new products;
•	the performance of our motorcycle products;
•	the significant and ongoing funds needed to achieve our production, marketing and sales objectives;
•	the appeal of our products to dealers and consumers; and
•	our ability to generate adequate revenue to support our operations.

Our operations have been limited to developing and testing our initial motorcycle model, organizing and staffing our company, obtaining and equipping our production facility and developing our distribution network. These operations only provide a limited basis for you to assess our ability to commercialize our motorcycle products and the advisability of investing in us.

We may require additional financing to continue our business and our auditor has expressed substantial doubt regarding our ability to continue as a going concern.

We believe that the net proceeds obtained from this offering will provide us with working capital for the 12 months following completion of this offering, based upon our current plan of operations. Beyond the 12 months following completion of this offering, we likely will require additional financing for our working capital needs. However, if our estimates as to costs or revenues are inaccurate or our plan of operations changes, we may require additional working capital earlier than we anticipate. Such additional financing could be sought from a number of sources, including possible sales of equity or debt securities or loans from banks or other financial institutions. We may not be able to obtain additional financing from any source on reasonable terms, if at all. If we sell additional securities to obtain additional financing, we may do so at a price that is less than the price of securities offered by this prospectus. Further sales of equity securities also could result in additional substantial dilution to persons investing in this offering. If we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to curtail significantly or stop our development and commercialization activities.

As a result of our losses, and the matters described in the preceding paragraph, the report from our independent registered public accounting firm on our financial statements includes a paragraph indicating substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have limited experience in manufacturing motorcycles, and if we are unable to manufacture our products successfully in terms of quality, timing and cost, our ability to generate revenues will be impaired.

We have very limited experience manufacturing motorcycles. We must manufacture our motorcycles to meet high quality standards in a cost-effective manner. We will need to transform our limited production experience into a full-scale production process in a timely and cost efficient manner, including purchasing or leasing additional capital equipment and hiring additional qualified production personnel. We cannot assure you that we will be able to successfully manufacture our products at expected volumes. Further, we do not intend to begin final assembly of a motorcycle until a dealer places an order with us. We will not control the timing of dealer submission of orders and, because of our limited experience in manufacturing motorcycles, we may have difficulty timely producing motorcycles in a volume sufficient to cover the orders we receive. Manufacturing delays may frustrate our dealers and our customers and could lead to a negative perception of our products or us. If we are unable to successfully manufacture our products, we could experience significant delays in the introduction of new products and substantially decreased revenues.

We depend upon a limited number of outside suppliers for our key motorcycle components, including our engines, and the loss or interruption of services of one or more of our suppliers, particularly Patrick Racing, Inc., could materially delay or stop our motorcycle production and substantially impair our ability to generate revenues.

Our heavy reliance on outside suppliers for our components involves risks including limited control over the price, timely delivery and quality of parts. Other than our agreement to obtain V-Twin engines from Patrick Racing, Inc., we have no agreements with our suppliers to ensure continued supply of parts and components. Although we have identified alternate suppliers for most of our key components, any required changes in our suppliers could cause material delays in our production operations and increase our production costs. In addition, while we believe there are other engine producers that could satisfy our production needs if Patrick Racing is unable to supply us with engines in a timely manner and to our specifications, we have not yet entered into discussions with any other manufacturer to be a secondary source of our Diablo cruiser engines. Although we have manufactured a limited number of motorcycles, we have not commenced commercial scale manufacturing and cannot determine at this time if our vendors and suppliers will be able to timely supply us with our commercial production needs. We cannot assure you that any of our vendors and suppliers, including Patrick Racing, will be able to meet our future commercial production demands as to volume, quality or timeliness.

Our inability to obtain timely delivery of key components of acceptable quality or any significant increases in the prices of components could result in material production delays and reductions in motorcycle shipments. Production delays, increased costs of components or reduction in shipments of our product will seriously impair our ability to generate revenue. Since engines are the most critical component of our motorcycles, any inability of Patrick Racing to fulfill the terms of our supply agreement, including delay in delivery of engines, deterioration of the quality of engines or failure of engines to meet our specifications, would be particularly harmful to our production of motorcycles and therefore, our ability to generate revenue.

Sales of our motorcycles are substantially dependent upon our ability to provide a source of “floor plan” financing to our dealers.

We have entered into an agreement with a financial institution to provide floor plan financing to our dealers for their purchases of our motorcycles. When a dealer purchases Viper products using this financing arrangement, we receive payment for our motorcycles upon shipment to the dealer. If we are unable to maintain such floor plan financing for our dealers on acceptable terms, or if significant numbers of our dealers do not qualify for this financing, our dealers would have to pay cash or obtain other financing to purchase our motorcycles, which would result in considerably lower sales of our products and lack of timely and sufficient cash flow to support our business.

The terms of our floor plan financing agreement require us to repurchase any unsold product from dealers that default on their obligations to the finance company. Any material repurchase of motorcycle products by us due to defaults by one or more of our dealers would diminish our working capital and harm our business. We cannot assure you that the finance company will finance motorcycle purchases by our dealers, or that any other finance company would be willing to provide floor plan financing on reasonable terms.

We will be highly dependent upon our Viper distribution network of independent dealers.

We will depend upon our dealers to sell our products and promote our brand image, and our business will be harmed seriously if they are unable to sell Viper products effectively. We currently have agreements with 20 dealers. We must continue to recruit and expand our dealer base to increase our ability to generate revenues. We must also retain our existing dealers. If we do not timely engage new dealers or do not maintain relationships with our existing dealers, we will not achieve sufficient sales of our products to support our operations.

Under our existing dealer agreements, dealers are not required to exclusively sell our products and are generally not obligated to purchase any minimum quantity of products from us. In addition, our dealers may terminate their agreements anytime upon 60 days notice. We cannot assure you that our dealers will promote or sell Viper products effectively or that they will not terminate their agreement with us. The failure of dealers to generate sales of our products will impair our ability to generate revenue and may cause our business to fail.

We are also dependent upon our dealers to service our motorcycles. We cannot assure you that our dealers will provide quality repair service to purchasers of our products. The failure of dealers to provide quality repair service to purchasers of our products may lead to a negative perception of the quality and reliability of our products.

We could face significant challenges in obtaining market acceptance of our motorcycles and establishing our Viper brand, which would impair our ability to maintain our product pricing structure and to sell our motorcycles in sufficient quantities to achieve profitability.

Our success depends substantially on acceptance of our products and the Viper brand by motorcycle purchasers. Most potential customers are not familiar with, and have not seen or driven, our motorcycles. Acceptance of our products by customers will be dependent upon factors such as price, reliability, styling, performance, uniqueness and our ability to overcome strong loyalty to competing products among motorcycle enthusiasts. If our products do not achieve market acceptance, we will not be able to generate significant revenues or become profitable.

We may experience significant returns or warranty claims, which would damage our brand, increase our costs, and impair our ability to achieve profitability.

Currently, our motorcycles have been available for purchase by the general public only on a limited basis. As a result, we have no meaningful data regarding the performance or maintenance requirements of our products and no basis on which we can estimate warranty costs. If we are subject to significant warranty service requirements or product recalls, potential customers may determine that our motorcycles are unreliable and may choose not to purchase them. Further, significant warranty service requirements will result in increased costs to us as a result of the costs of repair or replacement of our product and the costs associated with researching and developing solutions to issues raised by warranty claims. Any significant warranty service requirements or product recalls would increase our costs materially and reduce the value of our brand significantly.

Our business model of selling Viper motorcycles at premium prices may not be successful, which could result in the failure of our business.

We intend to target sales of our motorcycles to a limited number of purchasers who are willing to pay a higher price for our products. The suggested retail prices of Viper motorcycles will be considerably higher than retail prices of most custom cruiser models in the heavyweight cruiser market segment. This significant price difference could deter potential customers from purchasing our products. If our higher prices deter sales significantly, our basic business model would not succeed and our business would likely fail.

We target sales of our products to a narrow market segment of our industry and therefore, our business is more vulnerable to changes in this market.

We anticipate generating our revenues for the foreseeable future primarily from sales of heavyweight cruiser motorcycles and, secondarily, from related motorcycle merchandise. The heavyweight cruiser market constitutes only one segment of the motorcycle industry. As a result of our focus on only one market segment of one industry, we are more vulnerable to changes in demand in the heavyweight cruiser motorcycle market than we would be if our business was more diversified.

We may be unable to satisfy dealer demand with our existing manufacturing capabilities, which would adversely affect our reputation among dealers and customers and our ability to generate revenues.

Although we have not completed development of a full-scale production process for our Diablo cruisers, we are currently soliciting dealer orders for our Diablo cruiser. We have been accepting orders for Diablo cruisers since June 2003 and, since such time, we have received cancelable orders to purchase approximately 50 cruisers. We began shipping limited quantities of Diablo cruisers in July 2004. If we are unable to satisfy dealer demand with our existing manufacturing capabilities, dealers may become frustrated with us and their inability to satisfy the demands of their customers. This may adversely affect our reputation among dealers and customers and may result in less active promotion of our motorcycles by dealers. Our failure to maintain a reputation in the dealer community as a timely, responsive manufacturer would adversely affect our ability to generate revenues.

Our exposure to product liability claims could harm us seriously, particularly if we are unable to obtain insurance coverage or if, once obtained, such coverage is inadequate.

Given the nature of motorcycle products, we expect that product liability claims will be brought against us relating to property damage or personal injury. If product liability claims become substantial, our brand and reputation would be damaged significantly. We may be required to pay substantial damage awards, including punitive damages, as a result of any successful property damage or personal injury claims.

Further, because we have not begun commercial scale production of our Diablo cruisers, we have not yet obtained product liability insurance. We may not be able to obtain coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. If we are able to obtain product liability insurance, we cannot assure you that such product liability insurance will continue to be available on commercially reasonable terms, or at all. A punitive damages claim, which is generally not covered by insurance, or a claim for uninsured liabilities or in excess of insured liabilities would have a material adverse effect on our business.

Our success will depend upon our ability to hire a Chief Financial Officer.

We are actively seeking a qualified candidate to fulfill the duties of Chief Financial Officer. Until we hire a Chief Financial Officer, John Lai is serving as our interim Chief Financial Officer. John Lai is also our director and Vice President, Corporate Development and Investor Relations. Currently, we do not have a principal financial officer or principal accounting officer with expertise in public-company finance or accounting. As a result, it may be difficult for us to produce financial statements that are timely and accurate. Further, lack of confidence in our financial management may deter investors from participating in this offering.

Our success will depend upon retaining and attracting skilled management and operations personnel, and our inability to do so could increase our costs, slow our growth or cause our business to fail.

We will need to recruit and maintain skilled key management, production and marketing personnel. Our success depends substantially upon the efforts of our current executive officers and other key employees, and the loss of the services of any of them could impair our growth materially. We may not be able to retain our current key employees or hire and retain additional executive, manufacturing and operations personnel. Our inability to do so could result in substantial manufacturing delays and also harm our marketing and other operations. We are actively seeking a candidate to fulfill the duties of Chief Financial Officer. Our failure to timely hire a qualified person to serve as Chief Financial Officer could harm our operations.

We do not have “key person” life insurance payable to us covering any of our key employees. We have entered into employment and non-compete agreements with key executive officers, but the existence of these agreements does not ensure their continued employment or that they will not compete with us in the future.

Recent and future changes in senior management may affect our ability to implement our business plans.

Over the last six months, our senior management has undergone significant change, including the resignation of our Chief Executive Officer and Chief Financial Officer and the appointment of our current Chief Executive Officer and the appointment of one of our existing executive officers as our Interim Chief Financial Officer. We expect an additional change in our senior management as we are actively seeking a candidate to fulfill the duties of Chief Financial Officer.

Our ability to implement our business strategy could be adversely affected if we experience unplanned senior management changes in the future, or if we are unable to successfully integrate our current and future senior management personnel into our organization.

We do not own any patents or registered trademarks or trade names. Protecting our proprietary technology and other intellectual property may be costly and ineffective, and if we are unable to protect our intellectual property, we may not be able to compete effectively in our market.

Our business success will depend materially on our ability to protect our trademarks and trade names, to preserve our trade secrets, and to avoid infringing the proprietary rights of third parties. In general, our proprietary rights will be protected only to the extent that protection is available and to the extent we have the financial and other resources to enforce any rights we hold.

We do not own any patents or registered trademarks or trade names. We have filed trademark applications with the United States Patent and Trademark Office (“USPTO”) for the marks “Viper Motorcycles” and the distinctive “VM” Viper design logo in connection with the sale of motorcycles and motorcycle products. We may apply for federal, state or foreign trademark registrations in the future, but we cannot assure you that any of our trademark applications will result in a registered and protectable trademark. We also cannot assure you that any other user of the “Viper” mark will not challenge our Viper brand. In addition, we are aware of other users of the “Diablo” mark or marks incorporating the word “Diablo” and we do not know if such users will challenge our use. If such a challenge emerges and is successful against us, we could be forced to discontinue using the Viper or Diablo name, which would cause serious harm to our business and brand image. Any registered or unregistered trademarks held or asserted by us may be canceled, infringed, circumvented or declared generic, or determined to be infringing on other marks owned by third parties.

We are aware that a company owns a trademark registration in the United Kingdom for “Viper” for “a range of motorcycle muffler exhaust products,” but we are not aware of these products being imported or sold in the United States. We do not anticipate selling our motorcycles in Europe for at least the next several years. To the extent our products are sold in the same foreign market as other companies using the name “Viper,” we will assess our rights and the rights of these other users. The use by others of the term “Viper” in foreign markets does not preclude or interfere with our use of the term “Viper” in the United States. Other companies own registrations for the mark “Viper” in the United States for goods as diverse as nonmotorized scooters, automobiles, tires for automobiles, and bicycles. Further, other parties have submitted trademark applications now pending or registered with the USPTO for the terms “Diablo” and “Diablo Motorcycles” for motorcycles and related structural parts and for “Diablo” for use with motorcycle tires, all terrain vehicles, go-carts and bicycles. Various other parties make unregistered use of the term “Diablo” or “El Diablo II” associated with custom-made choppers, and die-cast toys of these motorcycles, and motorcycle related clothing and helmets.

No person has objected to our use of the mark “Viper” as used on motorcycles, and our trademark application (though not yet approved for publication) has proceeded, despite registrations owned by others. We do not know if potential purchasers would be confused if our products and the “Viper” or “Diablo” products described above were to be sold in the same market. We do not know how the uses of the term “Viper” and “Diablo” by others will impact our current and future use of those terms or whether any other users of those terms will challenge our use. Dilution to the strength of our brand or brand confusion in our market would impair our ability to establish our brand, resulting in decreased market acceptance of our motorcycles and decreased sales of our motorcycles and related products. Further, challenges to our use of these marks may force us to discontinue using the Viper or Diablo name, which would cause serious harm to our business and brand image.

We also may apply for certain patents covering technological innovations relating to various motorcycle components, but we do not expect to obtain any significant patent protection. We intend to rely upon trade secrets, proprietary know-how and continuing technological innovation to become competitive in our market. We cannot assure you that others may not independently develop the same or similar technologies or otherwise obtain access to our technology and trade secrets. Our competitors, many of which have substantial resources and may make substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit or interfere with our ability to manufacture or market our motorcycles. Further, while we do not believe that any of our products or processes interfere with the rights of others, third parties may nonetheless assert patent infringement claims against us in the future.

Costly litigation might be necessary to protect our intellectual property or to determine the scope and validity of third-party proprietary rights. If an adverse outcome in litigation finds that we have infringed on proprietary rights of others, we may be required to pay substantial damages and may have to discontinue use of our products or re-design our products. Any claim of infringement may involve substantial expenditures and divert the time and effort of management.

Risks Related to Our Industry

We will face intense competition from existing motorcycle manufacturers that are already well established, have greater customer loyalty and have greater financial, manufacturing and marketing resources than us.

In the premium heavyweight motorcycle market, we primarily compete with Harley-Davidson, Inc., which dominates the industry. Other large competitors include The BMW Group, Polaris Industries Inc., Honda Motor Co., Inc. – Motorcycle Division, Moto Guzzi North America, Inc., Triumph Motorcycles, Kawasaki Motors Corp., U.S.A., Yamaha Corporation of America, American Suzuki Motor Corporation and Ducati Motor Holding S.p.a. We also face direct competition from a number of V-Twin custom cruiser manufacturers concentrating on the same market niche in which we are situated, including Big Dog Motorcycles, LLC, American IronHorse Motorcycle Co., Titan Motorcycle Company and Bourget’s Bike Works, Inc. Further competition exists from the many small companies throughout the country that build individual custom cruisers from non-branded parts and components. In addition, new companies may enter this market at any time. We cannot assure you that we will be able to compete successfully against current and future competitors. If we cannot compete effectively in our market, our ability to generate revenues and achieve profitability would be seriously impaired.

The introduction of new models of motorcycles by our competitors could materially reduce the demand for our products, which would impair our ability to generate revenues or achieve profitability.

Products offered by the motorcycle industry often change significantly and rapidly. Changes may arise because of product design and performance advancements, safety and environmental concerns, or attempts to satisfy the changing tastes of consumers. Our future success will depend on our ability to anticipate and respond to such changes.

In our industry, we will be expected to introduce new products or product improvements every year. If we cannot introduce acceptable new models and products annually or if our new models and products do not compete effectively with the new models and products of our competitors, our competitive position in our industry would be harmed. Even if some of our new products or new models are successful, we cannot assure you that we will be able to repeat this success with each new product or new model. If we cannot consistently generate acceptable new products or models, our competitive position will be harmed.

The purchase of recreational motorcycles is discretionary for consumers, and market demand is influenced by many factors beyond our control.

Our motorcycles are luxury consumer products that are discretionary purchases for consumers. Accordingly, market demand in our industry depends on a number of economic factors affecting discretionary consumer income, such as employment levels, interest rates, taxation rates, consumer confidence levels and general business conditions.

Adverse changes relating to one or more of these factors may restrict consumer spending and harm our growth and profitability. In addition, our motorcycles will compete with many other powersports and other recreational products for the discretionary spending of consumers. We cannot assure you that we will be able to compete successfully against other recreational products to capture consumer discretionary expenditures.

Our business is subject to seasonality that may cause our quarterly operating results to fluctuate materially and cause the market price of our common stock to decline.

Motorcycle sales in general are seasonal in nature since consumer demand is substantially lower during the colder season in North America. We may endure periods of reduced revenues and cash flows during off-season months and be required to lay off or terminate some of our employees from time to time. Building inventory during the off-season period could harm our financial results if anticipated sales are not realized. Further, if a significant number of our dealers are concentrated in locations with longer or more intense cold seasons, lack of consumer demand due to seasonal factors may impact us more adversely, further reducing revenues or resulting in reduced revenues over a longer period of time.

Compliance with environmental and safety regulations could increase our production costs, delay introduction of our products and substantially impair our ability to generate revenues and achieve profitability.

We must comply with numerous federal and state regulations governing environmental and safety factors with respect to motorcycles and their use. These various governmental regulations generally relate to air, water and noise pollution, as well as motorcycle safety matters. If we are unable to obtain the necessary certifications or authorizations required by government standards, or fail to maintain them, our business and future operations would be harmed seriously.

Use of motorcycles in the United States is subject to rigorous regulation by the Environmental Protection Agency (“EPA”), and by state pollution control agencies. Any failure by us to comply with applicable environmental requirements of the EPA or state agencies could subject us to administratively or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product recalls or suspension of production.

Motorcycles are subject to considerable safety standards and requirements under the provisions of the National Traffic and Motor Vehicle Safety Act and the rules promulgated under this Act by the National Highway Traffic Safety Administration (“NHTSA”). We could suffer recalls of our motorcycles if they fail to satisfy applicable safety standards administered by the NHTSA.

Our business and facilities also are subject to regulation under various federal, state and local regulations relating to manufacturing operations, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. Our failure to comply with any of these regulations in the operation of our business could subject us to administrative or legal action resulting in fines or other monetary penalties or require us to change or cease our business.

If we market and sell our Viper products in international markets, we will be subject to additional regulations relating to export requirements, environmental and safety matters, and marketing of our products and distributorships, and we will be subject to the effect of currency fluctuations, all of which could increase the cost of selling our products and substantially impair our ability to achieve profitability in foreign markets.

As a part of our marketing strategy, we intend, in the future, to market and sell our Viper products internationally. In addition to regulation by the U.S. government, our products will be subject to environmental and safety regulations in each country in which we market and sell our motorcycles. Regulations will vary from country to country and will vary from those of the United States. The difference in regulations under U.S. law and the laws of foreign countries may be significant and, in order to comply with the laws of these foreign countries, we may have to alter our manufacturing practices, product design or marketing efforts. Any changes in our business or products required in response to the laws of foreign countries will result in additional expense to us.

Additionally, we may be required to obtain certifications or approvals by foreign governments to market and sell our products in foreign countries. We would also be required to obtain approval from the U.S. government to export our products. If we are delayed in receiving, or are unable to obtain, import or export clearances, or if we are unable to comply with foreign regulatory requirements, we will be unable to execute our international marketing strategy for our products.

Further, many countries have laws governing marketing of motorcycles and related products and laws relating to relationships with, and termination of, distributors in those countries. These laws may make it more difficult for us to promote our product effectively and in a cost efficient manner. We cannot assure you that we will be able to successfully market and sell our products in foreign countries or that these efforts will result in additional revenue or that any revenue we do obtain from the sales of our products in foreign countries will not be offset by increased regulatory and compliance costs.

Any foreign operations or sales we generate will be subject to the effects of currency fluctuations to the extent payments to us or by us are not made in U.S. dollars. The translation from foreign currency to U.S. dollars could negatively impact our results of operations. We will also be affected by local economic conditions in the countries in which we sell our products and the difficulties associated with managing operations from long distances.

Risks Related to This Offering and Our Securities

We may be liable for possible prior violations of federal and state securities laws and assertion of claims by our shareholders could result in costly litigation, diversion of management and if successful, money damages against us.

In April 2004, we offered to rescind certain purchases of our securities to attempt to foreclose claims against us relating to possible violations of federal and state securities laws. Securities subject to the rescission offer were offered and sold in a manner that was intended to be exempt from federal and state registration. No registration statement was filed with either the Securities and Exchange Commission or any state securities agency to register the offer and sale of securities sold in these prior offerings. During the course of certain of the prior offerings, we may have failed to satisfy all of the requirements necessary to receive the foregoing exemptions from registration. Specifically, we may be deemed to have violated one or more of the following requirements for an exemption from registration: (a) that notices of sales of securities be filed relating to each of the prior offerings; (b) that investors be “accredited”; (c) the limitations on manner of offering; and (d) the information required to be furnished to prospective investors. Because we did not register any of these prior offerings and may not have fulfilled all of the requirements necessary to secure an exemption from registration, we may be deemed to have violated federal and state registration and disclosure requirements. The rescission offering covered 1,595,899 shares of common stock and securities convertible into, or exercisable for, an additional 433,500 shares of common stock representing a gross investment of $2,137,356 in us. Of the 1,595,899 shares covered by the rescission offer, 161,750 shares are beneficially owned by our current officers and directors. Our offer to rescind the purchases of our securities terminated in May 2004.

No shareholder accepted our offer to rescind its purchase of our securities and no shareholder has notified us that it intends to assert a federal or state securities law claim against us. We cannot quantify the potential continuing liability until termination of the related state and federal statutes of limitations. Actions for violation of the registration provisions of the federal securities laws must be brought within one year after the violation. In no event may such an action be brought more than three years after the securities were offered to the public. Actions for claims of false or misleading representations must be brought within one year after discovery of the misrepresentation or after discovery should have been made in the exercise of reasonable diligence. In no event may such actions be brought more than three years after the sale of the securities. The statute of limitations for claims of violations of state securities laws varies from two years to six years, depending upon the state in which the claim is brought. In addition, the legal effect of the rescission offering is uncertain. To the extent these securities laws claims are not barred and are brought against us by current or former holders of our securities, they could result in judgments for damages. If we are obligated to pay damages, our business, financial condition and results of operations could be harmed. Even if we are successful in defending these claims, their assertion could result in costly litigation and significant diversion of effort by management.

We will use a portion of the proceeds from this offering for the repayment of outstanding indebtedness, including the repayment of loans to certain of our current shareholders and a former executive officer.

We intend to use $1,971,351 of the proceeds of this offering for the repayment of indebtedness, including $1,558,851 to pay outstanding indebtedness to certain of our principal shareholders and our former Chief Financial Officer. As a result of the repayment of debt to our principal shareholders and our former Chief Financial Officer, we will have less funds from this offering to finance our operations.

The representative of the underwriters, Lane Capital Markets, has limited experience in conducting public equity offerings.

We have retained Lane Capital Markets to serve as the underwriters’ representative in our initial public offering. While John D. Lane, the Chairman and Chief Executive Officer of Lane Capital Markets, has an extensive investment banking background and experience, Lane Capital Markets, as an entity, has only underwritten one prior public equity offering. The inexperience of Lane Capital Markets may deter investors from investing, which could result in lower dispersion of the shares and warrants and a less active trading market than could be achieved if we engaged a more experienced underwriters’ representative. This may result in lower demand for the shares and warrants after the offering.

Lane Capital Markets has limited prior experience in selecting and evaluating companies for a public offering, pricing the securities to be offered to the public or distributing the securities to the public. The underwriters are required to make an independent investigation reasonably calculated to reveal all facts pertinent to a prudent investor regarding our company and the price of our securities. As a result, the analysis conducted by Lane Capital Markets with respect to our business and the price of our securities may prove to be incorrect.

We have agreed to appoint a designee of Lane Capital Markets to our board of directors following this offering and hire Lane Capital Markets as a consultant.

We have agreed to appoint a designee of Lane Capital Markets, the underwriters’ representative, to our board of directors concurrently with the closing of this offering. Henry G. Ciocca will initially be the representative’s director designee. For a period of three years following the closing of this offering, we have further agreed to nominate the representative’s director designee to stand for election to our board of directors at any meeting of our shareholders at which directors will be elected. As a member of our board, the representative’s director designee will receive the same compensation as other board members and we will indemnify such director against claims arising from his service as a director to the same extent as other members of the board. Through its designee, the representative will be involved in the governance of our company following the closing of this offering and for a three year period thereafter.

In addition, we have agreed to enter into a consulting agreement to retain the representative as a financial consultant for a period of three years at a fee of $108,000, payable in full, in advance. Under the consulting agreement, the representative will provide us with services related to corporate finance and other financial service matters as we may request, but the representative is not required to devote a specific amount of time to the performance of its duties thereunder. The terms of the consulting agreement with the representative may be different from terms we might otherwise obtain from an unrelated party for similar consulting services. Specifically, we believe that the provisions of the consulting agreement requiring advance payment of the consulting fee with no right on our part to a refund of the fee for any reason, including nonperformance or termination of the consulting agreement prior to the end of the three-year term, are different than provisions that we might obtain with unrelated parties.

You will suffer immediate and substantial dilution.

The initial public offering price per share is expected to be substantially higher than the net tangible book value per share immediately after the offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Assuming an offering price of $5.00 per share of common stock and $0.10 per warrant, you will incur immediate and substantial dilution of $4.15 per share of common stock, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at the assumed initial public offering price. If the options and warrants we previously granted are exercised, additional dilution will occur. As of the date of this prospectus, options to purchase 90,000 shares of common stock at a weighted-average exercise price of $2.08 were outstanding and warrants to purchase 283,635 shares of common stock at a weighted-average exercise price of $2.25 were outstanding.

If we default on notes issued to the selling shareholders, the ownership interest of our shareholders will be substantially diluted.

Under the terms of the Note Purchase Agreements dated May 26, 2004 and May 27, 2004, we issued two notes in an aggregate principal amount of $600,000 to the two selling shareholders. In the event of default on a selling shareholder’s note, such selling shareholder will have the option to convert its or his notes into a number of shares of our common stock equal to 9.9% of our outstanding common stock at the time of default divided by a fraction, the numerator of which is the remaining outstanding principal under such selling shareholder’s note and the denominator of which is $600,000. If we default on the notes issued to the selling shareholders and the selling shareholders exercise this conversion option, the ownership interest of our shareholders will be substantially diluted.

You may not be able to resell shares of our common stock or warrants at a favorable price or at a favorable time.

Prior to this offering, there has been no public market for our shares of common stock, our warrants or any other of our securities. An active trading market for our securities may not develop or be sustained following completion of this offering. Moreover, the initial public offering price of our common stock and warrants has been determined by negotiations between the underwriters’ representative and us. This price may not bear any relationship to the price at which our common stock or warrants will trade upon completion of this offering.

Low volume or lack of demand for these securities may make it more difficult for you to sell shares of common stock and warrants you acquire through this offering at a price or at a time you would believe to be favorable. We cannot assure you that you will be able to sell shares of our common stock or warrants at an attractive price relative to the initial public offering price for these securities in this offering, that you will be able to sell these securities at any particular price, or that you will be able to sell these securities at the time you wish.

If we do not meet the American Stock Exchange requirements for continued listing, our common stock and warrants may be delisted and our securities may then become illiquid.

Prior to this offering, there has been no public market for our securities. In connection with this offering, we have applied for listing of our securities on the American Stock Exchange (“AMEX”). AMEX requires that listed companies satisfy various requirements for continued listing of their securities, including requirements relating to, among other things, corporate governance, shareholder approvals and voting, minimum trading price and shareholders’ equity. If we fail to satisfy any of the requirements for continued listing of our securities on AMEX, our securities may be delisted from AMEX.

If our securities are delisted from AMEX, they will likely be quoted in the over-the-counter market in the “pink sheets” or the OTC Bulletin Board. Consequently, an investor would find it more difficult to trade our securities. In addition, if our common stock and warrants are delisted from AMEX, our common stock and warrants will be subject to the rules relating to “penny stocks.” These rules require brokers who sell securities subject to such rules to persons other than established customers and “institutional accredited investors” to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the securities. Application of the penny stock rules to our securities will adversely affect the market liquidity of our securities, which may adversely affect the ability of purchasers in this offering to resell our securities.

Our executive officers, directors and principal shareholders will continue to control us after this offering and they may make decisions with which you disagree.

After this offering, our current management and principal shareholders will beneficially own approximately 46.3% of the 6,016,483 shares of our common stock that will be outstanding immediately following this offering. As a result, such shareholders acting as a group will have the ability to influence or control transactions requiring shareholder approval, including the election or removal of members of the board of directors, mergers and other business combinations, and changes in control of our company. See “Security Ownership of Certain Beneficial Owners and Management.”

Future sales of our shares of common stock into the public market may depress our stock price.

In this offering, we will issue 1,800,000 shares of common stock and we will issue warrants to purchase an additional 1,800,000 shares of our common stock. Upon completion of this offering, we will have outstanding a total of 6,016,483 shares of common stock, or 6,286,483 shares if the underwriters exercise their over-allotment option in full. We have reserved up to another 2,340,000 shares of common stock for the future exercise of warrants and the Representative's Warrant related to this offering, and 373,635 shares of common stock for future exercise of currently outstanding options and warrants. Included in the 6,016,483 shares to be outstanding upon completion of this offering are 30,000 shares of our common stock to be issued upon effectiveness of this offering to Donald Shiff, one of our principal shareholders and 200,000 shares of our common stock to be issued upon the closing of this offering to Palmlund, Ltd., another of our principal shareholders. This prospectus also relates to the registration for resale of the 133,334 shares issued to the selling shareholders. In addition, we also have reserved 495,000 shares for issuance of awards under our 2004 Stock Plan and we intend to file a registration statement on Form S-8 to register these 495,000 shares of common stock issuable under our 2004 Stock Plan.

The representative has requested that our directors, executive officers and principal shareholders enter into lock-up agreements in connection with this offering relating to a total of 2,364,583 shares of our common stock held by them. The lock-up agreements relating to 1,339,333 shares of our common stock provide that our directors, executive officers and principal shareholders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any options or warrants or related underlying shares owned by them for a period of at least one and up to four years after the effective date of this offering, unless the lock-up is released in writing by the representative. During the last three years of this lock-up period, the lock-up will terminate automatically if our common stock trades in the public market above 200% of the common stock offering price for a period of 20 consecutive trading days, subject to adjustment. Further, the representative has agreed that the 43,500 shares of our common stock beneficially owned by James D. Kramer, the Chairman of our board of directors will be released from the restrictions of the lock-up agreement described above if Mr. Kramer is not nominated to serve as a director. Further, a total of 1,025,250 shares held by U.S. Bank National Association, as a trustee for two irrevocable trusts, are subject to lock-up agreements that provide that the trustee will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of the shares of our common stock controlled by it for a period of three years.

Further, the Note Purchase Agreements entered into by the selling shareholders contain lock-up provisions which provide that the selling shareholders will not sell or otherwise transfer, without the prior written consent of the representative, determined in its discretion, any of our securities held by them, including the 133,334 shares being offered by the selling shareholders in this prospectus, for 180 days following the effective date of a registration statement covering any of our securities. The selling shareholder lock-up restrictions only apply to our first registration statement to become effective which includes securities to be sold on behalf of us to the public in an underwritten public offering. The lock-up restrictions may be reduced at any time prior to their expiration by the representative, in its discretion.

All shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as defined in the Securities Act, may generally only be sold in compliance with Rule 144 of the Securities Act. Provided necessary registrations are current, shares of common stock issued upon exercise of the warrants sold in this offering also will be freely tradable. Further, the 3,986,483 shares of common stock outstanding prior to this offering will be freely tradable when all conditions of Rule 144 are satisfied, including the one-year holding period and the requirement of current public information, and upon the expiration of any applicable lock-up period. Further, after the lock-up restrictions expire with respect to the 1,025,250 shares of our common stock controlled by it, U.S. Bank National Association is obligated as trustee to conduct an orderly liquidation of all shares of our common stock controlled by it as quickly as reasonably practicable, subject to any restrictions imposed by applicable law, and the trustee may not purchase any of our securities.

In addition, upon exercise of outstanding options and warrants, the number of shares outstanding of our common stock could increase substantially. This increase, in turn, could dilute future earnings per share, if any, and could depress the market value of our common stock. Dilution and potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock may negatively affect both the trading price of our common stock and the liquidity of our common stock.

If the conditions for redemption are met, our redemption of the warrants sold in this offering may adversely affect holders of the warrants.

The warrants sold in this offering are subject to redemption at any time by us at $0.01 per warrant if the closing sale price of our common stock exceeds $10.00 per share (subject to adjustment) for 20 consecutive trading days. We must provide written notice of the redemption at least 20 days in advance of the date fixed for redemption. In addition, a current prospectus covering the shares of common stock issuable upon exercise of the warrants must be effective under the Securities Act. If the warrants are redeemed, warrant holders will lose their right to exercise their warrants after the date fixed for redemption. Redemption of warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then-market price or to accept the redemption price of $0.01 per warrant, which likely would be substantially less than the market value of the warrants at the time of redemption.

A current prospectus and state registration or an exemption from registration will be required to transfer the common stock acquired upon exercise of the warrants sold in this offering.

Purchasers of warrants in this offering will be able to exercise the warrants, but will only be able to transfer the shares of common stock that are issuable upon exercise of the warrants if a current prospectus relating to the shares of common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the warrants reside. Although we will use our best efforts to maintain a current prospectus in effect and effect the registration of such securities under the securities laws of the states in which we initially qualify our securities for sale in this offering, there can be no assurance that we will be able to do so.

Provisions in our Articles of Incorporation, Bylaws and provisions of Minnesota law may deter a change of control of us and may have a possible negative effect on our stock price.

The provisions of our Articles of Incorporation and Bylaws regarding the business properly brought before shareholders and authorizing 10,000,000 shares of undesignated stock and provisions of Minnesota law relating to business combinations and control share acquisitions may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. Additionally, our 2004 Stock Plan contains provisions that allow for the acceleration of vesting or issuance of awards granted under the plans in the event of specified events that result in a “change in control.” These provisions may discourage a change in control or acquisition of us, even if a change in control or an acquisition would be beneficial to our shareholders. This may have a negative effect on the price of our common stock.

The price of our securities may be volatile and a shareholder’s investment could decline in value.

The price of our common stock and warrants may fluctuate significantly, making it difficult for an investor to resell our securities at an attractive price. The market prices for securities of emerging companies have historically been highly volatile. Future events concerning us or our competitors could cause such volatility, including:

•	changes in consumer preferences;
•	technological innovations or new commercial products by us or our competitors;
•	actual or anticipated variations in our operating results;
•	changes in government regulation and regulation of the securities markets;
•	government investigation of us or our products;
•	changes in government regulation of our products;
•	developments concerning proprietary rights;
•	increases in gasoline prices;
•	investor perception of us and our industry;
•	general economic and market conditions;
•	national or global political events; or
•	public confidence in the securities markets.

In addition, the stock market is subject to price and volume fluctuations that affect the market prices of securities of companies in general, and small-capitalization companies, like us, in particular. These fluctuations are often unrelated to the operating performance of these companies. Additionally, any failure by us to meet or exceed estimates of financial analysts is likely to cause a decline in the price of our securities.

Securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. Any such class action brought against us would likely be very costly to us and divert management’s attention and resources that could otherwise be directed to benefit the future performance of our business.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities. The failure of our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development our motorcycles.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and “Business,” contains forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	general economic and business conditions;
•	changes in governmental laws and regulations relating to our industry;
•	competition in our industry; or
•	the other risks described under “Risk Factors” in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus, including the risks, uncertainties and other factors described in “Risk Factors.” We are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds to us from the sale of 1,800,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock offered by us at an assumed initial public offering of $5.00 per share of common stock and $0.10 per warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be $7,378,400. We intend to use the net proceeds of this offering as follows:

•	repayment of notes in the aggregate principal amount of $600,000 issued pursuant to Note Purchase Agreements dated May 26, 2004 and May 27, 2004 (the “May Notes”) to RFJM Partners, LLC and David Palmlund, III, respectively, the selling shareholders. The May Notes are due upon the earlier of the closing of an initial public offering, one year from the date of issuance of certain financings, an event of default or certain extraordinary corporate transactions. The May Notes bear interest at a rate of 10% per annum, payable upon maturity of the May Notes. We are using the proceeds from the May Notes for working capital.

•	repayment of $100,000 in outstanding principal on our Series A 16% Convertible Secured Notes (the “Series A Notes”) issued in January 2004 to two investors. The principal amount of the Series A Notes may be converted into shares of our common stock at a rate of one share per $2.50 of principal during the 150 days following the effective date of an initial public offering by us. The Series A Notes mature 18 months from the date of their respective issuance, unless earlier converted into our common stock. Effective April 1, 2004, the interest rate applicable to the Series A Notes increased from 16% to 18% and effective May 1, 2004, the 18% rate became retroactive from the respective dates of issuance of the Series A Notes. We used the proceeds from the Series A Notes for development, purchase of inventory components and working capital.

•	repayment of $500,000 in outstanding principal on our Series B 18% Bridge Note (the “Series B Note”) issued in February 2004 to Palmlund, Ltd. David W. Palmlund, III, the beneficial owner of 11.4% of our common stock, has voting and investment control over the securities held by Palmlund, Ltd. All amounts under the Series B Note must be repaid upon the earlier of (i) within 21 days of the effective date of an initial public offering by us or (ii) six months from the date of issuance of the Series B Note. Amounts under the Series B Note accrue interest at a rate of 18% per annum. We used the proceeds from the Series B Note for the purchase of production inventory components and raw materials and production personnel payroll.
•	repayment of $293,693 pursuant to a promissory note issued in December 2003 to Racing Partners Management, Inc., our consultant and one of our principal shareholders, and $17,500 of debt we originally owed to Donald Shiff that was assigned to Racing Partners Management, Inc. in August 2004. The promissory note in the principal amount of $276,193 bears interest at a rate of 8% per annum and matures on the earlier of January 31, 2005 or completion of an initial public offering. We used the proceeds from the promissory note for working capital.
•	repayment of $200,000 in outstanding principal on our Series D Note issued on June 3, 2004 to David Palmlund, III. All amounts under the Series D Note are due upon the earlier of (a) within 20 days of the effective date of an initial public offering of our securities or (b) one year from the date of issuance. Amounts under the Series D Note accrue interest at a rate of 18% per year from the date we received the funds. We used the proceeds from the Series D Note for working capital.
•	repayment of $200,000 in outstanding principal on our Series E Bridge Note (the “Series E Note”) issued in August 2004 to David Palmlund, III. All amounts under the Series E Note are due on the earlier of (a) the date that is 20 days after the effective date of an initial public offering of our securities or (b) six months after the date of issuance. Amounts under the Series E Notes do not accrue interest, but we are obligated to pay a loan fee of $10,000 on November 15, 2004 if the amounts outstanding under the Series E Note are not repaid by such date. We used the proceeds from the Series E Note for working capital.

•	repayment of $40,158 pursuant to a promissory note in the aggregate principal amount of $132,658 originally issued in February 2004 to Donald Shiff, one of our principal shareholders. The promissory note bears interest at a rate of 8% per annum and matures upon the earlier of December 31, 2004 or the completion of an initial public offering. In August 2004, Mr. Shiff assigned $17,500 of this indebtedness to Racing Partners Management, Inc. If we complete an initial public offering prior to December 31, 2004, $75,000 of the principal amount under this note will automatically convert into shares of our common stock at a rate of one share per $2.50 of principal. We used the proceeds from the promissory note for working capital purposes.

•	repayment of $25,000 pursuant to a promissory note issued in December 2003 to Garry N. Lowenthal, our former Chief Financial Officer. The promissory note bears interest at a rate of 8% per annum and matures upon the effectiveness of an initial public offering. We used the proceeds from the promissory note for working capital.
•	repayment of $12,500 pursuant to a promissory note issued in December 2003 to Jeffrey R. Wright, a consultant we engaged to assist in our National Football League marketing efforts. The promissory note bears interest at a rate of 5% per annum and the promissory note matured on January 31, 2003. We used the proceeds from this promissory note for working capital.
•	payment to Melling Consultancy Design of $157,500 pursuant to a purchase and development agreement dated February 2004, as amended in July 2004.
•	purchase of production capital equipment in the approximate amount of $265,000.
•	design and development for new products and existing products in the approximate amount of $750,000.
•	sales and marketing and distribution network development in the approximate amount of $375,000.
•	purchase of inventory in the approximate amount of $775,000.

•	the balance of $3,084,549 will be available for working capital and general corporate purposes, including the payment of approximately $141,917 in delinquent withholding and payroll taxes and related additional accruing penalties, payment of $108,000 to the underwriters’ representative upon the closing of this offering under a three-year consulting agreement for services after the closing and the possible acquisition of products, intellectual property rights, assets or businesses that are complementary to our own. Currently, we have no specific plans or commitments with respect to any acquisition. We cannot assure you that we will complete any acquisition or that, if completed, any acquisition will be successful.

If the underwriters exercise their over-allotment option for 270,000 shares of common stock and warrants to purchase 270,000 shares of common stock in full, we expect our net proceeds to be $8,170,200, and the resulting increase in net proceeds of $1,211,760 will be available for additional working capital. We will retain broad discretion in the allocation and use of the balance of the net proceeds as working capital.

The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including the development of our overall business as currently anticipated. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above categories or even use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, we may undertake programs or activities that will require considerable additional expenditures, or unforeseen material expenses may occur.

Pending the application of the net proceeds, we intend to invest them in short-term, investment-grade, interest-bearing securities. We will not receive any proceeds from the sale of common stock offered by the selling shareholders.

DIVIDEND POLICY

We have not declared or paid any cash or stock dividends on our common stock since our inception. We presently intend to reinvest earnings, if any, to fund the development and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will generally depend upon our earnings, capital requirements, financial position and general economic conditions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004:

•	on an actual basis;

•	as adjusted to give effect to: (a) the receipt of net proceeds from the sale of 1,800,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock of $7,378,400, which represents net proceeds after deducting underwriting discounts and commissions and estimated offering expenses of $1,801,600; (b) the issuance of 230,000 shares of our common stock upon conversion of $575,000 of debt; and (c) the use of the net proceeds from this offering for the immediate repayment of $1,971,351 of indebtedness.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” “Description of Securities” and our financial statements and related notes appearing elsewhere in this prospectus.

	September 30, 2004

	Actual
	(unaudited)	As Adjusted

Long-term debt	$ —	$ —

Capital lease; less current portion	52,497	52,497

Shareholders’ equity (deficit):
Undesignated stock; 10,000,000 shares authorized	—	—
Common stock, no par value; 50,000,000 shares authorized; 3,986,483 shares issued and outstanding (actual); 6,016,483 shares issued and outstanding (as adjusted)	5,988,679	13,942,079
Unearned compensation	(1,333,334)	(1,333,334)
Accumulated deficit	(6,925,284)	(7,317,917)

Total shareholders’ equity (deficit)	(2,269,939)	5,290,828

Total capitalization	$(2,217,442)	$ 5,343,325

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price.

The historical net tangible book value as of September 30, 2004 was a deficit of $2,269,939 or $0.57 per share. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2004.

As adjusted to give effect to: (a) the receipt of net proceeds from the sale of 1,800,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock of $7,378,400, which represents net proceeds after deducting underwriting discounts and commissions and estimated offering expenses of $1,801,600; (b) the issuance of 230,000 shares of our common stock upon conversion of $575,000 of debt; and (c) the use of the net proceeds from this offering for the immediate repayment of $1,971,351 of indebtedness, our as adjusted net tangible book value would have been $5,290,828, or $0.85 per share. This represents an immediate increase of $1.42 per share to existing shareholders and an immediate and substantial dilution of $4.18 per share, or approximately 83%, to new investors purchasing our securities in this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price	$5.00

Net tangible book value (deficit) as of September 30, 2004	(0.57)
Increase attributable to new investors	1.42

Net tangible book value after this offering	0.85

Dilution in net tangible book value to new investors	$4.15

The following table sets forth as of September 30, 2004, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and by new investors in this offering, before deducting underwriting discounts and offering expenses payable by us, assuming a purchase price in this offering of $5.00 per share of common stock and $0.10 per warrant.

			Total
	Shares		Consideration(1)		Average
					Consideration
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	3,986,483	69%	$ 5,702,595	39%	$1.43
New investors	1,800,000	31%	9,000,000	61%	5.00

Total	5,786,483	100%	$14,702,595	100%	$2.54

(1)	The amount of total consideration relating to existing shareholders includes $2,109,595 in cash consideration and consideration for services, property and equipment, and accounts payable valued by us in the amount of $3,593,000.

The above discussion and tables assume no exercise of outstanding stock options and warrants, the Representative’s Warrant, the warrants underlying the Representative’s Warrant and the underwriters’ over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

The following discussion and analysis should be read and considered together with the financial statements and related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in the forward-looking statements in this discussion as a result of various factors including those set forth in the section “Risk Factors” or in other parts of this prospectus.

Overview

We incorporated in Minnesota in November 2002 when we completed the initial running prototype of our motorcycle. During most of 2003, our business operations consisted primarily of the following activities:

•	additional development of our initial running prototype;
•	manufacturing and testing additional pre-production prototypes;
•	establishing our initial Viper distribution network of qualified independent dealers;
•	conducting promotional and public relations activities to create and maintain awareness of our Viper brand of motorcycles and anticipated related products;
•	identifying and securing vendors and subcontractors to timely supply us with the parts and components needed for our commercial motorcycle production; and
•	leasing our office and production facilities in suburban Minneapolis, Minnesota.

We completed an initial limited commercial production run of our first motorcycle, the Diablo cruiser, in late 2003. This limited production consisted of ten Diablo cruisers, of which two were sold to a dealer in October 2003 and the other eight are being held by us for dealer recruitment, promotional and tradeshow appearances, and investment demonstrations.

In 2004, we have devoted our efforts primarily toward preparing to commence full-scale commercial production of the Diablo cruiser, including coordinating parts and components supply with our vendors. We also have expended considerable financial and personnel resources toward efforts intended to raise financing for our business.

Our goal is to become a developer and manufacturer on a commercial scale of premium V-Twin heavyweight motorcycles and ancillary motorcycle products, initially for sale in the United States. In order to accomplish our business objectives, we plan to commercialize the Diablo and produce additional Viper models, develop sales and marketing, expand our distribution network, design and produce components to manufacture our motorcycles and sell ancillary Viper products. As part of our research and development efforts, in order to expand our product line, we are currently designing and developing a chopper-style V-twin cruiser.

Plan of Operations

From the date of our inception through September 30, 2004, we have generated revenue from motorcycle sales of $360,211 and we have incurred operating expenses of $6,665,081, which consisted of:

•	Research and development expenses of approximately $1,416,905; and
•	Selling, general and administrative costs of approximately $5,248,176, including professional fees and our general corporate expenditures.

Research and development expenses consist primarily of salaries and other compensation for development and engineering personnel, contract engineering costs for outsourced design or development, equipment and material costs relating to all design and prototype development activities and any costs regarding regulatory compliance or certifications. All of our research and development costs are expensed as incurred.

Selling, general and administrative expenses consist primarily of salaries and other compensation for our executive, accounting, marketing and administrative and sales support personnel, costs of advertising and promotional activities such as trade shows and motorcycle rallies, publication of sales brochures and other marketing materials, distribution network expenses including recruitment of dealers and costs of website development and public relations efforts. These expenses also include consulting and professional fees, and administrative overhead expenses. We have not yet paid certain withholding and payroll taxes for 2003. As a result, we have incurred approximately $141,917 in delinquent withholding and payroll taxes and related additional accruing penalties which we intend to pay with a portion of the proceeds of this offering. Until paid, these taxes will continue to accrue penalties.

We expect the proceeds from the offering to be sufficient to meet our cash flow needs for the next twelve months. From July 2004 when we sold our first motorcycle through September 30, 2004, we have shipped and recognized revenue on the sale of thirteen motorcycles. To meet our anticipated manufacturing needs, we have determined that we will need 13 employees and 17 employees engaged in assembly production, as of the end of 2004 and 2005, respectively. This represents an increase of five and nine employees in 2004 and 2005, respectively, from the number of our employees engaged in production as of December 6, 2004. We expect that our manufacturing and production expenses will be proportionate to the number of motorcycles we manufacture against dealer orders.

Research and development expenses for the 12 months following the completion of this offering are estimated at $750,000, which is consistent with past research and development spending. As of September 30, 2004, we had 16 employees, of which four were engaged in research and development. We do not anticipate any increase in the number of employees in research and development during the 12 months following the completion of this offering.

We are currently searching for a new Chief Financial Officer and, assuming a suitable candidate is found, will fill this position as soon as possible. We currently have two employees in selling and marketing and our plan of operations calls for one additional sales employee and one additional marketing support employee for 2005. Additionally, we expect to use $375,000 from this offering for selling and marketing efforts for the 12 months following the completion of this offering. We also anticipate hiring one additional person in a general and administrative capacity in 2005. We anticipate that in the 12 months following the completion of this offering, we will increase our total number of employees by approximately 63%. As of December 31, 2004, we anticipate that we will have a total of 26 employees and anticipate having a total of 32 employees by December 31, 2005. In 2004, this headcount increase will add approximately $253,500 of additional labor costs as compared to the prior year.

We do not expect any significant purchase or sale of any manufacturing plants or equipment in 2004 or 2005. Of the proceeds from this offering, we expect to utilize $265,000 for additional production equipment.

We are a development stage company and, accordingly, our operations are subject to all of the risks inherent in the creation of a new business enterprise, including the ultimate risk that we may never commence full-scale operations and that we may never become profitable. We do not anticipate shipments of significant volume of our product to our dealers until after February 2005. Our historic spending levels are not indicative of future spending levels since we are entering a period requiring increased spending for commercial operations including inventory purchases, marketing and dealer network expenses, and other general operating expenses. We also anticipate hiring additional production personnel. Accordingly, we believe our expenses and losses will increase materially until we succeed in generating significant product sales, which may never happen.

Anticipated Source of Revenues

Any revenues we generate initially will be from the sale of our Diablo cruiser. Our additional anticipated sources of revenue include our chopper-style cruiser, currently under development, our anticipated line of custom parts and accessories for the motorcycle aftermarket, Viper apparel and other Viper brand merchandise. Because our chopper-style cruiser is currently in design, we do not anticipate any revenue from our chopper-style cruiser until 2005.

Initially, our revenue stream will be most significantly affected by customer demand for our Diablo cruisers, our ability to timely manufacture our Diablo cruisers in response to dealer orders, recruitment and retention of dealers who actively promote and sell our Diablo cruisers, and our dealers’ acceptance of the terms of our floor plan financing and their perception of the value of this financing plan. Since June 2003, we have received orders for approximately 50

Diablo cruisers from our dealers. Although these orders are cancelable by our dealers, we began making initial shipments against these orders in July 2004.

Dealer Floor Plan Financing

In May 2003, we entered into a vendor agreement with GE Commercial Distribution Finance Corporation (“CDF”) to establish a financing plan for our dealers. The vendor agreement was supplemented by a letter agreement that outlined certain additional financing terms available to our dealers and applicable to the vendor agreement.

Under the vendor agreement, we will submit an invoice to CDF describing any merchandise we ship to a dealer if the dealer requests that CDF finance the purchase of such merchandise. Within 15 days of submission of the invoice and, provided that CDF accepts the obligation to finance the merchandise, CDF will pay us between 97.6% to 100% of the amount invoiced, depending upon the type of financing for which the dealer qualifies.

We anticipate that Viper dealers will purchase most of their Viper products with the assistance of the financing provided by our floor plan facility. CDF is only obligated to finance the merchandise it has accepted to finance. Our dealers must each qualify independently with CDF to obtain floor plan financing of any of our products purchased by them.

If for any reason CDF, in its sole discretion, deems it necessary to repossess from a dealer any merchandise it finances through the floor plan facility, we would be obligated to repurchase our merchandise from CDF at the greater of the unpaid balance (including finance charges) on such merchandise or our original invoice price, regardless of the condition of such merchandise. CDF may require us to repurchase the merchandise it repossesses from any dealer, even if the dealer received the merchandise from a third party and not directly from us, on the same terms. We would also be obligated to pay all costs and expenses of CDF incurred in connection with the repossession of the merchandise. Our floor plan financing facility may be terminated at any time by either party upon 30 days written notice. However, CDF may terminate the vendor agreement upon an event of default by us.

Our ability to generate revenues will be affected by our ability to select and retain dealers who also meet CDF’s criteria for eligibility for floor plan financing and our ability to maintain this floor plan financing with CDF to encourage sales of Viper products among our dealers. See “Business – Dealer Floor Plan Financing.”

Seasonality and Quarterly Results

The domestic motorcycle industry and our business are affected materially by a pattern of seasonality common to the industry and causing lower sales during the winter months in colder regions of the country. We anticipate that our sales will be greater during spring, summer and early fall months than during colder seasonal periods. Accordingly, we anticipate that our revenue and operating results could vary materially from quarter to quarter due to these industry seasonality patterns.

Liquidity and Capital Resources

General

In order to meet our need for capital to purchase inventory supplies and support commercial production operations, we are attempting to raise net proceeds of $7,378,400 in this offering. We believe the net proceeds from this offering will be sufficient to fund our intended operations for the 12 months following completion of this offering. Beyond the 12 months following completion of this offering, we likely will require additional funds for our working capital needs. We may obtain such funds from debt or equity financings or a combination of these sources. We may also implement plans to decrease our expenses.

As of December 6, 2004, we have the following debts due and owing: $500,000 to Palmlund Ltd. under its 18% Series B Note, $157,500 to Melling Consultancy Design under a purchase and development agreement, $20,625 to John Fiebelkorn, our former Chief Executive Officer, as compensation, and approximately $141,917 in delinquent withholding and payroll taxes and related additional accruing penalties. We have no credit facility or other committed source of capital to fund our operations. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. We cannot assure you that additional debt or equity financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay or reduce the scope of our development programs or reduce our commercialization efforts. Any future funding may dilute the ownership of our equity investors.

The report by our independent registered public accounting firm for our financial statements as of and for the year ended December 31, 2003 states that there is substantial doubt about the ability of our business to continue as a going concern. If we are not successful in raising funds in this offering and do not thereafter generate sufficient revenue from the sale of our motorcycles, we may not be able to fund our operations and our business would cease. Accordingly, our ability to continue our business as a going concern is in question.

Since our inception, we have funded our operations through the sale of our equity and debt securities in private placements and through loans from our shareholders, consultants and others as follows:

Private Placements of Common Stock and Convertible Debt Securities

Security Issued in Private Placement	Date of Issuance	Gross Proceeds

Common Stock	November 2002 to March 2003	$480,000
Common Stock	June 2003 to December 2003	$914,799
Series A 16% Convertible Secured Notes	December 2003 to April 2004	$600,000
Promissory Note to Donald Shiff	February 2004	$132,658
Common Stock	January 2004 to May 2004	$245,000
May 2004 Notes	June 2004	$600,000

Loans

Lender	Maturity Date	Interest Rate	Principal Amount

Garry Lowenthal	Upon the effective date	8% per annum	$ 25,000
	of an initial public offering
Jeffrey R. Wright	January 31, 2004	5% per annum	$ 25,000(2)
Racing Partners Management, Inc.	Earlier of January 31, 2005	8% per annum	$276,193
	or completion of an initial
	public offering

Palmlund, Ltd.	Earlier of August 20, 2004	18% per annum	$500,000(3)
	or on the effective date of
	an initial public offering
David W. Palmlund, III	Earlier of June 3, 2005	18% per annum	$200,000
	or 20 days after the effective
	date of an initial public offering
David W. Palmlund, III	Earlier of 20 days after the	None(4)	$200,000
	effective date of an initial public
	offering or February 2, 2004

(1)	The promissory note issued to Mr. Shiff has an interest rate of 8% per annum. In the event we complete an initial public offering prior to December 31, 2004, $75,000 of the principal amount of this note will automatically convert into 30,000 shares of our common stock. In August 2004, Mr. Shiff assigned $17,500 of this debt to Racing Partners Management, Inc. As of December 6, 2004, $115,158 remains outstanding.

(2)	As of December 6, 2004, $12,500 remains outstanding.

(3)	On December 1, 2004, Palmlund, Ltd. agreed to convert $500,000 in principal amount into shares of our common stock pursuant to the terms of the note evidencing the debt, effective as of the closing date this initial public offering.

(4)	Loan fees of $10,000 were paid on each of August 15, 2004 and October 1, 2004. A loan fee of $10,000 is due on November 15, 2004 if amounts outstanding on this loan are not repaid by such date.

Off-Balance Sheet Arrangements

In connection with obtaining our floor plan financing, we obtained a $100,000 letter of credit from Compass Bank of Dallas, Texas that names CDF as beneficiary. CDF has the right to draw upon the letter of credit if we default upon our obligations under the vendor agreement or if we fail to establish a substitute irrevocable letter of credit 60 days prior to the expiration of the letter of credit on February 13, 2005. Concurrently with the letter of credit, we entered into a letter of credit guarantee in February 2004 with David Palmlund, III, pursuant to which Mr. Palmlund will guarantee all amounts owed under the letter of credit until February 13, 2005. We have agreed to make payments to Mr. Palmlund of $1,500 per month for each month of the term of his guarantee, which represents an interest rate of 18% per year on the full letter of credit amount. We have further agreed to pay any amounts drawn on the letter of credit within 60 days of the draw.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management must make decisions which impact the reported amounts and the related disclosures. Such decisions include selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, management makes determinations based on its understanding and analysis of the relevant circumstances. Reported results may differ materially from these estimates if different assumptions or conditions were to be made. Our most critical accounting estimates include valuation of inventory, which impacts gross margin; valuation of stock based compensation, which impacts operating expenses; and recognition and measurement of current and deferred income tax assets and liabilities, which impact our tax provision. These critical accounting estimates and other critical accounting policies are discussed further below.

Valuation of Inventory. We review inventory to determine that items deemed obsolete or discontinued are appropriately reserved. In making the determination, we consider the quantity of inventory at the balance sheet date assessed against the future usage rates of the inventory. In addition, inventories are evaluated for potential obsolescence due to the effect of known and anticipated engineering change orders and new products. Changes in factors such as design modifications, customer demand, competitor product introductions and other matters could affect the level of obsolete, discontinued and excess inventory in the future and have a material adverse effect on our business, financial condition and results of operations.

Stock Based Compensation. As part of the compensation programs offered to our employees, directors, and consultants, we have granted securities from time to time for services performed. We have elected to follow Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related interpretations in accounting for our employee stock options. Under APB 25, when the exercise price of employee stock options is equal to the estimated market price of the stock on the date of grant, no compensation expense is recorded. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” with respect to employee stock options.

We account for equity instruments issued for services and goods to non-employees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Then Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are shares of our common stock or warrants to purchase shares of our common stock. These shares or warrants generally are fully-vested, nonforfeitable, and exercisable at the date of grant and require no future performance commitment by the recipient. We expense the fair market value of these securities over the period in which the related services are received.

The determination of the fair market value of our stock at time of issuance requires significant estimates. In order to determine the fair market value, we considered the following factors: stage of product development of motorcycles, our financial condition, sales of securities to unrelated third parties, pricing of future and anticipated rounds of financing and other relevant factors.

Accounting for Income Taxes. The preparation of our financial statements requires us to estimate our actual current tax exposure together with our temporary differences resulting from differing treatment of tax items for tax and accounting. These temporary differences result in the recognition of deferred tax assets and liabilities, which are included within our balance sheet. Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for

Income Taxes,” requires the establishment of a valuation allowance to reflect the likelihood of the realization of deferred tax assets. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We evaluate the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. We have recorded a valuation allowance for the full amount of our deferred tax assets due to uncertainties surrounding our ability to utilize some or all of our deferred tax assets, primarily consisting of certain net operating losses, as well as other temporary differences between book and tax accounting. If the realization of deferred tax assets in the future is considered more likely than not, an adjustment to the deferred tax assets would increase net income in the period such determination is made. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially affect our financial position and results of operations.

BUSINESS

We are a motorcycle company engaged in designing, developing, producing and commercializing premium heavyweight custom V-Twin motorcycles popularly known as “cruisers.” We completed development of our initial Diablo cruiser in October 2003. We have ordered raw materials, parts and components from our vendors in order to commence ongoing production of Diablo cruisers. We have been accepting orders for Diablo cruisers since June 2003 and, since that time, we have received cancelable orders to purchase approximately 50 cruisers. We began shipping limited quantities of Diablo cruisers in July 2004. We intend to develop and commercialize additional heavyweight motorcycles, and have completed substantial development of a chopper-style cruiser. We expect to target sales of our motorcycles to the upscale or luxury market of our industry and expect that the retail prices of our motorcycles will be approximately $20,000 to $30,000. We will distribute and sell our motorcycles under the Viper brand through an independent dealer network currently consisting of 20 dealers.

Our Market

Motorcycles are often characterized in their industry by weight, primarily based on engine displacement size. Our cruisers fall within the heavyweight motorcycle category, which includes models with engine displacements of at least 65lcc (cubic centimeters). There are generally four types of heavyweight motorcycles:

•	standard, which emphasize simplicity and low cost;
•	performance, which emphasize handling and speed;
•	touring, which emphasize rider comfort and amenities for long-distance travel; and
•	cruisers, which are designed to facilitate customization by owners.

According to press releases issued in March 2003 and February 2004 by the Motorcycle Industry Council, motorcycle sales have increased each year from 1992 through 2003. New unit sales of motorcycles surpassed $7.5 billion in 2002, with cruisers constituting approximately 56% of sales of on-highway motorcycles and approximately 35% of total motorcycle sales.

We will target sales of our Diablo cruiser to the upscale or luxury market of the heavyweight V-Twin cruiser segment of our industry. Future models that we market and sell will also compete in this market. Our Diablo cruiser will have a retail price of approximately $30,000. We expect the retail prices of our other cruiser motorcycles to be in a range of $20,000 to $30,000. We believe that affluent customers in this premium market seek motorcycle models having a product and lifestyle appeal associated with the classic heavyweight cruiser motorcycle tradition. Our motorcycles are designed and developed to attract wealthy motorcycle enthusiasts willing to pay a higher price for enhanced performance, innovative styling and a distinctive brand.

Our Strategy

Our goal is to become a developer and manufacturer on a commercial scale of premium V-Twin heavyweight motorcycles and ancillary motorcycle products, initially for sale in the United States. In order to accomplish our business objectives, we plan to execute the following strategies:

•	Commercialize the Diablo and design and produce additional Viper models. We have commenced commercial production operations for the Diablo cruiser. We intend to expand our line of motorcycles. Currently, we are designing and developing a chopper-style V-Twin cruiser. We anticipate introducing our chopper-style cruiser commercially in 2005.
•	Develop sales and marketing. We plan to focus our sales and marketing efforts toward recruiting and supporting dealers, building Viper brand awareness and identifying strategic marketing opportunities. We intend to participate in leading consumer and dealer trade shows and motorcycle rallies and engage in other advertising activities to develop our Viper brand identity.
•	Expand our distribution network. We will continue to recruit qualified, independent motorcycle dealers to achieve our goal of having a nationwide network of Viper dealers. We will select only experienced, full-service dealers who we determine have a successful sales history, satisfy our financial requirements and have a good reputation among motorcycle customers. If we enter foreign motorcycle markets, we will expand our recruitment efforts to dealers outside the U.S.
•	Design and produce components to manufacture our motorcycles. We anticipate manufacturing all Viper motorcycles at our present suburban Minneapolis, Minnesota facility through at least the term of our lease that expires in June 2006. Currently, third-party suppliers produce most of the parts and components for the Diablo cruiser for us. In the future, to reduce our production costs, we intend to design and manufacture select parts and components that we currently obtain from third-party suppliers.
•	Sell ancillary Viper products. We plan to market and sell various ancillary products under the Viper brand, particularly in the large custom cruiser aftermarket. We currently offer a limited line of Viper branded apparel. We intend to offer motorcycle parts and accessories, riding and promotional apparel and collectibles, and other general merchandise items. We expect to offer these ancillary products through multiple marketing channels including the Viper dealer network, independent motorcycle aftermarket catalogs and our website.

Our Motorcycles

Viper Diablo

The Viper Diablo is our initial cruiser. We designed and equipped the Diablo cruiser with many component and styling items and features intended to distinguish our motorcycle from the motorcycles of our competitors. We believe we have included sufficient Viper signature styling and component features to distinguish our motorcycle favorably in performance and appearance from premium cruisers of our competitors.

The Diablo cruiser currently features many premium components as standard equipment, including:

•	a powerful, billet-cut Patrick Racing V-Twin engine;
•	our unique right-side drivetrain providing maximum rider balance;
•	a 6-speed transmission;
•	substantial carbon fiber bodywork;
•	adjustable rear end air-ride suspension and Marzocchi front end forks;
•	high quality Metzeler tires and premium billet wheels;
•	a distinct handlebar vibration dampening system;
•	a unique LED/LCD digital display panel to indicate speed, rpm and other engine diagnostic data; and

•	our HID headlight, LED turn signals and a remote alarm system.

The outward appearance of the Diablo cruiser includes distinctive styling features such as:

•	substantial use of billet parts and controls including engine cylinders and heads, primary drive and wheels;
•	a low, streamlined look;
•	drivetrain oil storage, resulting in a sleeker appearance due to an absence of the usual under seat oil tank;
•	a unique swingarm design; and
•	LED turn signals and rear lights built into the fender.

Currently, the major specifications of the Diablo cruiser are:

Wheelbase length and rake:	68 inches, 34°
Weight:	570 lbs.
Seat height:	21-25 inches adjustable
Engine type:	Patrick Racing 45° V-Twin, air-cooled and rubber-mounted
Fuel distribution:	Mikuni HSR 45 carburetor
Frame:	1 1/2" tubular steel
Transmission/ Drivetrain:	6-speed, Viper right-side drivetrain
Final drive:	Belt
Suspension:	Marzocchi front end inverted cartridge forks and air-ride
adjustable rear-end
Tires:	Wide 240mm Metzeler rear and 130mm Metzeler front
Brakes:	4-piston caliper both front and rear
Power rating:	128 bhp @ rear wheel and 141 ft. lbs. torque

We completed development of our Diablo cruiser in October 2003 and produced a limited production run of ten Diablo cruisers. We sold two of these cruisers to a dealer and have kept the other eight for dealer recruitment, promotional and tradeshow appearances, and demonstrations to the investment and financial community. We have ordered raw materials, parts and components from our vendors in order to commence ongoing production of Diablo cruisers and began initial shipments to our dealers in July 2004.

Chopper-Style Model Under Development

We have completed substantial design and development work on a chopper-style cruiser. We intend to dedicate a portion of the proceeds from this offering to complete the development of prototype and running pre-production units of our chopper-style motorcycle, including engine development and testing.

A significant and growing niche of the heavyweight cruiser market consists of custom motorcycles known as “choppers.” Choppers are stretched, low-slung custom bikes with a high degree of front end rake. Like the Diablo cruiser, our chopper will feature many premium components including a powerful, high-performance V-Twin engine and comfortable, softail suspension. Based on industry data relating to the sales of current original equipment manufacturers of choppers, as well as our own market evaluation, we believe there is a strong and consistent demand for chopper-style motorcycles. There is a substantial segment of cruiser enthusiasts who prefer and seek the aggressive design and rebel lifestyle image of these motorcycles.

Our Collaborations to Develop Motorcycles

Donnie Smith

In February 2004, we entered into a joint venture agreement with Donnie Smith pursuant to which Mr. Smith will design and develop a “Donnie Smith Signature Series Chopper Motorcycle” for us. The agreement provides that we will obtain rights to all specifications and intellectual property of the Donnie Smith Signature Series Chopper Motorcycle, subject to the payment terms of the agreement.

Under the agreement, we will pay Mr. Smith for the services he provides on the development project, as invoiced, with a total budget estimated to be between $20,000 and $50,000. We will provide our components to be used in this chopper-style motorcycle and purchase any other components necessary to complete the project. We will also pay Mr. Smith $500 per Donnie Smith Signature Series Chopper Motorcycle sold and 5% of all sale proceeds from aftermarket and clothing products bearing the Donnie Smith brand, if and when such products are marketed and sold by us. In addition, Mr. Smith will attend events at our request for which we will pay him an appearance fee of $500 per event. The term of the agreement continues indefinitely, provided that we produce a minimum of 30 Donnie Smith Signature Series Chopper Motorcycles per year. While the agreement is in effect, Mr. Smith may not enter into any relationship with any other original equipment manufacturer of motorcycles.

Melling Consultancy Design

In February 2004, we entered into a purchase and development agreement with Melling Consultancy Design (“MCD”), a United Kingdom sole proprietorship that develops and produces engines and other motorcycle components and is controlled by Al Melling. The purchase and development agreement was amended in April 2004.

Under the agreement, we purchased the intellectual property, tooling, molds, prototypes and parts for two prototype engines and related motorcycle products and designs for four engines. We paid MCD $30,000 on March 30, 2004 for two V-twin engine designs, including a working prototype of one of the engines. We agreed to pay $157,500 on or before the earlier of September 24, 2004 or within ten days of the effective date of an initial public offering by us, subject to our right to require inventory and inspection prior to making the final payment. In addition, MCD agreed to provide us with personnel to ensure that the developed products can be manufactured and operated within specifications and a list of vendors that produce the component parts related to the purchased assets.

The agreement also provides that MCD will perform engine development services for us. MCD will also produce a streamliner that we will use for promotional events. For these services, we will pay MCD $25,000 per month for eight months beginning on July 1, 2004. We will also pay MCD or its suppliers up to $30,000 for tooling and up to $80,000 for additional parts when requested by MCD in order to complete the development. Under the agreement, we will pay MCD for its out-of-pocket costs associated with certain promotional events, including travel, event costs and driver fees. If we obtain sponsorship for a promotional event, we will also pay MCD a bonus of 35% of the amount of certain sponsorship proceeds received by us.

In the event of an uncured breach of the agreement by us before we make the payment of $157,500, MCD will have the right to terminate the agreement and will be entitled to all of the rights to the intellectual property and other assets that are the subject of the agreement.

Sales and Marketing

We will sell our motorcycles directly to our authorized Viper dealers. Our dealer network consists primarily of well established, independent, full-service dealers offering more than one motorcycle brand. Our dealers are experienced in selling and servicing premium heavyweight motorcycles. As of the date of this prospectus, we had 20 Viper dealers, primarily concentrated in Southern and Midwestern states.

We intend to seek additional qualified dealers, with a particular focus on dealer recruitment in regions of the country where we do not have representation.

Our dealers must have full-service departments capable of providing quality V-Twin engine and drivetrain maintenance and repair. In addition, our dealers must be able to perform custom upgrade work for cruisers. Dealers generally enter into written agreements with us granting them a designated, non-exclusive location for sale of Viper products. Dealers have the non-exclusive right to use and display our Viper brand in their respective locations in connection with the sale of our products. Dealers must provide warranty and general repair and maintenance services for Viper motorcycles, maintain adequate working capital and conduct material efforts toward promoting and selling Viper products. We plan to supply catalogs, service manuals and service training to our dealers. Dealer agreements are generally for a one-year term, and automatically expire unless we provide the dealer with a notice of renewal before the end of the one-year term and the dealer consents to the renewal within 30 days after our renewal notification. In the event we fail to renew a dealer agreement relating to a dealer not in default of the terms of the agreement, we are required to repurchase any Viper inventory held by that dealer.

We intend to conduct substantial ongoing marketing activities to support our dealer network and promote our products to our targeted upscale customer base, as well as to the general public. Our marketing and promotional efforts include advertising in selected trade publications and motorcycle magazines, production and publication of sales brochures, technical product documentation and operational manuals for dealers and customers, direct mail promotions to potential customers, participation in leading consumer and dealer trade shows, appearances at popular biker rallies and other motorcycle events, and public relations efforts directed toward media sources in our industry and in the investment community.

Our Collaboration to Market Motorcycles

In April 2003, we entered into a sponsorship agreement with the Minnesota Vikings Football Club, LLC (the “Vikings Club”), which owns the Minnesota Vikings National Football League franchise. Under the agreement, the Vikings Club will provide us with certain advertising, promotional and marketing benefits during the term of the sponsorship agreement, which expires on January 31, 2006. These benefits include promotion of our motorcycles at Vikings related media and events, tickets and hospitality benefits, appearances and the rights of association. Our benefits under the agreement are subject to NFL rules and our advertisements under the agreement are subject to approval by the Vikings Club and the stadium or other location of such advertisements. In the event the Vikings participate in NFL postseason games during the term of this agreement, we will receive certain advertising benefits in connection with such games and our payments under the agreement will increase during the term of the agreement. The sponsorship agreement requires that we make monthly payments to the Vikings Club during the term of the agreement.

Dealer Floor Plan Financing

In May 2003, we entered into a vendor agreement with GE Commercial Distribution Finance Corporation (“CDF”) to establish a financing plan for our dealers. The vendor agreement was supplemented by a letter agreement that outlined certain additional financing terms available to our dealers and applicable to the vendor agreement.

Under the vendor agreement, we will submit an invoice to CDF describing any merchandise we ship to a dealer if the dealer requests that CDF finance the purchase of such merchandise. Within 15 days of submission of the invoice and, provided that CDF accepts the obligation to finance the merchandise, CDF will pay us 97.6% to 100% of the amount invoiced, depending upon the type of financing for which the dealer qualifies.

At the time we submit an invoice, we will covenant to CDF, among other things, as to the title, saleability of the merchandise and bona fide nature of the order and that we have not delivered the merchandise to the dealer more than 10 days prior to the invoice date. Breach of these covenants would obligate us to pay to CDF an amount equal to the total unpaid balance (including finance charges) owed to CDF on all merchandise related to the breach and all costs and expenses of CDF related to the breach.

We anticipate that Viper dealers will purchase most of their Viper products with the assistance of the floor plan financing facility. Our dealers must each qualify independently with CDF to obtain floor plan financing of any of our products purchased by them. CDF is only obligated to finance the merchandise it has accepted to finance. In addition to CDF’s acceptance, CDF’s obligation to finance is subject to:

•	our delivery of the merchandise to the dealer within thirty days following CDF’s acceptance;
•	receipt of an approval number from CDF;
•	receipt by CDF of the invoice within 10 days of delivery of the merchandise to the dealer; and
•	no revocation by CDF of its acceptance prior to our shipment of the merchandise to the dealer.

If for any reason CDF, in its sole discretion, deems it necessary to repossess from a dealer any merchandise it finances through the floor plan facility, we would be obligated to repurchase our merchandise from CDF at the greater of the unpaid balance (including finance charges) on such merchandise or our original invoice price, regardless of the condition of such merchandise. CDF may require us to repurchase the merchandise it repossesses from any dealer, even if the dealer received the merchandise from a third party and not directly from us, on the same terms. We would also be obligated to pay all costs and expenses of CDF incurred in connection with the repossession of the merchandise. Our floor plan financing facility may be terminated at any time by either party upon 30 days written notice. However, CDF may terminate the vendor agreement immediately upon an event of default by us.

In connection with the vendor agreement, in February 2004, we obtained an irrevocable standby letter of credit in the amount of $100,000 from Compass Bank of Dallas, Texas that named CDF as beneficiary. CDF has the right to draw upon the letter of credit if we default upon our obligations under the vendor agreement or if we fail to establish a substitute irrevocable letter of credit 60 days prior to the expiration of the letter of credit on February 13, 2005. Concurrently with the letter of credit, we entered into a letter of credit guarantee in February 2004 with David Palmlund, III, pursuant to which Mr. Palmlund will guarantee all amounts owed under the letter of credit until February 13, 2005. We have agreed to make monthly payments to Mr. Palmlund of $1,500 per month for each month of the term of his guarantee, which represents an interest rate of 18% per year on the full letter of credit amount. We have further agreed to pay any amounts drawn on the letter of credit within 60 days of the draw.

In exchange for such guarantee and, to the extent the line of credit is drawn upon, we agreed to issue to Mr. Palmlund three-year warrants as follows:

•	if the line is drawn upon in any amount, we will issue to Mr. Palmlund a warrant to purchase 15,000 shares of our common stock with an exercise price of $2.50 per share; and
•	if the line of credit is drawn upon in an amount of $50,000 or more, we will issue to Mr. Palmlund an additional warrant to purchase 15,000 shares of our common stock and such warrant will be exercisable at a price equal to the offering price of our common stock in an initial public offering.

Manufacturing and Suppliers

Our manufacturing operations consist of in-house production of certain components and parts, assembly and polishing of components, painting assembled motorcycles and conducting quality control, including performance testing of finished products under running conditions. Our production line is designed to produce approximately 92 motorcycles per month while using one normal daily shift over a five-day week. If needed, we can increase our monthly production substantially by adding additional labor and increasing our production hours. Major key components of our motorcycles are outsourced for production by various established contract manufacturers, including engines, frames, carbon fiber bodywork, gas tanks and electrical and electronic systems. We purchase many off-the-shelf items from various independent manufacturers and distributors, most of which are located in the United States. These off-the-shelf supplies include brake and suspension systems, ignition starters, transmissions and clutches, drive belts, tires and wheels, seats, lights and other electrical items.

In January 2004, we entered into a supply agreement with Patrick Racing, Inc. Patrick Racing agreed to supply us with V-Twin engines in quantities and at times set forth in individual purchase orders, provided that any shipment must be for a minimum of eight engines and subject to sufficient lead time of at least eight weeks on custom cases and cylinder heads. Further, Patrick Racing has agreed to assist us in obtaining certification from the Environmental Protection Agency (“EPA”) for the engine, with the cost of the certification to be paid by us. Both parties have agreed to endeavor to reduce the price per engine, if possible, through productivity efficiencies and economies of scale, however, without our consent, the price per engine may not exceed the price established during the initial year.

The agreement further provides that the Patrick Racing 128 cubic-inch V-Twin engine is made exclusively for and is proprietary to us, contingent upon receipt of orders from us of a minimum of 100 of these engines and shipment of such engines within one calendar year. We have purchased or ordered 48 engines from Patrick Racing as of the date of this prospectus.

We have the right to renew the agreement on a year-to-year basis on mutually agreed upon terms provided we give notice to Patrick Racing at least 30 days prior to the end of the agreement period and we maintain the annual order requirement of a minimum of 100 engines. The agreement may be terminated by consent of both parties or by either party in the event of a material uncured breach. The agreement will also terminate if it has not been approved by the board of directors of both parties.

The only written supply or subcontract agreement we have with a vendor or supplier is with Patrick Racing, whom we consider to be our sole key supplier. We acquire all other components and parts through individual orders submitted to our vendors and subcontractors from time to time as needed for our ongoing production. Although we have identified alternative sources for obtaining components and parts that are not produced in-house, the loss of one or more of our current suppliers could cause material delays in our production operations and result in material harm to our business and financial condition. In particular, the loss of our ability to obtain engines from our key supplier, Patrick Racing, likely would cause significant delays and substantial harm to our production operations.

We will design our product quality control procedures and standards to include inspection of incoming components and adherence to specific work-in-process standards during product assembly. Periodic quality control inspections will be made at various stages of our assembly line. Our finished motorcycles will be subjected to substantial performance and quality inspection and testing before being released for shipment to dealers, including starting and operating each motorcycle under running conditions by a dedicated test foreman.

Warranty Policy

We intend to provide a standard limited warranty primarily covering parts and labor to repair or replace defective motorcycle components. Our warranty will be effective for a term of one year or for 12,000 miles, whichever first occurs. Under our dealer agreements, our dealers will repair our products. Our warranty coverage provides that we will reimburse our dealers for repairs or replacement of defective motorcycle components. Warranty repairs or replacements will be made at no cost to the consumer.

Competition

The heavyweight motorcycle market is highly competitive. Virtually all of our competitors have substantially greater financial, personnel, development, production, marketing and other resources, all of which put us at a competitive disadvantage. Our major competitors have substantially larger sales volumes than we expect to realize and also have greater business diversification. Our main competitor is Harley-Davidson, Inc., which for many years has dominated the custom cruiser segment of the heavyweight motorcycle market and in 2003 accounted for approximately 49.5% of heavyweight motorcycle sales in the U.S. We also compete with Polaris Industries Inc., which produces the Victory brand motorcycle, and a number of major competitors including The BMW Group, Honda Motor Co., Inc. – Motorcycle Division, Moto Guzzi North America, Inc., Triumph Motorcycles, Kawasaki Motors Corp., U.S.A., Yamaha Corporation of America, American Suzuki Motor Corporation and Ducati Motor Holding S.p.a. In recent years, a growing segment of direct competition in the upscale cruiser market has emerged from several new domestic entrants including Big Dog Motorcycles, LLC, American IronHorse Motorcycle Co., Titan Motorcycle Company and Bourget’s Bike Works, Inc. We also compete against smaller companies that produce motorcycles from unbranded components. Due to the steady growth of demand for heavyweight motorcycles in recent years, we expect to encounter additional competition from other manufacturers entering the market from time to time.

We believe that the principal competitive factors in our industry are styling, performance, product pricing, durability, quality, customer preferences, marketing and distribution, brand awareness and the availability of support services. We cannot assure you that we will be able to compete successfully against current and future competitors, or that the competitive pressures faced by us will not materially harm our operations, business and financial condition.

Intellectual Property

We believe that we have the right to use our logo and we have filed federal trademark applications for the “Viper” logo and word mark “Viper Motorcycles” but do not know if the United States Patent and Trademark office will register the marks. We are aware of other users of the marks “Viper” and “Diablo” and we cannot assure you that these other users will not challenge our use. If we are unable to use the marks, we could be forced to discontinue using the Viper or Diablo name, which would cause serious harm to our business and brand image. We intend to develop our technology and know-how internally and we may acquire or in-license our intellectual property from others. We have acquired certain development technology relating to two prototype engines and related motorcycle products and engine designs of four V-twin engines purchased from Melling Consultancy Design. We regard our development technology and know-how as being valuable and proprietary, but we do not have any patent protection and we have not applied for any patents to date. We will rely primarily upon a combination of trade secrets and confidentiality agreements to protect our intellectual property.

We cannot assure you that any measures taken by us to protect our intellectual property will be sufficient or that such property will provide us with any competitive advantage. It may be possible for competitors to copy valuable features of our products or to obtain information we regard as a trade secret. Although we may seek patent or trademark protection in the future, we cannot assure you that we will ever obtain any significant protection for our intellectual property.

We are not aware of any claims of infringement against us regarding our products or proprietary rights, nor have we made any claims against anyone asserting a violation of our intellectual property rights. Any future claims against us asserting infringement by us of third-party proprietary rights, even if not meritorious, could cause us to expend significant financial and managerial resources or even result in injunctions preventing us from distributing our products unless we obtain license rights which could be costly or may not be available on reasonable terms, if at all.

Government Regulation

Our manufacturing facilities, like those of most other manufacturing companies, are subject to solid waste, water and air pollution control standards, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Pollution Prevention Act of 1990 and the Toxic Substances Control Act. State and local laws parallel and, in some cases, impose more stringent requirements than federal law. Together these laws impose severe restrictions on airborne and waterborne emissions and discharges of pollutants, the handling of hazardous materials, and the disposal of wastes. Violators of these laws are subject to fines and, in extreme cases, plant closure.

Motorcycles sold in the United States, the countries of the European Union and other countries are subject to environmental emissions regulations and safety standards. Our motorcycles are subject to certification by the EPA for compliance with applicable emissions and noise standards and by the California Air Resources Board (“CARB”) with respect to CARB’s more stringent emissions standards. Our motorcycles sold in California are also subject to certain tailpipe and evaporative emissions standards that are unique to California. Moreover, CARB’s motorcycle emissions standards will become more stringent for the 2008 model year. In addition, the EPA has finalized new tail pipe emission standards for 2006 and 2010, respectively.

Motorcycles sold in the United States are also subject to the National Traffic and Motor Vehicle Safety Act (the “Safety Act”) and the rules promulgated thereunder by the National Highway Traffic Safety Administration (the “NHTSA”). The Safety Act prohibits the sale in the United States of any new motorcycle that does not conform to applicable motor vehicle safety standards established by the NHTSA. Meeting or exceeding many safety standards may be costly because the standards may conflict with other applicable standards, including those relating to emissions and fuel economy. The Safety Act also requires that safety defects be remedied through safety recall campaigns. A manufacturer also is obligated to recall vehicles if it determines that they do not comply with a safety standard. If the NHTSA or we determine that our motorcycles have a safety defect or fail to comply with a safety standard, the costs of such recall campaigns could be substantial.

We expect to incur substantial costs in designing and testing our motorcycles to comply with vehicle safety and combustion emissions requirements. We believe compliance with these standards will increase the price of our motorcycles, and may add to the price substantially. As new laws or regulations are adopted, we will assess their effects on current and future models and the cost of achieving compliance with them.

History of Our Incorporation

We were originally incorporated in Minnesota under the name WC Acquisition Inc. on November 15, 2002. On December 11, 2002, we changed our name to Panther Motorcycle Company. In connection with the acquisition of certain intellectual property from a Minnesota-based manufacturer of motorcycles under the brand name Norton

Motorcycle, on December 27, 2002, we changed our name to Norton Motorcycle Company. We sold whatever rights we had acquired to the Norton intellectual property in March 2003. On February 25, 2003, we changed our name to Viper Motorcycle Company.

Employees

We currently employ 16 persons including 8 in production and quality control operations, 4 in development and engineering, 2 in marketing and sales support, and 2 in management and administration. None of our employees belong to a labor union, and we believe our relationship with our employees is good.

Facilities

Our offices and production facilities are located in New Hope, Minnesota, a suburb of Minneapolis. We lease approximately 13,365 square feet of a one-story building at a monthly rent of $6,106 plus common area maintenance. Our lease expires on June 1, 2006. Our facility contains corporate offices, design and development areas, production and warehousing spaces, and a shipping and receiving area.

Legal Proceedings

We are not a party to any material legal proceeding. We may, however, become subject to lawsuits from time to time in the course of our business.

MANAGEMENT

Directors, Executive Officers and Key Employees.

Our current directors and executive officers are as follows. There are no family relationships among our directors or executive officers.

Name	Age	Position

James D. Kramer	64	Director and Chairman of the Board
Clyde Fessler	62	Chief Executive Officer and Director
John Lai	41	Interim Chief Financial Officer, Vice President,
		Corporate Development and Investor Relations and Director
Terry L. Nesbitt	55	Executive Vice President of Sales and Marketing
William Eisner	49	Director
Robert J. Van Den Berg	69	Director
Nicholas C. Bluhm	52	Director
Jerry L. Ford	64	Director
Robert W. Miller	62	Director

James D. Kramer has served as our director and Chairman of the Board since April 2004. Mr. Kramer has served as President, co-founder and a principal owner of Kramer Consulting, LLC, a Minneapolis-based commercial real estate appraisal and consulting firm since 2001. From 1977 to 2001, he was Chief Executive Officer of Kramer Geisler Strand & Goff, Inc., a commercial real estate appraisal firm. Since 1997, Mr. Kramer also has been Vice President, a director and a principal owner of Real Estate Graphics, Inc., a business-to-business catalog direct sales company marketing products used in the real estate industry. Mr. Kramer is a licensed Member Appraisal Institute commercial real estate appraiser and a licensed real estate broker.

Clyde Fessler became our Chief Executive Officer in June 2004. Mr. Fessler has been a public speaker on business and personal growth since 2002. Mr. Fessler was employed by Harley-Davidson, Inc. from 1977 to 2002, most recently serving as the Vice President of Business Development from 1996 to 2002. Mr. Fessler’s other positions with Harley-

Davidson include Vice President of General Merchandise from 1994 to 1996 and Vice President/Managing Director of Europe from 1993 to 1994.

John Lai is one of our co-founders and has been our Vice President, Corporate Development and Investor Relations and a director since our incorporation in November 2002. Mr. Lai has also served as our Interim Chief Financial Officer since July 2004. Since 1992, Mr. Lai has owned and operated Genesis Capital Group, Inc., a provider of corporate development and venture capital consulting. Mr. Lai was a director of Freedom Motorcycles from 2001 until its business was discontinued in 2002. From 1996 to 1998, Mr. Lai was Chief Financial Officer and a director of Buyitnow.com, Inc., an internet retailer.

Terry L. Nesbitt is our Executive Vice President of Sales and Marketing and has served in that position from the date of our incorporation in November 2002. Mr. Nesbitt also served as our interim Chief Executive Officer during April and May 2004. From 2001 to 2002, Mr. Nesbitt was an independent consultant, providing sales and marketing consulting services to various clients involved in the motorsports industry. From 1986 to 2001, Mr. Nesbitt served in various sales management positions with Polaris Industries, Inc., including national sales manager for Polaris’ line of Victory motorcycles.

William Eisner has served as our director since February 2004. Since 1990, Mr. Eisner has been the principal owner and Chief Executive Officer of Nonbox, Inc., a brand development company that he founded.

Robert J. Van Den Berg has served as our director since February 2004. In 1969, Mr. Van Den Berg founded Comstrand, Inc., a manufacturer’s representative firm. He has served as Comstrand’s Chief Executive Officer since its inception. Since 2003, Mr. Van Den Berg also has been the Chief Executive Officer of Advanced Accessories Corp., a corporation developing and manufacturing a line of LCD and LED displays for the motorcycle and RV industries. Mr. Van Den Berg is also co-founder, principal owner and Vice President/Sales and Marketing of Cycle Works of Elk River, a motorcycle products sales and full-service retail outlet.

Nicholas C. Bluhm has served as our director since February 2004. In July 2004, Mr. Bluhm began serving as the Chief Financial Officer of GelStat Corporation, which develops and markets over-the-counter health care products. From May 2004 to July 2004, Mr. Bluhm was an independent management consultant. From 2000 to May 2004, Mr. Bluhm served as the Vice President and Chief Financial Officer of Americas of Carlson Wagonlit Travel, Inc., a global travel management company. From 1999 to 2000, Mr. Bluhm was the Executive Vice President and Chief Financial Officer of Onvoy, Inc., an integrated voice, data and e-business company. In 1988, Mr. Bluhm founded Minneopa, Inc., a private technology company providing investment capital, equipment and operating management services for domestic and international voice and data networks, and served as its Chief Executive Officer and Chief Financial Officer from its inception until 1998.

Jerry L. Ford has served as our director since February 2004. Mr. Ford has been an independent business consultant since 1998. Mr. Ford served as the Chief Development Officer of Jetways, Inc., a business aircraft management firm, from 1998 to 1999. Mr. Ford served as Executive Vice President and Chief Operating Officer for Comdisco Network Services, Inc., a computer network implementation and management firm, from 1994 to 1998. Mr. Ford is a director of Nash Finch Company.

Robert W. Miller has served as our director since June 2004. Since 2003, Mr. Miller has served as the Chief Executive Officer of HealthCove.com, Inc., a provider of discount health care benefits. From 1976 until February 2004, Mr. Miller served as Chairman of the Board of Athanor Group, Inc., the parent company of Alger Manufacturing, Inc., a manufacturer of screw machine products. He was Chief Executive Officer of Athanor from 1976 to 1995 and Co-Chief Executive Officer from 1999 to 2001 and has served as its Corporate Secretary since 1995. Mr. Miller has served as a director of Core Software Technology, Inc. since 1991. Mr. Miller has also served as a director and Vice President of Alger since 1986.

Representative’s Designee to Our Board

The current number of directors constituting our board of directors is eight. Concurrently with the closing of this offering, we will increase the number to nine directors. The board will fill the vacant seat with a person designated by the underwriters’ representative. For a period of three years following the closing of this offering, we have further agreed to nominate the representative’s director designee for election to our board of directors at any meeting of our shareholders at which directors will be elected. Henry G. Ciocca will initially be the representative’s director designee.

Henry G. Ciocca, 57, has provided consulting services to start-up companies since 2001. From 2000 to 2001, Mr. Ciocca was the Vice President and General Counsel of Sbarro, Inc. From 1999 to 2000, Mr. Ciocca was a private investor. From 1987 to 1999, Mr. Ciocca held various senior executive positions with organizations controlled by the Thomson family of Canada, most recently serving as the Senior Advisor to the President of The Thomson Corporation from 1997 to 1999. The Thomson Corporation is a global provider of information and publishing services and products.

Additional Information Regarding Our Board

During the term of his three-year employment agreement with us, we have agreed to nominate as directors Mr. Fessler and one other person chosen by him and reasonably acceptable to us and to use our best efforts to cause them to be elected as directors at any meeting of shareholders at which directors will be elected. In connection with Mr. Fessler’s employment agreement, we have appointed Mr. Fessler and Mr. Miller as directors. All directors hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

Our board of directors has established an Audit Committee, a Compensation Committee and a Governance Committee. Each committee operates under a written charter adopted by the board of directors on August 4, 2004. The composition and functions of each committee is set forth below.

The Audit Committee consists of three directors: Jerry L. Ford (Chair), Nicholas C. Bluhm and Robert W. Miller. The Audit Committee assists our board of directors by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of our independent registered public accounting firm; and our compliance with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm. The board of directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Securities and Exchange Commission and the American Stock Exchange.

Our Compensation Committee consists of two directors: James D. Kramer (Chair) and Nicholas C. Bluhm. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers and evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives. The Compensation Committee has the authority to make awards under, and adopt and alter administrative rules and practices governing our employee benefit or equity compensation plans, except that our 2004 Stock Plan will be administered by our board of directors until such time as a third director is appointed to our Compensation Committee. The board of directors has determined that all members of the Compensation Committee are “independent” directors under the rules of the American Stock Exchange.

Our Governance Committee consists of three directors: Robert W. Miller (Chair), Nicholas C. Bluhm and Jerry L. Ford. The responsibilities of the Governance Committee include identifying and evaluating qualified candidates to be presented to our board for nomination as directors, ensuring that the our board and our governance policies are appropriately structured, developing and recommending a set of corporate governance principles and evaluating the performance of our board of directors and each committee of the board. The Governance Committee also administers a code of ethics applicable to our executive officers and a code of conduct applicable to all of our directors, officers and employees. The board of directors has determined that all members of the Governance Committee are “independent” directors under the rules of the American Stock Exchange.

Compensation of Directors

Non-employee members of our board of directors receive $1,000 for each board meeting attended and $500 for each committee meeting attended. We reimburse non-employee directors for expenses incurred related to their service as directors. Independent board members also will be granted a stock option each fiscal year as determined by our board of directors. In April 2004, we granted to Messrs. Kramer, Eisner, Van Den Berg, Bluhm and Ford, each a non-employee director, a five-year option to purchase 2,500 shares of our common stock at an exercise price of $2.50 per share. When he was appointed to our board of directors in June 2004, we also issued to Mr. Miller, a non-employee director, a five-year option to purchase 2,500 shares of our common stock at an exercise price of $2.50 per share. Any future stock option grants to members of our board of directors will be determined from time to time by our board of directors or a committee thereof.

Executive Compensation

The following table sets forth the compensation for the years indicated earned by John L. Fiebelkorn, who served as our President, Chief Executive Officer and director in fiscal year 2003 (the “Named Executive Officer”). Effective April 21, 2004, Mr. Fiebelkorn resigned from his positions as President, Chief Executive Officer and director and Terry L. Nesbitt began serving as our interim Chief Executive Officer and President. Mr. Nesbitt returned to his position as Executive Vice President of Sales and Marketing in May 2004 and Clyde Fessler became our Chief Executive Officer in June 2004. None of our executive officers earned salary and bonus in excess of $100,000 for the year ended December 31, 2003.

Summary Compensation Table

	Annual Compensation

Name and Principal Position	Year	Salary

John L. Fiebelkorn	2003	$209,000 (1)
President and Chief Executive
Officer	2002	24,000 (2)

(1)	Includes $125,000 representing the value of 140,000 shares of our common stock granted to Mr. Fiebelkorn in exchange for services. See “Certain Relationships and Related Transactions – Issuances of Common Stock and Options for Services.”

(2)	Includes $24,000 representing the value of 60,000 shares of our common stock granted to Mr. Fiebelkorn in exchange for services. See “Certain Relationships and Related Transactions – Issuances of Common Stock and Options for Services.”

Stock Option Grants, Exercise of Stock Options and Fiscal Year End Option Values

During the year ended December 31, 2003, we did not grant any stock options to any director or officer, including the Named Executive Officer. In addition, during the year ended December 31, 2003, none of our officers or directors, including the Named Executive Officer held any options to purchase our common stock or exercised any options to purchase our common stock.

Stock Incentive Plan

In February 2004, our board of directors adopted the Viper Motorcycle Company 2004 Stock Plan (the “2004 Stock Plan”). The 2004 Stock Plan was approved by shareholders in March 2004. Its purpose is to enable us to retain and attract key employees, consultants, officers and directors who will contribute to our success by their ability, ingenuity and industry, and to enable such individuals to participate in our long-term success and growth by giving them a proprietary interest in us. The 2004 Stock Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and deferred stock to key employees, consultants, officers and directors.

The principal features of the 2004 Stock Plan are summarized below.

Shares Available Under 2004 Stock Plan. We have reserved 495,000 shares of common stock for awards under the 2004 Stock Plan (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common stock). Shares covered by expired or terminated stock options and stock appreciation rights, and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 2004 Stock Plan.

Eligibility and Administration. Our officers and other key employees, who are responsible for or contribute to our management, growth and/or profitability of our business, as well as consultants and directors, are eligible to be granted awards under the 2004 Stock Plan. The 2004 Stock Plan is administered by our board or, in its discretion, by a committee of not less than three independent board members. Our board has the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 2004 Stock Plan, and adopt rules, regulations and procedures with respect to the administration of the 2004 Stock Plan. Our board may delegate its authority to our officers for the purpose of selecting key employees who are not our officers to be participants in the 2004 Stock Plan. As of December 6, 2004, there were approximately 30 persons who were eligible as a class to be selected by the board to receive awards under the 2004 Stock Plan.

Stock Options. Our board may grant stock options that either qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended (“Code”) or are “non-qualified stock options” in such form and upon such terms as our board may approve from time to time. Stock options granted under the 2004 Stock Plan may be exercised during their respective terms as determined by our board. The purchase price may be paid by tendering cash or, in our board’s discretion, by tendering promissory notes or previously acquired common stock. The optionee may elect to pay all or part of the option exercise price by contracting with a broker for the broker to advance the exercise price and then to sell sufficient shares after the date of issue to satisfy the exercise price advanced by the broker, and by having us withhold upon exercise of the option a number of shares with a fair market value equal to the minimum income tax withholding, if any, upon the exercise of the option. No incentive stock option will be transferable by the optionee or exercisable by anyone else during the optionee’s lifetime, but non-qualified stock options may be transferred to an immediate family member or a trust or limited partnership established for the sole benefit of such immediate family member, or incident to a divorce order.

Stock options may be exercised during varying periods of time after a participant’s termination of employment, dependent upon the reason for the termination. Following a participant’s death, the participant’s stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee’s legatee for a period of three years (or such shorter or longer period as our board shall specify at or after the date of grant) or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant’s stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three years (or such shorter or longer period as determined by our board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If we involuntarily terminate the participant without cause (including the participant’s retirement) the participant’s options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant’s employment is terminated for cause or if the participant voluntarily resigns for any reason other than retirement, the participant’s stock options immediately terminate. Our board may reduce or extend these exercise periods for particular options. Our board may, in its discretion, accelerate the exercisability of stock options that would not otherwise be exercisable upon death, disability or other termination of employment.

No incentive stock options may be granted under the 2004 Stock Plan after February 22, 2014. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year may not exceed $100,000 (based on the exercise price at the time of grant). The exercise price under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the voting power of our common stock, the option price may not be less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 2004 Stock Plan may not be less than 50% of the fair market value of our common stock on the date of grant.

Pursuant to a limitation in the 2004 Stock Plan, no eligible person may be granted any stock options, stock appreciation rights, restricted stock and deferred stock for more than 100,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to Section 162(m) of the Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by us for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve our federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 2004 Stock Plan. Restricted stock, deferred stock and stock appreciation rights will also qualify for exclusion from the $1 million limitation to the extent that the grant or vesting of the stock is conditioned on us achieving certain financial or business goals established in advance and administered by our board or a committee consisting of outside directors.

Restricted Stock. Our board may grant restricted stock awards that result in shares of stock being issued to a participant subject to restrictions against disposition during a restricted period established by our board. Our board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. We will hold the restricted stock in custody until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless our board requires such dividends and distributions to be held by us subject to the same restrictions as the restricted stock.

Stock Appreciation Rights. The board may grant stock appreciation rights, either in connection with stock options or independent of stock options. A stock appreciation right represents the right to receive the appreciation in the value of our stock from the date of grant until the date of exercise of the right. The right to receive the stock appreciation can be conditioned on the attainment of specified performance goals or service requirements. The value of the appreciation is paid to the participant in the form of shares of our common stock or cash at the discretion of the board. Unlike an option, the participant does not have to pay the exercise price in order to receive the appreciation in the value of our stock. The board may provide that the exercise of a stock appreciation right will reduce the number of shares that may be issued upon the exercise of a stock option issued in connection with the stock appreciation right.

Deferred Stock. The board may grant deferred stock to participants, which represents the right to receive shares at a predetermined date in the future. The board may condition the receipt of deferred stock upon the achievement of specific performance goals or service requirements. Deferred shares are not considered to be outstanding during the deferral period, and therefore no dividends are paid with respect to such shares, nor is the participant entitled to vote or to exercise any other rights as a shareholder with respect to such shares.

If a participant terminates employment during the period of the restrictions or prior to the end of the performance period, all shares still subject to restrictions or performance goals will be forfeited and returned to us subject to the right of the board to waive such restrictions in the event of a participant’s death, disability, retirement or under other circumstances in which the board determines that the waiver would be in our best interests.

In the event of a change in control of us, stock options do not immediately vest and become exercisable, and the restriction on restricted stock or deferred stock do not lapse, except to the extent provided in the agreement covering the grant or a separate agreement, such as an employment agreement. A change in control of us includes the sale of stock or the sale of assets if, following such transaction, our shareholders do not control at least 50% of the acquiring entity, or there is a change in the composition of the board in which more than a majority of members elected were not nominated by the then-current directors. In the event of a change in control, or a merger, consolidation, liquidation or dissolution, the board may require that any outstanding awards be paid in cash in cancellation of the participant’s rights, which may include that portion of the award that has not yet vested, or may provide for substitute awards under a plan of the acquiring entity, if any, or for the immediate exercise of any options and the cancellation of any unexercised options at the time of the transaction.

Withholding. The 2004 Stock Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to us any federal, state or local taxes required by law to be withheld with respect to the award. We shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 2004 Stock Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing us to retain from the number of shares of our stock which would otherwise be deliverable to the participant, or (ii) delivering to us from shares of our stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, we would pay the tax liability from our own funds.

Employment Agreements

Employment Agreement with John L. Fiebelkorn

In January 2004, we entered into a two-year employment agreement with John L. Fiebelkorn. Under the terms of his employment agreement, Mr. Fiebelkorn was entitled to a base salary of $99,000 per year for 2004. The employment agreement required us to provide Mr. Fiebelkorn and his family with comprehensive medical insurance and reimburse Mr. Fiebelkorn for reasonable out-of-pocket expenses incurred while performing services for us. Further, the agreement provided that if we terminate Mr. Fiebelkorn’s employment with us without cause, he would be entitled to receive a cash severance payment equal to 75% of the pay which he would otherwise have earned and received had he continued at his then-current base salary for 24 months. Under the terms of his employment agreement, Mr. Fiebelkorn has agreed to keep all our trade secrets, vendor contacts and any other information material to us strictly confidential at all times.

Effective April 21, 2004, Mr. Fiebelkorn resigned from his position as President, Chief Executive Officer and director. Under the terms of his resignation, Mr. Fiebelkorn will continue to have his medical insurance benefits paid by us through December 2005. Mr. Fiebelkorn will be paid the balance of his wages in installments, with $16,500 paid on the date of his resignation. As of December 6, 2004, we owed $20,625 to Mr. Fiebelkorn under this arrangement.

Employment Agreement with Clyde Fessler

In June 2004, we entered into a three-year employment agreement with Clyde Fessler pursuant to which he will serve as our Chief Executive Officer. The employment agreement provides that Mr. Fessler will receive a cash salary of $100 per year, payable in advance on the first day of each year of his agreement. Mr. Fessler will be based out of his home in Castle Rock, Colorado or such other location at which he elects to establish his personal residence. However, Mr. Fessler has agreed to operate at our New Hope, Minnesota headquarters (or another location that is not Mr. Fessler’s principal residence) at least one week per calendar month. We will reimburse Mr. Fessler for travel expenses for himself and one guest, up to a maximum of $4,000 per year for guest travel expenses. We will also reimburse Mr. Fessler for his reasonable and customary business expenses, provide him with a $500 per month home office allowance, and obtain life insurance and long-term disability insurance on Mr. Fessler’s behalf. Mr. Fessler has also agreed not to use or disclose any of our confidential information following his employment with us. During the term of the agreement and for a period of one year following the termination of the agreement, Mr. Fessler has agreed not to solicit our customers or employees and not to compete with us.

Pursuant to his employment agreement, we granted Mr. Fessler 100,000 shares of common stock and an additional 300,000 shares of our common stock as restricted stock. The shares of restricted stock vest in 36 equal installments on the 15th of each calendar month during the term of his employment agreement with us. If Mr. Fessler’s employment is terminated as a result of death, disability, by us “for cause” or by Mr. Fessler without “good reason,” Mr. Fessler will forfeit all of the shares then unvested. If Mr. Fessler’s employment is terminated other than in the event of death, disability, by us for cause or is terminated by Mr. Fessler with good reason, the balance of the 300,000 shares of restricted stock will be issued to Mr. Fessler within 21 days of the end of his employment. Upon termination for cause or upon resignation without good reason, all of the shares then unvested will be forfeited by Mr. Fessler. “Good reason” as defined in the agreement includes a change in control of us. Until the shares of common stock granted to Mr. Fessler are vested, he is prohibited from transferring, assigning, conveying, pledging, hypothecating or otherwise encumbering such shares. Under Mr. Fessler’s employment agreement, all of the 400,000 shares granted to him are subject to lock-up provisions of the representative on the same terms and conditions as other shares awarded to our other executive officers.

During the term of his employment agreement with us, we have agreed to nominate as directors Mr. Fessler and one other person chosen by him and reasonably acceptable to us and to use our best efforts to cause them to be elected as directors at any meeting of shareholders at which directors will be elected. Mr. Miller has been appointed to the board in that capacity.

Employment Agreement with John Lai

In January 2004, we entered into an employment agreement with John Lai pursuant to which he agreed to serve as our Vice President, Corporate Development and Investor Relations. Under the employment agreement, Mr. Lai will receive a base salary of $60,000 in 2004 and will receive a 10% increase in 2005 and 2006. We will provide Mr. Lai and his family with comprehensive medical insurance and will provide Mr. Lai a monthly automobile allowance. We will also reimburse Mr. Lai for his reasonable out-of-pocket expenses incurred while performing services for us.

The employment agreement of Mr. Lai provides that if we terminate Mr. Lai’s employment without cause, Mr. Lai will be entitled to a cash severance payment equal to 75% of the pay which he would otherwise have earned and received had he continued at his then-current base salary for 24 months. All cash severance amounts are payable in monthly installments equal to 75% of the base monthly fee payments at termination until paid in full.

Employment Agreement with Terry Nesbitt

In January 2004, we entered into an employment agreement with Terry Nesbitt pursuant to which he agreed to serve as our Executive Vice President of Sales and Marketing. Mr. Nesbitt was elected by the board of directors to serve as President and Chief Executive Officer on an interim basis from April 21, 2004 to May 28, 2004, following which he returned to his position of Executive Vice President of Sales and Marketing. While he served as our interim President and Chief Executive Officer, Mr. Nesbitt agreed that the terms of his January 1, 2004 employment agreement would otherwise remain in effect.

Under our employment agreement with Mr. Nesbitt, Mr. Nesbitt’s salary is $104,060 per year and will be reviewed annually. In addition to his base salary, we have agreed to pay Mr. Nesbitt a bonus of $12,500 on each of July 1, 2004 and December 31, 2004.

During the term of the agreement, we will also make available comprehensive medical insurance to Mr. Nesbitt. We will provide Mr. Nesbitt with a monthly fuel expense allowance and we will pay certain expenses associated with Mr. Nesbitt’s automobile until we provide him with a vehicle. Further, we will pay for travel and demo motorcycles and reimburse Mr. Nesbitt for his reasonable out-of-pocket expenses incurred while performing services for us.

The employment agreement of Mr. Nesbitt provides that if Mr. Nesbitt’s employment is terminated without cause, Mr. Nesbitt will be entitled to a cash severance payment equal to 75% of the pay which he would otherwise have earned and received had he continued at his then-current base salary for 24 months. All cash severance amounts are payable in monthly installments equal to 75% of the base monthly fee payments at termination until paid in full.

Employment Agreement with Garry N. Lowenthal

In January 2004, we entered into an employment agreement with Garry N. Lowenthal to serve as our Chief Financial Officer. Our employment agreement with Mr. Lowenthal provided that his annual salary was $117,000 for 2004, with annual increases. Under the agreement, we were required to provide medical and dental insurance for Mr. Lowenthal and his family, to provide Mr. Lowenthal with a monthly automobile allowance and to reimburse Mr. Lowenthal for his reasonable out-of-pocket expenses incurred while performing services for us. In connection with his employment agreement, we also granted Mr. Lowenthal a five-year option to purchase 75,000 shares of our common stock at an exercise price of $2.00 per share.

Mr. Lowenthal resigned as our Chief Financial Officer effective July 7, 2004. Under the terms of his resignation, Mr. Lowenthal received $9,750, an amount equal to one month of salary. We also continued to provide medical and dental insurance to Mr. Lowenthal and his family for one month beyond the termination of his employment.

Limitation of Liability and Indemnification

Minnesota law and our Articles of Incorporation, as amended and restated, eliminate any personal liability of our directors for damages from breach of fiduciary duty, except for liability based on (i) a director’s duty of loyalty to us, (ii) acts or omissions not made in good faith, (iii) acts or omissions involving intentional misconduct, (iv) payments of improper dividends, (v) violations of state securities laws, and (vi) acts occurring prior to the date such provision was added. Our Bylaws provide that we will indemnify each officer and director of our company to the maximum extent permitted by the Minnesota Business Corporation Act.

Section 302A.52l of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s Articles of Incorporation or Bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits or proceedings in which such person is a party by reason of the fact that he or she was an officer, director, employee or agent of the corporation, if such person (i) has not otherwise been indemnified with respect to the same acts or omissions, (ii) acted in good faith, (iii) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director, officer, employee or agent, as the case may be, reasonably believed the conduct was in the best interests of the corporation, or, in the case of such person’s performance as a director, officer, partner, trustee, employee or agent of another entity, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.52l requires the corporation to advance, in certain circumstances and upon written request, reasonable expenses prior to final disposition. Section 302A.52l also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

We intend to obtain director and officer liability insurance covering our directors and officers to become effective prior to completion of this offering.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 6, 2004 certain information regarding beneficial ownership of our common stock by: (a) each person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors, the Named Executive Officer and the representative’s director designee, and (c) our directors and executive officers as a group.

The percentage of beneficial ownership is based on 3,986,483 shares of common stock outstanding as of December 6, 2004. The percentage of beneficial ownership after the offering is based on 6,016,483 shares of our common stock immediately following this initial public offering. Beneficial ownership is based on information furnished by the shareholders. Unless otherwise indicated and subject to community property laws where applicable, each shareholder named in the table below has sole voting and investment power with respect to the shares of our common stock set forth opposite such shareholder’s name. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by a shareholder and the percentage ownership of such shareholder, shares underlying options and warrants held by such shareholder that are currently exercisable or exercisable within 60 days from December 6, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder. Unless otherwise indicated, the address of each listed shareholder is 5733 International Parkway, New Hope, Minnesota 55428.

	Beneficial Ownership		Beneficial Ownership
	Prior to the Offering		After the Offering(1)

Name and Address	Number	Percent	Number	Percent

Five Percent or Greater Beneficial Owners
U.S Bank National Association, Trustee (2) 800 Nicollet Mall Minneapolis, Minnesota	1,025,250	25.7%	1,025,250	17.0%
David Palmlund, III (3) 5323 Swiss Avenue Dallas, Texas 75214	491,667	11.4%	425,000	7.0%
Donald Shiff (4) 6400 Flying Cloud Drive Eden Prairie, Minnesota 55344	328,750	8.1%	328,750	5.4%
Named Executive Officer
John L. Fiebelkorn (2)(5) 2730 Shadywood Road Excelsior, Minnesota 55331	0	*	0	*
Directors
Clyde Fessler (6) (7)	450,000	11.3%	450,000	7.5%
John Lai (6) (8)	197,750	4.9%	197,750	3.3%
William Eisner (6) (9) (10)	107,500	2.7%	107,500	1.8%
James D. Kramer (6) (9) (11)	43,500	1.1%	43,500	*
Robert J. Van Den Berg (6) (9)	27,500	*	27,500	*
Nicholas C. Bluhm (6) (9)	22,500	*	22,500	*
Jerry L. Ford (6) (9)	6,500	*	6,500	*
Robert W. Miller (6) (9)	4,500	*	4,500	*
Representative’s Director Designee
Henry G. Ciocca	0	*	0	*
All current directors and executive officers, as a group (9 persons) (7) (8) (10) (11) (12)	1,034,750	25.9%	1,034,750	17.2%

*	Indicates ownership of less than one percent.

(1)	Assumes the sale of all 66,667 shares of common stock issued in June 2004 to each selling shareholder and offered under this prospectus. See “Selling Shareholders.”

(2)	Represents shares of our common stock held by U.S. Bank National Association as trustee of the Racing Partners Management, Inc. Irrevocable Trust and the John L. Fiebelkorn Irrevocable Trust. John M. Silseth II has voting and investment control over Racing Partners Management, Inc. The trustee has voting and investment control over all shares of our common stock in the irrevocable trusts and may act in its discretion in the voting and disposition of these shares, except that the trustee is obligated to conduct an orderly liquidation of all shares of our common stock as quickly as reasonably practicable, subject to any restrictions imposed by applicable law, the agreements governing the irrevocable trusts and the lock-up restrictions applicable to these shares. As a result, the trustee is the beneficial owner of the shares of our common stock noted above. Neither Racing Partners Management, Inc. or John L. Fiebelkorn are beneficial owners, either directly or indirectly, of any of our securities.

(3)	Includes 200,000 shares of common stock issuable upon conversion of $500,000 principal amount of our Series A 16% Convertible Secured Notes (the “Series A Notes”) held by the Palmlund, Ltd. and includes an aggregate of 125,000 shares of our common stock underlying warrants issued to Palmlund, Ltd. in connection with the Series A Notes. On December 1, 2004, Palmlund, Ltd. agreed to convert the $500,000 in outstanding principal under its Series A Note into 200,000 shares of our common stock effective as of the closing of our initial public offering. David W. Palmlund, III has voting and investment control over the shares held by Palmlund, Ltd. See “Certain Relationships and Related Transactions.”

(4)	Includes 37,500 shares of common stock underlying a warrant and 30,000 shares of common stock issuable upon conversion of $75,000 in debt.

(5)	Named Executive Officer.

(6)	Director.

(7)	Includes 400,000 shares of common stock issued to Clyde Fessler in connection with his hiring, of which 300,000 shares are restricted and will vest in 36 equal monthly installments of 8,333.33 shares per month.

(8)	Represents 197,750 shares of our common stock held by Genesis Capital Group, Inc. John Lai, our director and an executive officer, has voting and investment control over the shares held by Genesis Capital Group, Inc.

(9)	Includes 2,500 shares of common stock issuable upon exercise of options.

(10)	Includes 16,000 shares of common stock held by Nonbox, Inc. William Eisner, our director, has voting and investment control over the shares held by Nonbox, Inc.

(11)	Includes 1,000 shares owned by Kramer Consulting, LLC. James D. Kramer, the Chairman of our board of directors, has voting and investment control over the shares held by Kramer Consulting, LLC.

(12)	Includes an aggregate of 15,000 shares of our common stock issuable upon exercise of stock options.

SELLING SHAREHOLDERS

May 2004 Note Issuance

In May 2004, we entered into Note Purchase Agreements pursuant to which we issued notes (the “May Notes”) in the aggregate principal amount of $600,000, to RFJM Partners, LLC and David Palmlund, III, the selling shareholders. The May Notes bear interest at a rate of 10% per annum, payable upon maturity of the May Notes.

The May Notes are due upon the earlier of:

•	the closing of an initial public offering by us;
•	one year from the date of issuance; or
•	upon an event of acceleration, including:

•	a financing resulting in gross proceeds to us of at least $2,000,000;
•	an event of default, as defined in the May Notes, which includes our failure to make any payment when due on the May Notes, the bankruptcy, insolvency, liquidation or dissolution of our company, or a change of control of us; or
•	certain extraordinary corporate transactions including the sale of all or substantially all of our assets, or a transaction or series of transactions (including a merger, consolidation or other reorganization, but excluding an initial public offering) that results in the holders of our common stock prior to the transaction owning less than 50% of our common stock after the transaction.

We are obligated to redeem the May Notes for 150% of the outstanding principal amount in the event of certain extraordinary corporate transactions, including the sale of all or substantially all of our assets, or a transaction or series of transactions (including a merger, consolidation or other reorganization, but excluding an initial public offering) that results in the holders of our common stock prior to the transaction owning less than 50% of our common stock after the transaction. Further, upon an event of default of a selling shareholder’s note, as provided above, such selling shareholder may convert its or his note into a number of shares of our common stock equal to 9.9% of our outstanding common stock at the time of default divided by a fraction, the numerator of which is the remaining outstanding principal under such selling shareholder’s note and the denominator of which is $600,000.

Under the terms of the Note Purchase Agreements, we were obligated to issue additional shares of our common stock to each of the selling shareholders upon the occurrence of certain financings. In June 2004, we entered into an amendment to the Note Purchase Agreements to provide for the issuance of 66,667 shares to each of the selling shareholders. In connection with the issuance of the May Notes, we agreed to register these shares for resale. See “Description of Securities – Registration Rights.”

While the May Notes are outstanding, we are required to notify the selling shareholders of any proposed offering of our securities other than this initial public offering. The selling shareholders have the right of first refusal to purchase any or all of the securities offered by us in any such proposed offering of our securities while the May Notes are outstanding. The right of first refusal will be offered to the selling shareholders on a pro rata basis and in the event that the selling shareholders exercise their right of first refusal with respect to more securities than would be offered by us in the financing, we will allocate the purchase of securities among the selling shareholders in proportion to the respective original principal amounts of the May Notes. At their option, the selling shareholders also may exchange the principal amount of the May Notes then outstanding for the securities sold in any offering of our securities occurring prior to an initial public offering and resulting in at least $2,000,000 in gross proceeds to us. The securities issued to the selling shareholders in exchange for the May Notes would have the same terms and restrictions as the securities offered to other investors in such offering.

Lane Capital Markets, the underwriters’ representative, acted as the placement agent in connection with the May Notes. The Note Purchase Agreements entered into by each of the selling shareholders in connection with the May Notes provide that the selling shareholders will not sell or otherwise transfer, without the prior written consent of the underwriter in an initial public offering of our securities, determined in its discretion, any of our securities, including the 133,334 shares being offered by the selling shareholders in this prospectus, for 180 days following the effective date of a registration statement covering any of our securities. The lock-up restrictions may be reduced at any time prior to their expiration by the underwriter, in its discretion.

Security Ownership of Selling Shareholders

The following table sets forth as of December 6, 2004 certain information regarding beneficial ownership of our common stock by each selling shareholder. The table also sets forth certain information regarding beneficial ownership of our common stock by each selling shareholder assuming the sale of all 66,667 shares of common stock issued to each selling shareholder pursuant to the terms of the Note Purchase Agreements. The information in the table also assumes that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling shareholder will own upon completion of this offering. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling shareholders.

The percentage of beneficial ownership is based on 3,986,483 shares of common stock outstanding as of December 6, 2004. The percentage of beneficial ownership after the offering is based on 6,016,483 shares of our common stock immediately following this initial public offering. Beneficial ownership is based on information furnished by the selling shareholder. Unless otherwise indicated and subject to community property laws where applicable, each selling shareholder named in the table below has sole voting and investment power with respect to the shares of our common stock set forth opposite such selling shareholder’s name. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by a selling shareholder and the percentage ownership of such selling shareholder, shares underlying options and warrants held by such selling shareholder that are currently exercisable or exercisable within 60 days from December 6, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

	Beneficial Ownership		Beneficial Ownership
	Prior to the Offering		After the Offering(1)

Name and Address	Number	Percent	Number	Percent

Selling Shareholders
RJFM Partners, LLC (2) 900 Third Avenue, Suite 201 New York, New York 10222	66,667	*	0	*
David Palmlund, III (3) 5323 Swiss Avenue Dallas, Texas 75214	491,667	11.4%	425,000	7.0%

*	Indicates ownership of less than one percent.

(1)	Assumes the sale of all 66,667 shares of common stock issued in June 2004 to each selling shareholder and offered under this prospectus. See “Selling Shareholders.”

(2)	Jeffrey Markowitz has voting and investment control over the shares held by RJFM Partners, LLC.

(3)	Includes 200,000 shares of common stock issuable upon conversion of $500,000 principal amount of our Series A 16% Convertible Secured Notes (the “Series A Notes”) held by the Palmlund, Ltd. and includes an aggregate of 125,000 shares of our common stock underlying warrants issued to Palmlund, Ltd. in connection with the Series A Notes. On December 1, 2004, Palmlund, Ltd. agreed to convert the $500,000 in outstanding principal under its Series A Note into 200,000 shares of our common stock effective as of the closing of our initial public offering. David W. Palmlund, III has voting and investment control over the shares held by Palmlund, Ltd. See “Certain Relationships and Related Transactions.”

Neither of the selling shareholders currently is, or within the past three years was, employed by us. Further, neither of the selling shareholders has had any other significant relationship with us, other than as a result of the ownership of our shares or other securities, except that David Palmlund, III is a guarantor of our line of credit with Compass Bank of Dallas, Texas for the benefit of the provider of our dealer floor plan financing program, GE Commercial Distribution Finance Corporation. See “Certain Relationships and Related Transactions.” None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Plan of Distribution

We have not engaged an underwriter in connection with the offering by the selling shareholders of 133,334 shares of our common stock and we will receive no proceeds from the sale of any of the shares of common stock that may be sold by the selling shareholders. We have agreed to pay all expenses incurred in connection with the registration of the shares of common stock offered by the selling shareholders except that the selling shareholders are exclusively responsible for paying all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares of common stock.

The shares of common stock acquired by the selling shareholders may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire the securities as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed.

The securities may be sold by one or more of the following:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus;
•	transactions involving cross or block trades or otherwise on the exchange or system listing our common stock;
•	“at the market” to or through market makers or into an existing market for the shares;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or
•	any combination of the foregoing.

Accordingly, the prices at which the selling shareholders’ shares are sold may be different than the price of shares of common stock that we sell in our initial public offering.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of shares of common stock, short and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock that they own and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling shareholders may also transfer and donate shares of our common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be “selling shareholders” for the purposes of this prospectus.

As of the date of this prospectus, we do not know of any arrangement the selling shareholders may have made with any broker for the sale of the securities. Underwriters, brokers or dealers may participate in sale transactions as agents and may receive brokerage commissions in that capacity from the selling shareholders or purchasers of the securities (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). These underwriters, brokers or dealers may also purchase securities and resell them for their own account as described above. The selling shareholders and the underwriters, brokers or dealers may be considered underwriters, as that term is defined by the Securities Act. However, the selling shareholders disclaim any status as underwriters. Any commissions, discounts or profits received by underwriters, brokers or dealers in the foregoing transactions described above may be considered underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of compensation that any agent of any selling shareholder will receive. However, the maximum commission or discount that may be received by any member of the National Association of Securities Dealers or independent broker-dealer will not be greater than 8% for the sale of the selling shareholders’ shares.

The 133,334 shares of common stock offered by the selling shareholders are subject to lock-up restrictions. See “Selling Shareholders — May 2004 Note Issuance.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Common Stock and Options for Services

We have issued shares of our common stock from time to time in consideration for management, product development, marketing, financial, professional and administrative services provided to us during our start-up and early stage development. In these transactions, our board of directors determined the value of services rendered to us. We believe that these transactions were on terms no less favorable than those that could have been obtained from unrelated parties for providing similar types of services, based upon management’s estimates as to the cost of comparable services in the motorcycle manufacturing industry, if comparable services would be available from a party other than a related party. If such services were unique to the related party, management determined that the terms were fair and reasonable given the services to be provided.

Since our inception in November 2002, we have issued shares of our common stock to our directors, executive officers and principal shareholders and their respective affiliates for services as follows:

•	Racing Partners Management, Inc. In November 2002, we issued to Racing Partners Management, Inc. (“Racing Partners”) 60,000 shares of our common stock with a value of $24,000 for its assistance in formulating our early motorcycle design and development concepts. From December 2002 to December 2003, Racing Partners provided us with loans under a line of credit to finance the development of our motorcycles. In consideration for the line of credit, we issued to Racing Partners 62,500 shares of our common stock with a value of $25,000 in December 2002, 62,500 shares of our common stock with a value of $25,000 in March 2003, and an additional 450,000 shares of our common stock with a value of $450,000 in May 2003. In December 2003, $276,193 was outstanding on the line of credit. This amount was refinanced through a promissory note issued to Racing Partners in December 2003. See “Certain Relationships and Related Transactions – Agreements with Racing Partners Management.” Racing Partners also identified and secured certain V-8 engine technology and sourced outside vendors to help us develop engine technologies for which we issued 62,500 shares of our common stock with a value of $25,000 in March 2003.

•	John L. Fiebelkorn. In November 2002, we issued to Mr. Fiebelkorn 60,000 shares of our common stock with a value of $24,000 in connection with his hiring as our Chief Executive Officer and for his work on our behalf during our pre-incorporation stage. In March 2003 and in May 2003, we issued to Mr. Fiebelkorn 25,000 and 115,000 shares of our common stock, respectively, having values of $10,000 and $115,000, respectively. These shares of stock were issued as bonuses in lieu of cash for Mr. Fiebelkorn’s services to us as our Chief Executive Officer.
•	Terry L. Nesbitt. In November 2002, in connection with his hiring as our Executive Vice President of Sales and Marketing, we issued to Mr. Nesbitt 50,000 shares of our common stock with a value of $20,000. In May 2002, we issued to Mr. Nesbitt an additional 75,000 shares of our common stock with a value of $75,000 as a bonus for his services as our Executive Vice President of Sales and Marketing.
•	John Lai. In November 2002, we issued to Genesis Capital Group, Inc. (“Genesis Capital”) 60,000 shares of our common stock with a value of $24,000. In May 2003, we issued to Genesis Capital 100,000 shares of our common stock with a value of $100,000. John Lai, who is an officer, director and co-founder of our company, is the sole owner of Genesis Capital. These shares of our common stock were issued to Genesis Capital in lieu of cash salary for services performed by Mr. Lai as our Vice President, Corporate Development and Investor Relations.
•	William Eisner. We issued 27,500 and 17,500 shares of our common stock to William Eisner in December 2003 and May 2003, respectively. In December 2004, we also issued 16,000 shares to Nonbox, Inc., of which William Eisner is the principal owner and Chief Executive Officer. The 61,000 shares were issued in consideration for advertising, marketing and brand development services performed by Nonbox, Inc. and have an aggregate value of $142,500.

•	Donald Shiff. In March 2003, we issued to Mr. Shiff 31,250 shares of our common stock with a value of $12,500 for business advice and services. In May 2003, we issued to Mr. Shiff 55,000 shares of our common stock with a value of $55,000 in consideration for several short-term loans provided to us by Mr. Shiff that matured in 2003. In February 2004, we refinanced the $132,658 of debt outstanding as of December 31, 2004, which is represented by a promissory note issued to Mr. Shiff. See “Certain Relationships and Related Transactions – Promissory Note to Donald Shiff.”

•	Garry N. Lowenthal. In connection with his hiring as our Chief Financial Officer, we issued to Mr. Lowenthal 25,000 shares with a value of $50,000. Additionally, in January 2004, we issued an option to Mr. Lowenthal to purchase 75,000 shares of our common stock at an exercise price of $2.00 per share at any time during the five-year term of the option. Mr. Lowenthal resigned as our Chief Financial Officer in July 2004.

Private Placement Issuances of Our Common Stock to Affiliates

In connection with a private placement from November 2002 to March 2003, we sold 362,500 shares of our common stock to Racing Partners, a beneficial owner of 20.7% of our outstanding common stock as of December 6, 2004 and a provider of consulting services to us. We also sold 29,000 shares of our common stock to William Eisner, our director, and 150,000 shares to Donald Shiff, a beneficial owner of 8.1% of our outstanding common stock as of December 6, 2004. In addition, we sold 18,250 shares of our common stock to Genesis Capital Group, Inc., a company owned and controlled by our director and executive officer, John Lai; and 95,000 shares to Kramer Consulting, LLC, a company controlled by our director, James D. Kramer.

In connection with a private placement of our common stock which began in June 2003 and ended in December 2003, we sold 2,500 shares of our common stock to Racing Partners; 15,000 shares of our common stock to William Eisner; 33,000 shares of our common stock to Robert J. Van Den Berg, a director of our company; 19,500 shares to Genesis Capital and 12,500 shares of our common stock to Donald Shiff.

In connection with a private placement of our common stock that began in January 2004 and ended in May 2004, we sold 20,000 shares of our common stock to our director, Nicholas C. Bluhm, 4,000 shares of our common stock to our director, Jerry L. Ford, and 1,000 shares of stock to a company controlled by our director, James D. Kramer. The terms of the sales of our common stock to our affiliates were the same as the terms under which unrelated parties participated in the private placements of our common stock.

Transactions with Racing Partners

In December 2003, we issued a promissory note in the amount of $276,193 to Racing Partners for amounts it loaned to us through a line of credit during the period from December 2002 to December 2003. The promissory note bears interest at a rate of 8% per annum and matures on the earlier of January 31, 2005 or completion of an initial public offering by us. In December 2002, we issued to Racing Partners 62,500 shares of our common stock in consideration for the line of credit.

In addition to the shares of our common stock issued to Racing Partners for the line of credit and as compensation for its consulting services to us, we paid Racing Partners $55,000 for consulting services in fiscal year 2003.

Further, under the terms of a consulting agreement that terminated on June 15, 2004, Racing Partners provided us with consulting services related to our manufacturing and development plans and our objectives and initiatives, as we required from time to time, for which we paid Racing Partners a semi-monthly fee of $4,500, plus certain medical insurance benefits and out-of-pocket expenses. We will also deliver to Racing Partners our first production motorcycle, with chromed frame. The agreement provides that Racing Partners will keep all our information, trade secrets, vendor contacts and any other information material to us strictly confidential at all times.

In August 2004, Racing Partners accepted the assignment from Donald Shiff of $17,500 we owed to Mr. Shiff under a promissory note we issued in February 2004. See “Certain Relationships and Related Transactions—Promissory Note to Donald Shiff.”

We believe the terms of our consulting arrangements with Racing Partners were no less favorable than those of a consulting arrangement with an unrelated party, based upon management’s estimates as to the cost of comparable services in the motorcycle manufacturing industry, if comparable services would be available from a party other than a related party. If such services were unique to the related party, management determined that the terms were fair and reasonable to us given the services to be provided.

Transactions with David W. Palmlund, III and Palmlund, Ltd.

Series A 16% Convertible Secured Notes

In December 2003, we completed the private placement of $500,000 in principal amount of our Series A 16% Convertible Secured Notes (the “Series A Notes”) to Palmlund, Ltd., an entity controlled by David W. Palmlund, III. As of December 6, 2004, David Palmlund, III is the beneficial owner of 11.4% of our outstanding common stock assuming conversion of the Palmlund, Ltd. Series A Note and exercise of warrants held by Palmlund, Ltd. In January 2004, we issued additional Series A Notes to two other persons in the aggregate principal amount of $100,000. In March 2004, we entered into an amendment relating to the maturity and conversion rights of the Series A Note held by Palmlund, Ltd. Each of the other two holders of our Series A Notes also entered into the same amendment relating to the maturity and conversion rights of the Series A Notes effective in April 2004. Effective June 2004, Palmlund, Ltd. agreed to further amend its Series A Note to provide that the maturity of the Series A Note is September 30, 2005. Other than the extended maturity date, the terms of the Series A Note held by Palmlund, Ltd. are the same as those held by the other two investors.

In connection with the issuance of the Series A Notes, we also issued three warrants (the “Series A Warrants”) to purchase an aggregate of 120,000 shares of our common stock, with Palmlund, Ltd. receiving a warrant to purchase 100,000 shares of our common stock and the other two investors each receiving a warrant to purchase 10,000 shares of our common stock. The Series A Warrants are exercisable at any time during their three-year term that begins upon the effective date of an initial public offering of our securities. The Series A Warrants have an exercise price equal to the price of the securities sold in an initial public offering.

The Series A Notes are secured by all of our tangible and intangible assets including equipment, inventory, office fixtures and equipment and our proprietary motorcycle technology. Principal amounts of the Series A Notes are convertible into shares of our common stock at the rate of one share per $2.50 of principal and any accrued but unpaid interest is payable in cash at the time of conversion. The Series A Notes may be converted into shares of our common stock at any time from the date of respective issuance, but the right of conversion will terminate 150 days following the effectiveness of our initial public offering. On December 1, 2004, Palmlund, Ltd. agreed to convert the $500,000 in outstanding principal under its Series A Note into 200,000 shares of our common stock effective as of the closing date our initial public offering. This conversion of the Series A Note by Palmlund, Ltd. is irrevocable except that it will be revoked automatically if the registration statement of which this prospectus is a part is not declared effective by June 1, 2005 or if the registration statement is at any time withdrawn.

The Series A Notes mature 18 months from the date of their respective issuance, unless earlier converted into our common stock. The interest rate of the Series A Notes increased from 16% per annum to 18% beginning on April 1, 2004 and effective May 1, 2004, the 18% interest rate became effective retroactive from the dates of the respective issuance of the Series A Notes.

On April 1, 2004, we issued to Palmlund, Ltd. a warrant to purchase 5,000 shares of our common stock and we issued the other holders of Series A Notes warrants to purchase 500 shares each. The warrants are exercisable at $1.00 per share for a period of 150 days after the effective date of an initial public offering of our securities. Additionally, on May 1, 2004, we issued to Palmlund, Ltd. a warrant to purchase 20,000 shares of our common stock and we issued the other holders of Series A Notes warrants to purchase 2,000 shares each. The warrants issued on May 1, 2004 have the same terms as the warrants issued on April 1, 2004. Both the April 1, 2004 and May 1, 2004 issuances of warrants were pursuant to provisions of the Series A Notes.

Letter of Credit and Palmlund Guarantee

In May 2003, we entered into a vendor agreement with GE Commercial Distribution Finance Corporation (“CDF”) to establish a financing program with CDF pursuant to which CDF will finance certain purchases by dealers of our motorcycles from us. In connection with the vendor agreement, in February 2004, we obtained an irrevocable standby letter of credit in the amount of $100,000 from Compass Bank of Dallas, Texas that named CDF as beneficiary. CDF has the right to draw upon the letter of credit if we default upon our obligations under the vendor agreement or if we fail to establish a substitute irrevocable letter of credit 60 days prior to the expiration of the letter of credit on February

13, 2005. Concurrently with the letter of credit, we entered into a letter of credit guarantee with David Palmlund, III, pursuant to which Mr. Palmlund will guarantee all amounts owed under the letter of credit until February 13, 2005. We have agreed to make monthly payments to Mr. Palmlund of $1,500 per month for each month of the term of his guarantee, which represents an interest rate of 18% per year on the full letter of credit amount. We have further agreed to pay any amounts drawn on the letter of credit within 60 days of the draw.

In exchange for such guarantee and to the extent the line of credit is drawn upon, we agreed to issue to Mr. Palmlund three-year common stock purchase warrants as follows: (a) if the line is drawn upon in any amount, we will issue to Mr. Palmlund a warrant to purchase 15,000 shares of our common stock with an exercise price of $2.50 per share and (b) if the line of credit is drawn upon in an amount of $50,000 or more and we do not conduct an initial public offering of our securities, we will issue to Mr. Palmlund an additional warrant to purchase 15,000 shares of our common stock with an exercise price equal to the initial public offering price. We believe the terms of the CDF guarantee by Mr. Palmlund are no less favorable than those we could have obtained in a similar type of transaction with an unrelated party, based upon management’s belief as to the terms of comparable arrangements in the motorcycle industry and the availability of such terms from a party other than a related party.

Series B 18% Bridge Note

In February 2004, we issued a Series B 18% Bridge Note (the “Series B Note”) in the principal amount of $400,000 to Palmlund, Ltd. We may demand up to $400,000 from time to time during the term of the Series B Note. In addition, Palmlund, Ltd. has agreed to provide us with up to $100,000 in additional funds, which were provided to us in April 2004. All amounts under the Series B Note must be repaid upon the earlier of (a) within 21 days of the effective date of an initial public offering of our securities or (b) six months from the date of issuance of the Series B Note. Amounts under the Series B Note accrue interest at a rate of 18% per year and interest is payable monthly during its term. As of December 6, 2004, $500,000 was outstanding under the Series B Note.

In connection with the Series B Note, we entered into a Secured Financing Agreement in February 2004 with David W. Palmlund, III granting Mr. Palmlund a first position security interest in (a) our V-Twin prototype engine; (b) drawings, intellectual property and goodwill related to the V-Twin engine; (c) instructions on the production of the V-Twin engine and a list of component suppliers for the V-Twin engine.

The Secured Financing Agreement will expire upon completion of an initial public offering and repayment of the Series B Note, unless extended by written consent of both parties.

We believe that the terms of the Series B Note transaction were no less favorable than those we could have obtained in a similar type of transaction with an unrelated party, based upon management’s belief as to the terms of alternative financing, negotiations with parties other than related parties, the terms of our prior financing arrangements and management’s belief as to the availability of comparable arrangements with unrelated parties.

May 2004 Notes

In May 2004, we issued notes with an aggregate principal amount of $600,000 (the “May Notes”) to the selling shareholders, David Palmlund, III and RFJM Partners, LLC, pursuant to Note Purchase Agreements. Under the terms of the original Note Purchase Agreements, we were obligated to issue additional shares of our common stock to the selling shareholders. In June 2004, we entered into an amendment to the Note Purchase Agreements to provide for the issuance of 66,667 shares to each of David Palmlund, III and RFJM Partners, LLC. See “Selling Shareholders — May 2004 Note Issuance.” The terms of the May Notes transaction with David Palmlund, III were the same as the terms under which an unrelated party participated May Notes transaction.

Series D 18% Note

In June 2004, we issued a Series D Note (the “Series D Note”) in the principal amount of $200,000 to David Palmlund, III. We received $100,000 of the proceeds from the Series D Note on June 9, 2004, and $100,000 on June 25, 2004. All amounts under the Series D Note are due upon the earlier of (a) within 20 days of the effective date of an initial public offering of our securities or (b) one year from the date of issuance. Amounts under the Series D Note accrue interest at a rate of 18% per year from the date we receive the funds and interest is payable quarterly during its term.We believe the Series D Note transaction with Mr. Palmlund were on terms no less favorable than those we could have obtained in a similar transaction conducted with an unrelated party, based upon management’s belief as to the terms of alternative financing, negotiations with parties other than related parties, the terms of our prior financing arrangements and management’s belief as to the availability of comparable arrangements with unrelated parties.

Series E Bridge Note

In August 2004, we issued a Series E Bridge Note (the “Series E Note”) in the principal amount of $200,000 to David Palmlund, III. All amounts the Series E Note are due on the earlier of (a) the date that is 20 days after the effective date of an initial public offering of our securities or (b) six months after the date of issuance. Amounts under the Series E Note do not bear interest, but we paid Mr. Palmlund a loan fee of $10,000 on each of August 15, 2004 and October 1, 2004. An additional $10,000 loan fee will be due on November 15, 2004 if the amounts outstanding under the Series E Note are not repaid by such date. We believe the Series E Note transaction with Mr. Palmlund was on terms no less favorable than those we could have obtained in a similar transaction conducted with an unrelated party, based upon management’s belief as to the terms of alternative financing, the terms of our prior financing arrangements and management’s belief as to the availability of comparable arrangements with unrelated parties.

Promissory Note to Donald Shiff

Donald Shiff, a beneficial owner of 8.1% of our common stock as of December 6, 2004, loaned an aggregate of $157,658 to us for working capital in 2003. In February 2004, $132,658 of the debt was outstanding and is represented by a promissory note issued in February 2004 and most recently amended in September 2004. In August 2004, Mr. Shiff assigned $17,500 of this indebtedness to Racing Partners. Currently, we owe $115,158 to Mr. Shiff under this promissory note. The promissory note bears interest at a rate of 8% per annum and matures upon the earlier of December 31, 2004 or the completion of an initial public offering. If we conduct an initial public offering which becomes effective prior to December 31, 2004, $75,000 of the principal amount under this promissory note issued to Mr. Shiff will automatically convert into shares of our common stock at the rate of one share per $2.50 of principal amount of debt, resulting in the issuance of 30,000 shares of our common stock to him as of the effective date of such initial public offering. We believe the terms of this transaction were no less favorable than those we could have obtained in a similar type of transaction with an unrelated party, based upon management’s belief as to the terms of comparable arrangements in the motorcycle industry and the availability of such terms from a party other than a related party.

The debt owed to Donald Shiff was originally secured by a security interest in our tangible and intangible assets, including inventory, machinery, furniture, trademarks, prototypes and goodwill. However, Mr. Shiff’s security interest has been assigned to Palmlund, Ltd. in connection with our issuance of the Series B Note to Palmlund, Ltd.

In the future, any transaction between us and our directors, officers or beneficial owners of 5% or greater of our common stock must be approved by our Governance Committee.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 60,000,000 shares of stock, of which 50,000,000 shares are common stock, no par value and 10,000,000 are undesignated shares. As of December 6, 2004, there were 3,986,483 shares of common stock outstanding, held of record by 111 shareholders.

We have applied to list our common stock and warrants for public trading on the American Stock Exchange (“AMEX”) under the symbols “BIK” and “BIK.W,” respectively.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors, (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of our company, and (iii) are entitled to one vote per share on all matters on which shareholders may vote at all meetings of shareholders. All shares of common stock now outstanding are fully paid and nonassessable. When issued, the shares of common stock to be issued in this offering and the shares of common stock issuable upon exercise of the warrants to be issued in this offering, will also be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to our shares of common stock.

Holders of our common stock do not have cumulative voting or preemptive rights. Accordingly, the holders of more than 50% of outstanding shares of common stock have the ability as a group to elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Redeemable Warrants

The warrants to be sold in this offering will be issued under and governed by a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. Each warrant entitles its holder to purchase one share of our common stock anytime until three years after the effective date of this offering, subject to earlier redemption. Warrants are exercisable at a price of $7.50 per share, subject to customary anti-dilution adjustments in events such as stock splits and dividends, mergers and other business combinations, and reorganizations or similar events.

The warrants are redeemable by us for $0.01 per warrant on 20 days written notice to warrant holders at any time after the closing sale price of our common stock exceeds $10.00 per share, subject to adjustment, for a period of at least 20 consecutive trading days. Unless warrant holders exercise their warrants during the 20-day notice period, the warrants will be redeemed on the date fixed for redemption and thereafter, holders will have no rights under the warrants other than their right to receive the $0.01 per warrant redemption amount.

Warrant holders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of common stock for any purpose. The warrants will be in registered form and may be presented for transfer or exercise at the office of our warrant agent. Any exercise of the warrants must be completed prior to their expiration date or earlier redemption date, by surrendering the warrant certificate accompanied by payment of the full exercise price.

Unless a current prospectus relating to the shares of common stock underlying the warrants is in effect with the Securities and Exchange Commission and applicable states or exemptions are available, warrant holders will not be able to exercise any warrants. We intend to use our best efforts to maintain the effectiveness of a current prospectus and otherwise satisfy state requirements in states where we initially qualify our securities for sale in this offering, but we cannot assure you that we will be able to do so.

Undesignated Shares

Our Articles of Incorporation authorize up to 10,000,000 undesignated shares. Our board of directors may designate these shares as one or more classes or series, including designation as additional shares of our common stock. Our board of directors has the authority, without further shareholder action, to issue, from time to time, all or any part of the undesignated shares. Our board of directors also is authorized to determine the designation and number of shares, in each class or series, and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of each class or series, and any other rights and preferences thereof. Any undesignated shares may be designated as having disproportionately high voting rights or class voting rights, may be convertible into shares of common stock, and may rank prior or superior to our common stock with respect to voting, conversion, liquidation, dividend, distribution, preemptive or other rights or preferences which could be superior to those of the common stock and adversely affect the rights of the holders of common stock. Further, the future issuance of additional shares of common stock or securities convertible into, or exercisable for, common stock will result in dilution to the holders of our common stock.

The consent of the holders of our common stock is not required for the designation of undesignated shares or issuance of any undesignated shares. The authority of our board of directors to designate and issue shares might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us by diluting the voting power of the common stock then outstanding. Our undesignated shares could also be issued to purchasers who would support our board of directors in opposing a takeover bid which the board determines not to be in our best interests and those of our shareholders.

Stock Options, Restricted Stock, Warrants and Rights to Acquire Shares of Common Stock

As of the date of this prospectus, we have outstanding stock options and non-redeemable warrants to purchase an aggregate of 373,635 shares of our common stock at a weighted average exercise price of $2.21 per share, and expiring from 2004 to 2008.

In February 2004, our board of directors adopted the Viper Motorcycle Company 2004 Stock Plan (the “2004 Stock Plan”), which was approved by our shareholders in March 2004. The purpose of the 2004 Stock Plan is to enable us to retain and attract key employees, consultants, officers and directors who will contribute to our success by their ability, ingenuity and industry, and to enable such individuals to participate in our long-term success and growth by giving them a proprietary interest in us.

The 2004 Stock Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and deferred stock covering up to a total of 495,000 shares of common stock to key employees, consultants, officers and directors. As of December 6, 2004, no awards have been made under the 2004 Stock Plan. We intend to file a registration statement on Form S-8 with respect to all 495,000 shares of common stock reserved for issuance under the 2004 Stock Plan following the completion of this offering.

Pursuant to our employment agreement with Mr. Fessler, we granted to Mr. Fessler 100,000 shares of our common stock and an additional 300,000 shares of our common stock as restricted stock. The shares of restricted stock vest in 36 equal installments of 8,333.33 shares on the 15th of each calendar month during the term of his employment agreement with us. If Mr. Fessler’s employment is terminated as a result of death, disability, by us “for cause” or by Mr. Fessler without “good reason,” we will be obligated to issue to Mr. Fessler only the shares of restricted stock that are then-vested. If Mr. Fessler’s employment is terminated other than in the event of death, disability, by us for cause or is terminated by Mr. Fessler with good reason, the balance of the 300,000 shares of restricted stock will be conveyed to Mr. Fessler. Upon termination for cause or upon resignation without good reason, all of the shares then unvested will be forfeited by Mr. Fessler. Until the shares of common stock granted to Mr. Fessler are vested, he is prohibited from transferring, assigning, conveying, pledging, hypothecating or otherwise encumbering such shares.

In addition to rights to acquire shares of our common stock described above, we also will issue, as of the effective date of this initial public offering, an aggregate of 30,000 shares of our common stock issuable upon conversion of $75,000 in debt owed to Donald Shiff and we will issue, as of the closing of this initial public offering, 200,000 shares of our common stock to Palmlund, Ltd. upon conversion of its Series A Note in the principal amount of $500,000, as described below.

In December 2003, we completed the private placement of $500,000 in principal amount of our Series A Notes to Palmlund, Ltd. In January 2004, we issued additional Series A Notes in the aggregate principal amount of $100,000 to two other persons. The aggregate $600,000 in principal amount under the Series A Notes is convertible into shares of our common stock under certain circumstances. On December 1, 2004, Palmlund, Ltd. agreed to convert the $500,000 in outstanding principal under its Series A Note into 200,000 shares of our common stock effective as of the closing date of our initial public offering. The holders of Series A Notes received, upon issuance of the Series A Notes, warrants to purchase an aggregate of 120,000 shares of our common stock. The warrants are exercisable for a period of three years following the effective date of this offering at the price for which shares of our common stock are offered under this offering. In April 2004, we issued to the holders of Series A Notes, warrants to purchase an aggregate of 6,000 shares of our common stock. In May 2004, we issued additional warrants to holders of our Series A Notes that are exercisable to purchase an aggregate of 24,000 shares of our common stock. The warrants issued to holders of our Series A Notes in April 2004 and May 2004 are exercisable at a price of $1.00 per share for a period of 150 days after the effective date of this offering. See “Certain Relationships and Related Transactions — Transactions with David W. Palmlund, III and Palmlund, Ltd. — Series A 16% Convertible Secured Notes.”

Registration Rights

In connection with this offering, we have agreed to sell to the underwriters’ representative one warrant (the “Representative’s Warrant”) to purchase up to 270,000 shares of our common stock and one warrant to purchase up to 270,000 shares of our common stock. We have granted the representative one demand and unlimited “piggy-back” registration rights and will pay the costs of any such registration. These registration rights relate to both the shares of common stock issuable upon exercise of the Representative’s Warrant and the shares of common stock underlying the warrant issuable upon exercise of the Representative’s Warrant.

We have also granted to the representative “piggy-back” registration rights with respect to the 16,135 shares of our common stock underlying a five-year warrant issued to the representative in connection with its services to us as a placement agent under an agency agreement dated February 6, 2003. We will bear all of the expenses associated with such registration.

In connection with the issuance in December 2003 and January 2004 of our Series A 16% Convertible Secured Notes (the “Series A Notes”) with an aggregate principal amount of $600,000, we also issued three warrants to purchase an aggregate of 120,000 shares of our common stock. These warrants are granted “piggy-back” registration rights in any future offering or registration statement, excluding an initial public offering of our securities.

Pursuant to the terms of Note Purchase Agreements dated May 26, 2004 and May 27, 2004, we issued notes (the “May Notes”) in an aggregate principal amount of $600,000 to the selling shareholders. The Note Purchase Agreements provide the selling shareholders certain registration rights, as described below, with respect to any shares of common stock (the “Bridge Securities”):

•	issued by us as a result of the closing of certain financings occurring while the May Notes are outstanding, including an initial public offering of our securities;
•	issued by us to a selling shareholder upon an event of default, as defined in the May Notes, in an amount equal to 9.9% of our outstanding common stock at the time of default divided by a fraction, the numerator of which is the remaining outstanding principal under such selling shareholder’s note and the denominator of which is $600,000; and
•	issued by us upon exercise of the right of the holders of the May Notes to exchange the outstanding principal of the May Notes into any securities we offer in certain qualified future financings occurring before an initial public offering.

We are obligated to notify the holders of the May Notes if we intend to file a registration statement relating to our securities and the holders of the May Notes have the one time right to include the Bridge Securities in such registration statement. The Note Purchase Agreements provide that our obligation to register the Bridge Securities will be satisfied by including the Bridge Securities in a registration statement relating to an initial public offering. Pursuant to this provision of the Note Purchase Agreements, we are including 133,334 shares of common stock issued to the selling shareholders in the registration statement of which this prospectus forms a part.

Anti-Takeover Provisions

Certain provisions of Minnesota law and our Articles of Incorporation could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance continuity and stability regarding the composition of, and formulation of policies by, our board of directors, as well as to discourage an unsolicited takeover of our company. These provisions, however, could have the effect of discouraging certain attempts to acquire us, which in turn could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Our Articles of Incorporation provide that the holders of our common stock do not have cumulative voting rights or any preemptive rights to purchase securities we offer or sell in the future. Minnesota law also provides that any merger or other business combination or sale of substantially all our assets requires approval by shareholders owning a majority of our outstanding common stock. Furthermore, in order for shareholders to call a special meeting of shareholders, at least 10% of the voting power must join in the request. Our board of directors also has the power to fill any vacancies of the board, including a vacancy created by an increase in the number of directors. Further, our Articles of Incorporation require that shareholders give notice and provide other information to us in order to bring proposals before shareholders for consideration at a meeting.

Section 302A.671 of the Minnesota Business Corporation Act provides that the acquisition of shares above certain new threshold percentages of voting control (in excess of 20%, 33 1/3% or 50%) requires approval by a majority of our shareholders other than the acquirer (if already a shareholder) and officers and directors who are also our employees, otherwise the shares acquired above such new percentage level of voting control will not be entitled to voting rights. We are required to hold a special shareholders’ meeting to vote on any such acquisition within 55 days after the delivery to us by the acquirer of an information statement describing, among other things, the acquirer and any plans of the acquirer to liquidate or dissolve us and to change materially our business, corporate structure, management or personnel. The acquirer must also provide copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquirer. If any acquirer does not submit an information statement to us within 10 days after acquiring shares representing a new threshold percentage of voting control, or if the disinterested shareholders vote not to approve such an acquisition, we may redeem the shares so acquired by the acquirer at their market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if such offer has been approved by a majority vote of disinterested board members of the issuing corporation.

Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between us and a shareholder who becomes the beneficial holder of 10% or more of our outstanding voting stock (an “interested shareholder”) unless a committee consisting of one or more disinterested directors has approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, the statute imposes a four-year prohibition from the interested shareholder’s share acquisition date on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving us and the statutory interested shareholder or his, her or its affiliates.

In the event of certain tender offers for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the board of directors consisting of disinterested directors approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

These statutory provisions could also have the effect in certain circumstances of delaying or preventing a change in the control of us.

Transfer and Warrant Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company, New York, New York, as the transfer agent and registrar for our common stock and also as the warrant agent for our warrants sold in this offering.

SECURITIES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding a total of 6,016,483 shares of common stock, or 6,286,483 if the underwriters’ over-allotment option is exercised in this offering.

We have reserved up to 2,340,000 shares of common stock for the future exercise of warrants and the Representative’s Warrant related to this offering and 373,635 shares of common stock for future exercise of currently outstanding options and warrants. We have also reserved 495,000 shares of common stock for issuance under our 2004 Stock Plan. As of the date of this prospectus, no awards have been granted under the 2004 Stock Plan. However, we intend to register all 495,000 shares of our common stock reserved for issuance under the 2004 Stock Plan following the completion of this offering.

The shares of common stock sold in this offering and the 133,334 shares being registered for our selling shareholders will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates”, as defined in the Securities Act, may generally only be sold in compliance with Rule 144 of the Securities Act. Provided necessary state and federal registrations are current, shares of common stock issued upon exercise of the warrants sold in this offering also will be freely tradable when issued.

Rule 144 of the Securities Act and Lock-up Agreements

Our restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Sales of these restricted securities in the public market, or even their availability for sale, could adversely affect the market price of our common stock and warrants. The 3,986,483 shares of our common stock held by existing shareholders as of the date of this prospectus are “restricted securities” within the meaning of Rule 144 and will be subject to the volume, holding period and manner of sale limitations of Rule 144.

The underwriters’ representative has requested that our directors, executive officers and principal shareholders enter into lock-up agreements in connection with this offering relating to a total of 2,497,917 shares of our common stock held by them. The lock-up agreements relating to 1,339,333 shares of our common stock provide that they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any options or warrants or related underlying shares owned by them for a period of at least one and up to four years after the effective date of this offering, unless the lock-up is released in writing by the representative. During the last three years of this lock-up period, the lock-up will terminate automatically if our common stock trades in the public market above 200% of the common stock offering price for a period of 20 consecutive trading days, subject to adjustment. Further, the representative has agreed that the 43,500 shares of our common stock beneficially owned by James D. Kramer, the Chairman of our board of directors will be released from the restrictions of the lock-up agreement described above if Mr. Kramer is not nominated to serve as a director. Further, a total of 1,025,250 shares held by U.S. Bank National Association, as a trustee for two irrevocable trusts, are subject to lock-up agreements that provide that the trustee will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of the shares of our common stock controlled by it for a period of three years. The Note Purchase Agreements entered into by the selling shareholders also contain lock-up provisions relating to a total of 133,334 shares of our common stock. See “Selling Shareholders — May 2004 Note Issuance.”

Considering the restrictions of both lock-up agreements for our directors, officers and principal shareholders and Rule 144, and assuming all lock-up agreements requested by the representative are received and no lock-up provisions are released, the number of our restricted shares that will be available for sale in the public market will be as follows:

•	beginning 90 days after the effective date of this offering, 985,167 shares of our common stock will be eligible for sale subject to the manner of sale and certain other limitations of Rule 144; and

•	beginning one year after the effective date, approximately another 3,001,316 shares of our common stock will be eligible for sale under Rule 144 when the lock-up agreements terminate automatically or expire after four years.

After any release or termination of lock-up agreements, the restrictions of Rule 144 will continue to apply regarding sales of restricted securities by those persons formerly subject to lock-up provisions. After the lock-up restrictions expire with respect to the 1,025,250 shares of our common stock controlled by it, U.S. Bank National Association is obligated as trustee to conduct an orderly liquidation of all shares of our common stock controlled by it as quickly as reasonably practicable, subject to any restrictions imposed by applicable law, including the restrictions of Rule 144, and the trustee may not purchase any of our securities.

Under Rule 144(k), a shareholder who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an “affiliate,” is entitled to sell such shares without complying with the manner of sale, notice filing or volume limitation of Rule 144.

Registration Rights

Upon completion of this offering, the holders of warrants exercisable for an aggregate of 136,135 shares of our common stock will have the right to require us to register these shares under the Securities Act under certain circumstances. Future registration of shares of common stock incident to the exercise of any of these registration rights would result in such shares becoming freely tradable in the public market immediately upon the effectiveness of such a registration. See “Description of Securities — Registration Rights.”

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which Lane Capital Markets is acting as the underwriters’ representative, have agreed to purchase from us an aggregate of 1,800,000 shares of common stock and warrants to purchase an aggregate of 1,800,000 shares of common stock. The underwriters have agreed to purchase from us the number of shares of our common stock and the number of warrants to purchase an equal number of shares of our common stock set forth opposite their names at the respective public offering prices of $      and $      , less the underwriting discount set forth on the cover page of this prospectus:

Underwriter	Number of Shares	Number of Warrants

Lane Capital Markets, LLC

Total	1,800,000	1,800,000

The underwriters are committed to purchase and pay for all of the shares of common stock and warrants offered hereby. The underwriting agreement provides that the obligations of the underwriters are subject to the delivery of an opinion of our counsel and to various other conditions.

The representative has advised us that the underwriters propose to offer the shares of common stock and warrants to the public at the respective public offering prices set forth on the cover page of this prospectus. The underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the “NASD”) concessions, not in excess of $      per share of common stock and $ per warrant, of which not in excess of $      per share of common stock and $      per warrant may be reallowed to other dealers who are members of the NASD. The representative has informed us that the underwriters intend to sell our common stock to discretionary accounts and that they do not expect sales to discretionary accounts to exceed 1% of the securities offered hereby.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 270,000 additional shares of common stock and up to 270,000 additional warrants at the respective public offering prices set forth on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of common stock and warrants offered hereby. If the underwriters exercise the over-allotment option in full, the total price to the public would be $      , the total underwriting discounts and commissions would be $      and the total proceeds to us, before payment of the expenses of this offering, would be $      .

We have agreed to pay the underwriters’ representative a nonaccountable expense allowance of 1% of the gross proceeds from the sale of common stock and warrants by us, of which $      has been paid as of the date of this prospectus. We have agreed to reimburse the representative for its accountable expenses. We have agreed to pay all expenses in connection with qualifying the shares of common stock and warrants offered under the laws of such states as the representative may designate, including expenses of counsel retained for such purpose by the representative. We estimate our expenses of this offering to be $      , including the underwriters’ discounts and commissions, or $      if the underwriters' over-allotment option is completely exercised.

We have agreed to sell to the representative, for $270, one warrant (“Representative’s Warrant”) to purchase up to 270,000 shares of our common stock and one warrant to purchase up to 270,000 shares of our common stock. The Representative’s Warrant is exercisable for $7.00 per share of common stock and $0.165 per warrant, assuming an initial public offering price of $5.00 per share of common stock and $0.10 per warrant. The Representative’s Warrant is exercisable beginning six months from the date of this prospectus and will expire four years from the date it is first exercisable. The warrants issuable upon exercise of the Representative’s Warrant are exercisable to purchase one share of common stock at a price equal to the exercise price of the warrants as set forth on the cover page of this prospectus (subject to adjustment). During the exercise period, the holders of the Representative’s Warrant will have the opportunity to profit from a rise in the market price of our securities, which will dilute the interests of our shareholders. We expect that the Representative’s Warrant will be exercised when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Representative’s Warrant. Any profit realized by the representative on the sale of Representative’s Warrant or the underlying securities may be deemed additional underwriting compensation. The Representative’s Warrant contains a cashless exercise provision. Subject to certain limitations and exclusions, upon request of the holders of the majority of the Representative’s Warrant, we have agreed to register the securities underlying the Representative’s Warrant under the Securities Act. We have also agreed to include such Representative’s Warrant and the underlying securities in an unlimited number of registration statements that we file on a piggy-back basis and one time on a demand basis. The Representative’s Warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

We have also agreed to appoint a designee of the representative to our board of directors concurrently with the closing of this offering. For a period of three years following the closing of this offering, we have further agreed to nominate the representative’s director designee to stand for election to our board of directors at any meeting of our shareholders at which directors will be elected. As a member of our board, the representative’s director designee will receive the same compensation as other board members and we will indemnify such director against claims arising from his service as a director to the same extent as other members of the board. Henry Ciocca will initially be the representative’s director designee.

In addition, we have agreed to enter into a consulting agreement to retain the representative as a financial consultant for a period of three years at a fee of $108,000, payable in full, in advance. Under the consulting agreement, the representative will provide us with services related to corporate finance and other financial service matters as we may request, but the representative is not required to devote a specific amount of time to the performance of its duties thereunder.

The representative acted as placement agent for us in connection with certain private placements and was paid a placement agent fee of $60,250, constituting approximately 4% of the gross proceeds of the private placements. In addition, as consideration for its services as a placement agent, we issued to the representative a warrant to purchase 16,135 shares of our common stock.

Lane Capital Markets is principally engaged in providing securities brokerage, investment banking and related financial services to individuals, institutions and corporations. Lane Capital Markets provides consulting and financial services to private and public entities seeking to obtain or participate in financing arrangements. Although its Chairman and Chief Executive Officer, John D. Lane, has an extensive investment banking background and experience, Lane Capital Markets, as an entity, has limited experience conducting public equity offerings, having only underwritten one prior public equity offering.

Prior to this offering, there has been no public trading market for the common stock or the warrants. Consequently, the initial public offering price of the common stock and the warrants and the exercise price of the warrants have been determined by negotiations between us and the representative and bear no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price of our common stock and warrants after this offering. Among the factors considered in determining the offering prices and the exercise price of the warrants were our financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to ours and the general condition of the securities market. Additionally, the initial public offering price of our common stock and warrants may not be indicative of the prices that may prevail in the public market.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market;
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which such underwriter may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or delaying a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution of Prospectus

A prospectus in electronic format relating to our offering may be made available on the Internet sites or through other online services maintained by the underwriters or selling group members participating in this offering, or their affiliates. In those cases, prospective investors may view offering terms online and may be able to open an account online with the underwriters to participate in the public offering.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by any underwriter or a selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us, any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of common stock and warrants to purchase common stock offered hereby will be passed on for us by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon on behalf of the underwriters by McCarter & English, LLP, Newark, New Jersey.

EXPERTS

The audited financial statements of Viper Motorcycle Company included herein and elsewhere in the Registration Statement on Form SB-2 have been audited by Carver Moquist & O’Conner, LLC, independent registered public accountants, and formerly known as Carver Moquist & Associates, LLC, for the periods and to the extent set forth in their report dated April 21, 2004, which includes an explanatory paragraph that refers to substantial doubt regarding our ability to continue as a going concern. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act a registration statement on Form SB-2 relating to the shares of common stock we are offering by this prospectus. This prospectus, which constitutes part of the registration statement filed with the Commission, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, where the contract, agreement or other document is an exhibit to the registration statement, any statement with respect to such contract, agreement or document is qualified by the provisions of such exhibit. You may examine a copy of the registration statement, including the exhibits, at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain a copy of a portion of the registration statement from the public reference room upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The Commission maintains a website at www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission.

Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements at December 31, 2003 (audited) and September 30, 2004 (unaudited) and for the year ended December 31, 2003 (audited) and the period from inception (November 18, 2002) through
December 31, 2002 (audited) and the nine months ended September 30, 2004 (unaudited) and 2003 (unaudited) and the period from inception (November 18, 2002) to September 30, 2004 (unaudited)
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Shareholders’ Deficit	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Viper Motorcycle Company
Minneapolis, Minnesota

We have audited the accompanying balance sheet of Viper Motorcycle Company, as of December 31, 2003, and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2003, and the period from inception (November 18, 2002) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viper Motorcycle Company, as of December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003, and the period from inception (November 18, 2002) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company incurred a net loss of $2,999,735 during the year ended December 31, 2003, and as of December 31, 2003 has a shareholders’ deficit of $539,130. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this matter.

/s/ Carver Moquist & Associates, LLC

CARVER MOQUIST & ASSOCIATES, LLC
(Now known as Carver Moquist & O’Connor, LLC)
Minneapolis, Minnesota
April 21, 2004

Viper Motorcycle Company
(A Development Stage Company)
Balance Sheets

	December 31,	September 30,
	2003	2004

		(unaudited)
Assets
Current assets:
Cash	$ 396,346	$ —
Accounts receivable	—	24,946
Inventories	297,356	625,976
Other assets	—	200

Total current assets	693,702	651,122
Property and equipment, net	261,671	359,316
Other assets	18,538	509,836

Total assets	$ 973,911	$ 1,520,274

Liabilities and Shareholders’ Deficit
Current liabilities:
Checks in excess of bank balance	$ —	$ 92,179
Accounts payable	407,820	1,041,558
Accrued liabilities	236,538	315,564
Current portion of indebtedness to related parties	25,000	1,900,346
Notes payable	177,658	353,377
Other current liabilities	—	23,366
Current portion of capital leases	—	11,326

Total current liabilities	847,016	3,737,716

Long-term liabilities:
Indebtedness to related parties, less current portion	666,025	—
Capital leases, less current portion	—	52,497

Total long-term liabilities	666,025	52,497

Total liabilities	1,513,041	3,790,213

Commitments and contingencies
Shareholders’ deficit:
Undesignated stock, 10,000,000 shares authorized	—	—
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding 3,294,149 and 3,986,483 at December 31, 2003 and September 30, 2004, respectively	2,805,217	5,988,679
Unearned compensation	—	(1,333,334)
Accumulated deficit during development stage	(3,344,347)	(6,925,284)

Total shareholders’ deficit	(539,130)	(2,269,939)

Total liabilities and shareholders’ deficit	$ 973,911	$ 1,520,274

See accompanying notes to the financial statements.

Viper Motorcycle Company
(A Development Stage Company)
Statements of Operations

		Period from	Nine Months Ended		Cumulative from
		Inception			Inception
	Year Ended	(November 18, 2002)			(November 18, 2002)
	December 31,	through	September 30,	September 30,	through
	2003	December 31, 2002	2004	2003	September 30, 2004
			(unaudited)	(unaudited)	(unaudited)

Revenue	$ 49,192	$ —	$ 311,019	$ —	$ 360,211
Cost of revenue	26,876		246,574	—	273,450

Gross profit	22,316	—	64,445	—	86,761

Operating expenses:
Research and development	546,722	82,487	787,696	462,025	1,416,905
Selling, general and administrative	2,548,289	262,125	2,437,762	1,587,514	5,248,176

Total operating expenses	3,095,011	344,612	3,225,458	2,049,539	6,665,081

Loss from operations	(3,072,695)	(344,612)	(3,161,013)	(2,049,539)	(6,578,320)
Other income (expenses):
Other income (expense)	—	—	6,855	(1,782)	6,855
Interest expense	(27,040)	—	(426,779)	(6,188)	(453,819)
Settlement of trademark rights	100,000	—	—	100,000	100,000

Total other income (expenses)	72,960	—	(419,924)	92,030	(346,964)

Net loss	$(2,999,735)	$(344,612)	$(3,580,937)	$(1,957,509)	$(6,925,284)

Basic and diluted loss per share	$ (1.22)	$ (0.58)	$ (0.98)	$ (0.93)	$ (2.46)

Weighted average number of shares:
Basic and diluted shares	2,464,712	596,438	3,640,799	2,111,908	2,819,422

See accompanying notes to the financial statements.

Viper Motorcycle Company
(A Development Stage Company)
Statements of Shareholders’ Deficit

				Accumulated
	Common Stock			Deficit During	Total
			Unearned	Development	Shareholders’
	Shares	Amount	Compensation	Stage	Deficit

November 2002 to December 2002; common
stock issued for services at $.40 per share	375,000	$ 150,000	$ —	$ —	$ 150,000
December 2002; common stock issued for cash
at $.40 per share	294,478	117,791	—	—	117,791
December 2002; common stock issued for
accounts payable at $.40 per share	50,000	20,000	—	—	20,000
Net loss from inception through
December 31, 2002	—	—	—	(344,612)	(344,612)

Balances at December 31, 2002	719,478	287,791	—	(344,612)	(56,821)
January 2003 to April 2003; common stock
issued for cash at $.40 per share	855,522	342,209	—	—	342,209
March 2003; common stock issued for services at $.40 per share	206,250	82,500	—	—	82,500
May 2003; common stock issued for services
at $1.00 per share	1,013,000	1,013,000	—	—	1,013,000
July 2003 to December 2003; common stock
issued at $2.00 per share net of issuance costs of $30,250	457,399	884,549	—	—	884,549
December 2003; common stock issued for
services at $2.00 per share	25,000	50,000	—	—	50,000
December 2003; common stock issued for
accounts payable at $2.00 per share	17,500	35,000	—	—	35,000
Value of common stock warrants issued
with convertible debt	—	110,168	—	—	110,168
Net loss for the year ended December 31, 2003	—	—	—	(2,999,735)	(2,999,735)

Balances at December 31, 2003	3,294,149	2,805,217	—	(3,344,347)	(539,130)
January 2004 to June 2004; common stock
issued for cash at $2.50 per share (unaudited)	98,000	245,000	—	—	245,000
Value of common stock warrants issued with
convertible debt (unaudited)	—	22,033	—	—	22,033
Common stock warrants and stock options
issued for services (unaudited)	—	184,133	—	—	184,133
Common stock issued for services (unaudited)	25,000	62,500	—	—	62,500
Common stock issued for services (unaudited)	26,000	130,000	—	—	130,000
Common stock issued to an employee for
compensation (unaudited)	100,000	500,000	—	—	500,000
Stock issued pursuant to restricted stock
agreement (unaudited)	300,000	1,500,000	(1,500,000)	—	—
Compensation expense (unaudited)	—	—	166,666	—	166,666
Common stock issued for capitalized
software (unaudited)	10,000	50,000	—	—	50,000
Common stock issued with the
May Notes (unaudited)	133,334	489,796	—	—	489,796
Net loss for the nine months ended
September 30, 2004 (unaudited)	—	—	—	(3,580,937)	(3,580,937)

Balances at September 30, 2004 (unaudited)	3,986,483	$5,988,679	$(1,333,334)	$(6,925,284)	$(2,269,939)

See accompanying notes to the financial statements.

Viper Motorcycle Company
(A Development Stage Company)
Statements of Cash Flows

		Period from		Cumulative from
		Inception	Nine	Inception
	Year Ended	(November 18, 2002)	Months Ended	(November 18, 2002)
	December 31,	through	September 30,	through
	2003	December 31, 2002	2004	September 30, 2004

			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(2,999,735)	$ (344,612)	$(3,580,937)	$(6,925,284)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	11,953	—	49,993	61,946
Accretion of note payable	—	—	229,369	229,369
Common stock and warrants issued for compensation and services	1,145,500	150,000	1,043,299	2,338,799
Settlement of trademark rights	(100,000)	—	—	(100,000)
Changes in operating assets and liabilities:
(Increase) accounts receivable	—	—	(24,946)	(24,946)
(Increase) in inventory	(289,031)	(8,325)	(328,620)	(625,976)
(Increase) in other current assets	—	—	(200)	(200)
(Increase) in other assets	(18,538)	—	(434,603)	(453,141)
Increase in accounts payable	442,328	20,492	633,738	1,096,558
Increase in accrued liabilities	144,585	91,952	95,526	322,063
Increase in other current liabilities	—	—	23,366	23,366

Net cash flows used in operating activities	(1,662,938)	(90,493)	(2,294,015)	(4,047,446)

Cash flows from investing activities:
Proceeds from settlement of trademark rights	100,000	—	—	100,000
Payment for intellectual property	—	—	(36,695)	(36,695)
Payment for property and equipment	(267,895)	(5,728)	(6,843)	(280,466)

Net cash flows used in investing activities	(167,895)	(5,728)	(43,538)	(217,161)

Cash flows from financing activities:
Checks written in excess	—	—	92,179	92,179
Net proceeds from the sale of common stock	1,226,758	117,791	734,796	2,079,345
Proceeds from notes payable	177,658	—	155,102	332,760
Repayment of notes payable	—	—	(32,500)	(32,500)
Proceeds from indebtedness to related parties	801,193	—	1,038,602	1,839,795
Payment of debt issuance costs	—	—	(30,000)	(30,000)
Repayment of capital leases	—	—	(16,972)	(16,972)

Net cash flows provided by financing activities	2,205,609	117,791	1,941,207	4,264,607

Net increase (decrease) in cash	374,776	21,570	(396,346)	—
Cash, beginning of period	21,570	—	396,346	—

Cash, end of period	$ 396,346	$ 21,570	$ —	$ —

Supplemental non-cash financing activities:
Common stock issued for repayment of accounts payable	$ 35,000	$ 20,000	$ —	$ 55,000

Common stock and warrants issued for services	$ 1,145,500	$ 150,000	$1,043,299	$ 2,338,799

Equipment acquired under capital lease	$ —	$ —	$ 80,795	$ 80,795

Issuance of restricted common stock	$ —	$ —	$ 1,500,000	$ 1,500,000

Stock warrants issued with convertible debt	$ 110,168	$ —	$ 22,033	$ 132,201

Common stock issued with indebtedness to related parties	$ —	$ —	$ 355,368	$ 355,368

Accrued interest paid by issuance of note payable	$ —	$ —	$ 16,500	$ 16,500

Common stock issued for capitalized software	$ —	$ —	$ 50,000	$ 50,000

Supplemental disclosures of cash flow information:
Interest paid	$ 13,746	$ —	$ 142,938	$ 156,684

Income taxes paid	$ —	$ —	$ —	$ —

See accompanying notes to the financial statements.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

(Information pertaining to the nine months ended September 30, 2004 and 2003 is unaudited)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Viper Motorcycle Company (the “Company”) was originally incorporated as WC Acquisition Inc. in Minnesota on November 18, 2002, and shortly thereafter changed its name to Panther Motorcycle Company, with its principal place of business in Golden Valley, Minnesota. In December 2002, the Company changed its name to Norton Motorcycle Company. In early 2003, the Company entered into a settlement and released its rights to the Norton Motorcycle brand for $100,000, which is reflected as other income for the year ended December 31, 2003. In connection with the settlement of the Norton name, the Company changed its name to Viper Motorcycle Company. In June 2003, the Company moved its office, engineering and production operations into a 13,365 square foot facility in New Hope, Minnesota.

The Company has been in the development stage since its formation and is primarily engaged in the development of a premium cruiser motorcycle. The Company produced ten motorcycles in 2003, of which two were sold to a dealer and the remaining eight were kept for its initial marketing efforts. The Company has sold common stock and other securities in private placements to fund its operations and development of its motorcycle. The Company has also issued shares of its common stock to compensate officers, consultants and vendors and to resolve outstanding obligations. The Company has obtained engineering design services, marketing, research and development services, as well as management services, for its common stock and warrants to purchase common stock. The Company continues to be reliant on loans and the sale of its common stock and other securities to fund current operations.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Results

The accompanying balance sheet as of September 30, 2004 and statements of operations for the nine months ended September 30, 2004 and 2003 and the period from inception (November 18, 2002) through September 30, 2004, the statements of cash flows for the nine months ended September 30, 2004 and the period from inception (November 18, 2002) through September 30, 2004, and the statement of shareholders’ deficit for the nine months ended September 30, 2004 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of the Company’s management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the Company’s financial position as of September 30, 2004 and results of operations for the nine months ended September 30, 2004 and 2003 and the period from inception (November 18, 2002) through September 30, 2004, results of cash flows for the nine months ended September 30, 2004 and the period from inception (November 18, 2002) through September 30, 2004. The financial data and other information disclosed in these notes to the financial statements relative to the six month periods presented are unaudited. The results for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004 or any other interim period or for any other future year.

Loss Per Share

Basic and diluted net loss per common share is computed using the net loss applicable to common shareholders and the weighted average number of shares of common stock outstanding. Diluted net loss per common share does not differ from basic net loss per common share since potential shares of common stock from conversion of debt and the exercise of warrants are anti-dilutive for all periods presented.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

The total weighted average number of common stock equivalents related to stock options and warrants excluded from the calculation of net loss per share due to their anti-dilutive effect for the year ended December 31, 2003, period from inception (November 18, 2002) through December 31, 2002, the nine months ended September 30, 2004, the nine months ended September 30, 2003, and the period from inception (November 18, 2002) through September 30, 2004, was 100,000, 0, 373,635, 0, and 373,635, respectively. The Company also excluded 200,000, 270,000, and 270,000 shares of common stock issuable upon conversion of the Company’s convertible indebtedness (based on a conversion price of $2.50 per share) to related parties and notes payable for the year ended December 31, 2003, the nine months ended September 30, 2004, and the period from inception (November 18, 2002) through September 30, 2004, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (“FIFO”). Demonstration motorcycles are stated at manufacturing cost and reserves are recorded to state the demonstration motorcycles at net realizable value. The Company reviews inventory for obsolescence and excess quantities to determine that items deemed obsolete or excess are appropriately reserved. In making the determination, the Company considers the quantity of inventory at the balance sheet date assessed against each item’s future expected usage rate.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are 3 to 7 years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

Impairment of Long Lived Assets

The Company reviews long-lived assets for impairment annually or more frequently if the occurrence of events or changes in circumstances indicates that the carrying amount of the assets may not be fully recoverable or the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the carrying amount of an asset to future net undiscounted cash flows. If impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

Revenue Recognition

The Company’s sales since inception have all been to dealers and the Company intends to continue to sell only to dealers. The Company recognizes revenue for sales to dealers after the following has taken place:

•	motorcycles are delivered, which is at the time they are shipped;
•	title of the motorcycle passes to the dealer, which is generally at time of shipment;
•	collection of the relevant receivable is probable;
•	persuasive evidence of an arrangement exists; and

•	the sales price is fixed or determinable.

Revenue recognition for dealers who take advantage of dealer-financing is the same as described above except these sales will be treated as multiple-element arrangements. The total consideration for these sales will be allocated between revenue and guarantee liability. The amount allocated to the guarantee liability will be the fair value of the guarantee. The remaining consideration will be allocated to revenue. As of December 31, 2003 and September 30, 2004, the Company has recorded a liability of $0 and $7,379, respectively under the dealer-financing arrangement.

The Company’s dealer agreement provides that the dealer has no right of return unless the Company authorizes the return.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

Warranty

The Company provides warranty coverage for its motorcycles for a period of one year or 12,000 miles, including parts and labor necessary to repair the motorcycle during the warranty period. A provision for the costs related to warranty expense is recorded as a charge to cost of goods sold when revenue is recognized. The estimated warranty cost is based on industry averages and the stage of production life cycle of the Company’s motorcycles. The warranty reserve will be evaluated on an ongoing basis to ensure its adequacy.

The following is a roll forward of the Company’s warranty accrual:

Balance at December 31, 2002	$—
Warranties issued	—
Costs incurred	—

Balance at December 31, 2003	—
Warranties issued	15,551
Costs incurred	—

Balance at September 30, 2004	$15,551

Research and Development

Research and development costs are expensed as incurred. Assets that are acquired for research and development activities and have alternative future uses in addition to a current use are included in equipment and depreciated over the assets’ estimated useful lives. Research and development costs consist primarily of salaries and other compensation for development and engineering personnel, contract engineering costs for outsourced design or development, equipment and material costs relating to all design and prototype development activities and any costs regarding regulatory compliance and certifications.

Stock Based Compensation and Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options is equal to the estimated market price of the stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”, with respect to employee stock options.

Had the Company recorded compensation cost based on the estimated fair value on the date of grant for stock options issued to employees, as defined by SFAS 123, the Company’s pro forma net loss would have been as follows:

		Period from
		Inception
	Nine months	(November 18, 2002)
	Ended	through
	September 30, 2004	September 30, 2004

Net loss, as reported	$(3,580,937)	$(6,925,284)
The stock-based employee compensation cost, net of related tax effects, included in the determination of net loss as reported	666,664	960,664
Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(696,527)	(990,527)

Pro forma net loss	$(3,610,800)	$(6,955,147)

As reported basic and diluted loss per share	$ (0.98)	$ (2.46)

Pro forma basic and diluted loss per share	$ (0.99)	$ (2.47)

There were no options issued in the year ended December 31, 2003 and the period from inception (November 18, 2002) through December 31, 2002; therefore, no pro forma compensation cost is shown for those periods.

The fair value of the employee stock options granted during the nine months ended September 30, 2004 was $0.33. The fair value for the option grant during the nine months ended September 30, 2004 was determined using the Black-Scholes model with the following assumptions: a risk-free interest rate of 3.5%, an expected life of five years and no volatility or expected dividend yield.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

The Company accounts for equity instruments issued for services and goods to nonemployees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of the Company’s common stock or warrants to purchase shares of the Company’s common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment by the recipient. The Company expenses the fair market value of these securities over the period in which the related services are received.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred income taxes are recorded at the tax rates expected to be in effect when amounts are to be included in future taxable income. The Company regularly assesses the recoverability of deferred tax assets and records a valuation allowance to reduce the deferred tax assets to the amounts believed to be realizable, considering whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon carryback to prior periods, tax planning strategies, the scheduled reversal of deferred tax liabilities and the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty regarding the Company’s future profitability, the future tax benefits of its losses have been fully reserved and no net tax benefit or tax assets have been recorded in these financial statements.

Fair Value of Financial Instruments

The respective carrying value of certain on-balance sheet financial instruments approximates their fair values. These financial instruments include cash, accounts payable and accrued liabilities, indebtedness to related parties and notes payable. Fair values were assumed to approximate cost or carrying values as most of the debt was incurred recently and the assets were acquired within one year. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

Supplier Concentration

The Company purchases all of its V-Twin engines from Patrick Racing. Although there are other manufacturers of V-Twin engines, a change in the Company’s supplier of engines would cause a delay in the Company’s production process, which could adversely affect operating results.

Reclassifications

Certain December 31, 2003 amounts have been reclassified to conform with the nine months ended September 30, 2004 presentation.

2. GOING CONCERN

The Company incurred a net loss of $2,999,735 and $3,344,347 for the year ended December 31, 2003 and the period from inception (November 18, 2002) through December 31, 2003, respectively. As of December 31, 2003, the Company’s shareholders’ deficit was $539,130. These losses raise substantial doubts about the Company’s ability to continue as a going concern without additional debt or equity financing. The implementation of the Company’s business plan is dependent on sufficient capital. On April 21, 2004, the board of directors authorized the Company to proceed with an initial public offering (the “IPO”).

In order to meet its working capital needs through December 31, 2004, the Company plans to raise additional funds through the issuance of additional shares of common stock and debt through private placements until proceeds from the IPO are received. The Company may not be able to obtain additional financing on favorable terms. If the Company

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

cannot raise funds on acceptable terms, it may be unable to realize its current plans or take advantage of unanticipated opportunities and could be required to slow its growth or reduce or shut down its operations.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

3. COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	December 31,	September 30,
	2003	2004

Inventories:
Raw materials	$201,008	$384,959
Work in process	—	49,008
Finished goods	96,348	192,009

	$297,356	$625,976

Property and equipment:
Equipment	$133,303	$303,056
Furniture	101,550	69,437
Leasehold improvements	38,770	38,770

	273,623	411,263
Less accumulated depreciation	(11,952)	(51,947)

	$261,671	$359,316

Other assets:
Prepaid rent	$ 18,538	$ 18,538
Debt offering costs	—	20,000
Deferred IPO costs	—	434,603
Other assets	—	36,695

	$ 18,538	$509,836

Accrued liabilities:
Compensation	$ 78,267	$ 54,997
Payroll taxes, withholding and accrued penalties	111,211	191,917
Interest	9,628	50,550
Other	37,432	18,100

	$236,538	$315,564

Payroll taxes and withholding as of December 31, 2003 of $111,211 relate to certain withholding and payroll taxes for 2003 including interest and estimated penalties. Until paid, the Company will continue to accrue interest and penalties.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

4. RELATED PARTY TRANSACTIONS

Since inception the Company has entered into transactions with related parties consisting of officers, directors, and greater than 10% beneficial owners of its common stock. The following is a summary of those transactions:

Shares of Common Stock Issued for Services

The Company has issued shares of common stock for services performed by related parties. The value of the shares of common stock was determined by the Company’s Board of Directors, taking into consideration sales of the Company’s common stock to unrelated parties made near the dates of issuance, the status of the Company’s IPO and the development of the Company’s business at such time. The following related parties were issued shares of common stock since inception:

•	Racing Partners Management, Inc. (“Racing Partners”) is a related party that is owned by John Silseth, who is a 10% or greater beneficial owner. In November 2002, the Company issued to Racing Partners 60,000 shares of its common stock with a value of $24,000 for Racing Partner’s assistance in formulating the Company’s early motorcycle design and development concepts. During December 2002 to December 2003, Racing Partners made loans under a line of credit to the Company to finance the development of its motorcycles. In consideration for the line of credit, the Company issued to Racing Partners 62,500 shares of common stock with a value of $25,000 in December 2002, 62,500 shares of our common stock with a value of $25,000 in March 2003, and an additional 450,000 shares of common stock valued at $450,000 in May 2003. In December 2003, $276,193 was outstanding on the line of credit. This amount was refinanced through a promissory note issued to Racing Partners in December 2003.

In addition, the Company paid Racing Partners $55,000 for consulting services provided in 2003.
•	Genesis Capital Group, Inc. (“Genesis Capital”), is a related party that is owned by John Lai, who is an officer and director of the Company. Genesis Capital was granted 60,000 shares of common stock valued at $24,000 or $0.40 per share in November 2002. Genesis Capital was granted 100,000 shares of common stock valued at $100,000 or $1.00 per share in May 2003. These shares were granted for services performed by John Lai as the Company’s Vice President, Corporate Development and Investor Relations. The value of these shares was expensed in the month the services were provided.

•	Nonbox, Inc. (“Nonbox”), is a related party through William Eisner, a director of the Company and principal owner and Chief Executive Officer of Nonbox. In May 2003, William Eisner was issued 27,500 shares of common stock valued at $27,500 or $1.00 per share. In December 2003, William Eisner was issued 17,500 shares of common stock valued at $35,000 or $2.00 per share for the payment of accounts payable related to marketing and brand development services. In May 2004, Nonbox was issued 16,000 shares of common stock valued at $80,000 or $5.00 per share. These shares were granted for advertising, marketing and brand development. The value of these shares was expensed in the month the services were provided.

Cash Paid for the Purchase of Common Stock

In connection with a private placement of the Company’s common stock from November 2002 to March 2003, the Company sold 362,500 shares of common stock to Racing Partners; 29,000 shares of common stock to William Eisner; 18,250 shares of common stock to Genesis Capital and 95,000 shares to Kramer Consulting, LLC, a company controlled by James D. Kramer, a director of the Company. These shares of common stock were sold for $0.40 per share.

In connection with a private placement of the Company’s common stock from June 2003 to December 2003, the Company sold 2,500 shares of common stock to Racing Partners; 15,000 shares of common stock to William Eisner; 33,000 shares of common stock to Robert J. Van Den Berg, a director of the Company; and 19,500 shares to Genesis Capital. These shares of common stock were sold for $2.00 per share.

In connection with a private placement of the Company’s common stock from January 2004 to May 2004, the Company sold 20,000 shares of common stock to Nicholas C. Bluhm, a director of the Company; 4,000 shares of common stock to Jerry L. Ford, a director of the Company and 1,000 shares of common stock to Kramer Consulting, LLC. These shares of common stock were sold for $2.50 per share.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

The terms of the sales of the Company’s common stock to its affiliates were the same as the terms under which unrelated parties participated in the private placements of the Company’s common stock.

Indebtedness to related parties

Indebtedness to related parties at December 31, 2003 and September 30, 2004 consisted of the following:

	December 31,	September 30,
	2003	2004

16% Series A Convertible Secured Note, interest due quarterly and the principal due
September 30, 2005, secured by the Company’s
tangible and intangible assets (a).	$ 389,832	$ 444,916
18% Series B Bridge Note, interest and principal due 21 days after the effective date of an IPO or August 20, 2004,
secured by intellectual property (b).	—	500,000
10% May Note, interest and principal due the earlier of the closing of an IPO or May 2005 (c).	—	136,737
18% Series D Note, interest and principal due 20 days after the effective date of an IPO or June 2005 (d).	—	200,000
Series E Note, principal due 20 days after an effective IPO or February 2005 (f)	—	200,000
8% notes payable, interest payable quarterly and principal due on varying dates and
amounts through January 2005 (e).	301,193	418,693

Total	691,025	1,900,346
Less current maturities	(25,000)	(1,900,346)

Long-term portion	$ 666,025	$ —

Principal maturities of indebtedness to related parties at December 31, 2003 are $25,000 and $776,193 for the years ending December 31, 2004 and 2005, respectively.

(a)   16% Series A Convertible Secured Note

In December 2003, the Company issued, pursuant to a private placement, $500,000 of its Series A Convertible Secured Notes (the “Series A Notes”) to Palmlund, Ltd. Pursuant to the Series A Note Agreement, effective May 1, 2004, the interest rate for the Series A Note increased to 18% retroactive to the date of issuance. The Company issued a warrant to this lender to purchase 100,000 shares of common stock. The warrant is exercisable at the IPO price and expires three years after the effective date of the IPO. The warrant has piggyback registration rights in any future offering or registration statement, excluding an IPO. In addition, if the IPO does not occur by April 1, 2004 or May 1, 2004, the Company will issue additional warrants (the “Additional Warrants”) to purchase 5,000 and 20,000 shares of common stock, respectively, to this lender. These warrants have an exercise price of $1.00 per share and expire 150 days after the effective date of the IPO. Prior to the issuance of this Series A Note, Palmlund, Ltd. and its owner, David W. Palmlund, III, were not related parties.

The Company valued the above warrants using the Black-Scholes model and discounted the associated note by $110,168. The discount will be amortized to interest expense over the term of the note. The following assumptions were used to calculate the value of the warrants: dividend yield of 0%, risk-free interest rate of 3.5%, expected life equal to the contractual life estimated to be 1.00 to 3.50 years, and volatility of 88%. The effective interest rate on the note is 36%.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

This Series A Note is convertible into common stock at $2.50 per share for a period of 150 days after the effective date of an IPO. In April 2004 and May 2004 the Company issued the Additional Warrants of 5,000 and 20,000 shares of common stock, respectively, to Palmlund Ltd. On June 3, 2004, the Company amended the Series A Note to Palmlund, Ltd. to extend the maturity date to September 30, 2005. See Note 10 for information regarding Palmlund, Ltd.’s agreement to convert its Series A Note. See Note 5 for additional amount of debt issued under the Series A Notes to unrelated parties.

(b)   18% Series B Bridge Note

In February 2004, the Company issued a Series B 18% Bridge Note in the aggregate amount of $400,000 to Palmlund Ltd. The note, along with accrued interest, is payable the earlier of 21 days after the effective date of an IPO or August 20, 2004. The note is secured by intellectual property. In April 2004, the Company received an additional $100,000 under this note.

(c)   10% May Note

In May 2004, the Company issued two notes aggregating $600,000 (the “May Notes”). One of the notes for $300,000 was issued to David Palmlund, III, a related party. See Note 5 for debt issued to an unrelated party under this agreement. Interest at 10% is due upon maturity of the notes. The note holders will receive an aggregate of 133,334 shares of common stock to be registered coincident with the IPO.

The Company allocated $110,204 of the aggregate proceeds to the May Notes and $489,796 to the common stock issued in connection with the May Notes. The discount will be amortized to interest expense over the 12 month term of the notes. The effective interest rate on the notes is 212%.

The May Notes are due upon the earlier of:

•	the closing of an initial public offering;
•	one year from the date of issuance; or
•	upon an event of acceleration, including:
•	a financing resulting in gross proceeds of at least $2,000,000;
•	an event of default, as defined in the May Notes, which includes the Company’s failure to make any payment when due on the May Notes, the bankruptcy, insolvency, liquidation or dissolution of the Company, or a change of control; or
•	certain extraordinary corporate transactions including the sale of all or substantially all of the Company’s assets, or a transaction or series of transactions (including a merger, consolidation or other reorganization, but excluding an initial public offering) that results in the holders of the Company’s common stock prior to the transaction owning less than 50% of its common stock after the transaction.

The Company is obligated to redeem the May Notes for 150% of the outstanding principal amount in the event of certain extraordinary corporate transactions, including the sale of all or substantially all of the Company’s assets, or a transaction or series of transactions (including a merger, consolidation or other reorganization, but excluding an initial public offering) that results in the holders of the Company’s common stock prior to the transaction owning less than 50% of its common stock after the transaction. Further, upon an event of default of a May Note, as provided above, such May Note is convertible, at the option of the note holder, into shares of the Company’s common stock equal to an aggregate of 9.9% of its common stock outstanding at the time of the event of default divided by a fraction, the numerator of which is the remaining outstanding principal under the note and the denominator of which is $600,000.

While the May Notes are outstanding, the Company is required to notify the note holders of any proposed offering of its securities other than this IPO. The note holders have the right of first refusal to purchase any or all of the securities offered by the Company in any such proposed offering of its securities while the May Notes are outstanding. The right of first refusal will be offered to the note holders on a pro rata basis and in the event that the note holders exercise their right of first refusal with respect to more securities than would be offered by the Company in the financing, the Company will allocate the purchase of securities among the note

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

holders in proportion to the respective original principal amounts of the May Notes. At their option, the note holders also may exchange the principal amount of the May Notes then outstanding for the securities sold in any offering of the Company’s securities occurring prior to an initial public offering and resulting in at least $2,000,000 in gross proceeds to the Company. The securities issued to the note holders in exchange for the May Notes would have the same terms and restrictions as the securities offered to other investors in such an offering.

(d)   18% Series D Note

In June 2004, the Company issued a Series D Note in the principal amount of $200,000 to David Palmlund, III, a related party.

(e)   8% Notes Payable

The Company has received cash advances and loans from Racing Partners, a related party, and Garry N. Lowenthal, its former Chief Financial Officer, to fund research and development expenditures and operational expenses.

(f)   Series E Note

In August 2004, the Company issued a Series E Note in the principal amount of $200,000 to David Palmlund, III, a related party. The note provides that the Company must pay Mr. Palmlund a loan fee of $10,000 due August 15, 2004 and a loan fee of $10,000 due on each of October 1, 2004 and November 15, 2004, if the note is not repaid on such dates. The loan fees will be recorded as interest expense. The effective interest rate on the Series E Note is 35%.

5. NOTES PAYABLE

Notes payable at December 31, 2003 and September 30, 2004 consisted of the following:

	December 31,	September 30,
	2003	2004

16% Series A Convertible Secured Notes, interest due quarterly and the principal due
June 30, 2005, secured by the Company’s tangible and intangible assets (a)	$ —	$ 88,984
10% May Note, interest and principal due the earlier of the effectiveness of an IPO or May 2005 (b)	—	136,735
8% note payable, interest payable and principal due December 31, 2004 (c)	152,658	115,158
5% note payable, interest payable and principal due on varying dates and amounts through 2004	25,000	12,500

Total	177,658	353,377
Less current maturities	(177,658)	(353,377)

Long-term portion	$ —	$ —

(a)   16% Series A Convertible Secured Notes

In January 2004, the Company issued two additional Series A Notes aggregating $100,000 to unrelated parties (see Note 4(a) for issuance to a related party). Pursuant to the Series A Note Agreements, effective May 1, 2004, the interest rate for the Series A Notes increased to 18% retroactive to the date of issuance. The Company issued warrants to these lenders to purchase an aggregate of 20,000 shares of common stock. The warrants are exercisable at the IPO price and expire three years after the effective date of the IPO. These warrants have piggyback registration rights in any future offering or registration statement, excluding an IPO. In addition, if the IPO does not occur by April 1, 2004 or May 1, 2004, the Company will issue Additional

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

Warrants to purchase 1,000 and 4,000 shares of common stock, respectively, to these lenders. These warrants have an exercise price of $1.00 per share and expire 150 days after the effective date of the IPO.

The Company valued the above warrants using the Black-Scholes model and discounted the associated notes by $22,033. The discount will be amortized to interest expense over the term of the notes. The following assumptions were used to calculate the value of the warrants: dividend yield of 0%, risk-free interest rate of 3.5%, expected life equal to the contractual life estimated to be 1.00 to 3.50 years, and volatility of 88%. The effective interest rate on the notes is 36%.

The terms of the Series A Notes require quarterly interest payments at a rate of 18% with the principal balance due 18 months from their respective dates of issuance. The Series A Notes are secured and collateralized by a security interest in all of the Company’s tangible and intangible assets. The Series A Notes are convertible into common stock at $2.50 per share for a period of 150 days after the effective date of an IPO. In April 2004 and May 2004 the Company issued the Additional Warrants to purchase 1,000 and 4,000 shares of common stock, respectively.

(b)   10% May Note

The terms of this note are discussed in note 4(c).

(c)    8% Notes Payable

As amended, the note to Donald Shiff provides for $75,000 of the $115,158 debt outstanding to be converted into common stock at a rate of $2.50 per share if the IPO becomes effective prior to the maturity date of December 31, 2004. In June 2004, the Company determined the fair market value of its common stock to be $5.00. As a result, if the IPO becomes effective before December 31, 2004, the Company will recognize interest expense of $75,000 for this beneficial conversion feature.

6. DEALER FLOOR PLAN FINANCING

In May 2003, the Company entered into a vendor agreement with GE Commercial Distribution Finance Corporation (“CDF”) to establish a financing plan for the Company’s dealers. The vendor agreement was supplemented by a letter agreement that outlined certain additional financing terms available to the Company’s dealers and applicable to the vendor agreement.

Under the vendor agreement, the Company will submit an invoice to CDF describing any merchandise it ships to a dealer if the dealer requests that CDF finance the purchase of such merchandise. Within 15 days of submission of the invoice and, provided that CDF accepts the obligation to finance the merchandise, CDF will pay the Company 97.6% to 100% of the amount invoiced, depending upon the type of financing for which the dealer qualifies.

At the time the Company submits an invoice, the Company will covenant to CDF, among other things, as to the title, saleability of the merchandise, bona fide nature of the order and that the Company has not delivered the merchandise to the dealer more than 10 days prior to the invoice date. Breach of these covenants would obligate the Company to pay to CDF an amount equal to the total unpaid balance (including finance charges) owed to CDF on all merchandise related to the breach and all costs and expenses of CDF related to the breach.

The Company’s dealers must each qualify independently with CDF to obtain floor plan financing of any of the Company’s products purchased by them. CDF is only obligated to finance the merchandise it has accepted to finance. In addition to CDF’s acceptance, CDF’s obligation to finance is subject to:

•	delivery of the merchandise to the dealer within thirty days following CDF’s acceptance;
•	receipt of an approval number from CDF;
•	receipt by CDF of the invoice within 10 days of delivery of the merchandise to the dealer; and
•	no revocation by CDF of its acceptance prior to shipment of the merchandise to the dealer.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

If for any reason CDF, in its sole discretion, deems it necessary to repossess from a dealer any merchandise it finances through the floor plan facility, the Company is obligated to repurchase the merchandise from CDF at the greater of the unpaid balance (including finance charges) on such merchandise or the Company’s original invoice price, regardless of the condition of such merchandise. CDF may require the Company to repurchase the merchandise it repossesses from any dealer, even if the dealer received the merchandise from a third party and not directly from the Company, on the same terms. The Company is also obligated to pay all costs and expenses of CDF incurred in connection with the repossession of the merchandise. The Company’s floor plan financing facility may be terminated at any time by either party upon 30 days written notice. CDF may terminate the vendor agreement upon an event of default by the Company.

At December 31, 2003 and September 30, 2004, the Company was contingently liable under this arrangement for a maximum repurchase amount of approximately $0 and $73,788, respectively. No dealers have defaulted under this arrangement. The Company's dealer agreements do not address recovery of amounts the Company pays to CDF in the event a dealer defaults on loans that the Company has guaranteed.

In connection with the vendor agreement, in February 2004, the Company obtained an irrevocable standby letter of credit in the amount of $100,000 from Compass Bank of Dallas, Texas that named CDF as beneficiary. CDF has the right to draw upon the letter of credit if the Company defaults upon its obligations under the vendor agreement or if the Company fails to establish a substitute irrevocable letter of credit 60 days prior to the expiration of the letter of credit on February 13, 2005. Concurrently with the letter of credit, the Company entered into a letter of credit guarantee in February 2004 with David Palmlund, III, a related party, pursuant to which Mr. Palmlund will guarantee all amounts under the letter of credit until February 13, 2005. The Company has agreed to make monthly payments to Mr. Palmlund of $1,500 per month for each month of the term of his guarantee, which represents an interest rate of 18% per year on the full letter of credit amount. The Company has further agreed to pay any amounts drawn on the letter of credit within 60 days of the draw.

In exchange for such guarantee and, to the extent the line of credit is drawn upon, the Company agreed to issue to Mr. Palmlund three-year common stock purchase warrants as follows:

•	if the line is drawn upon in any amount, the Company will issue to Mr. Palmlund a warrant to purchase 15,000 shares of its common stock with an exercise price of $2.50 per share; and
•	if the line of credit is drawn upon in an amount of $50,000 or more, the Company will issue to Mr. Palmlund an additional warrant to purchase 15,000 shares of its common stock and such warrant will be exercisable at a price equal to the offering price of its common stock in an initial public offering.

7. SHAREHOLDERS’ DEFICIT

In March 2004, the Company increased the number of shares authorized to 60,000,000 with 50,000,000 shares designated as common stock and 10,000,000 as undesignated shares.

(a)   Stock Split

In March 2003, the Board of Directors approved a four for one reverse stock split of all outstanding common shares. All shares and per share information in the accompanying financial statements are stated to reflect the effect of this stock split.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

(b)   Common Stock Issuances for Services

The Company has issued shares of common stock for services summarized as follows:

		Number of		Number of
		Shares	Number of	Shares
		Issued to	Shares	Issued to	Total		Description
Date	Valuation	Related	Issued to	Unrelated	Shares	Amount	of
Issued	Per Share	Parties	Employees	Parties	Issued	Expensed	Services

November to	$0.40	182,500	110,000	82,500	375,000	$ 150,000	Executive management,
December 2002							financial, start-up and
							organization services
March 2003	0.40	62,500	25,000	118,750	206,250	82,500	Organization, financial
							and product development
							services
May 2003	1.00	577,500	190,000	245,500	1,013,000	1,013,000	Business development,
							financial, and product
							development services
December 2003	2.00	—	25,000	—	25,000	50,000	Financial and accounting
							services
March 2004	2.50	—	—	25,000	25,000	62,500	Finders fees and assistance
							with marketing contract
							(See Note 7(d) for further
							discussion)
May 2004	5.00	16,000	—	10,000	26,000	130,000	Brand development and
							software consulting
June 2004	5.00	—	100,000	—	100,000	500,000	Employee compensation
							(See Note 7(e) for further discussion)

The valuation per share of common stock was determined by the Board of Directors at the date of grant. All issuances of shares of common stock were fully-vested and nonforfeitable at the date of grant. The above shares were granted and expensed in the period in which the services were performed, which was the same period as the grant date. No future performance commitment was required of the recipient to be entitled to these shares. During the year ended December 31, 2003, the period from inception (November 18, 2002) through December 31, 2002, the nine months ended September 30, 2004 and 2003, and cumulative from inception (November 18, 2002) through September 30, 2004, the Company recognized operating expense, including amounts for related parties as discussed in Note 4, of $1,145,500, $150,000, $692,500, $1,095,500, and $1,988,000, respectively.

(c)   Stock Option Plan

On February 23, 2004, the Company adopted the Viper Motorcycle Company 2004 Stock Plan (the “2004 Stock Plan”). The 2004 Stock Plan authorizes the grant of stock options, stock appreciation rights, restricted stock and deferred stock covering up to a total of 495,000 shares of common stock to key employees, consultants, officers and directors. As of September 30, 2004, no equity instruments have been granted under the 2004 Stock Plan.

There were no employee stock options outstanding as of December 31, 2003. In 2004, the Company issued options to an employee and directors to purchase an aggregate of 90,000 shares of common stock with a weighted average exercise price of $2.08 per share. The options vested immediately and have a weighted average remaining contractual life of 4.29 years at September 30, 2004. These options have been issued outside the 2004 Stock Plan.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

(d)   Common Stock Warrants

The Company issued to Lane Capital Markets, LLC, in connection with the private placement of common stock during 2003, warrants to purchase 16,135 shares of common stock with an exercise price of $2.00 per share. The warrant expires three years from the date of issuance.

In January 2004, the Company issued a warrant to purchase 37,500 shares of common stock at $2.00 per share for financial consulting services to a related party. The warrant is immediately exercisable and expires three years from the date of issuance. The fair value of the warrant granted was calculated using the Black-Scholes model and $41,714 was recognized as expense during the nine months ended September 30, 2004. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 3.5%, expected life equal to the contractual life of three years, and volatility of 84%.

In March 2004, the Company entered into an agreement with a consultant to provide marketing and promotional support, including NFL sports events, trade shows, and other venues as needed. For the services to be performed, the Company issued 25,000 shares of common stock at $2.50 per share (see Note 7(b) for further discussion) and a warrant to purchase 80,000 shares of common stock at $2.50 per share. The warrant is immediately exercisable and expires five years from the date of issuance. The fair value of the warrant granted was calculated using the Black-Scholes model and $136,169 was recognized as expense during the nine months ended September 30, 2004. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 3.5%, expected life equal to the contractual life of three years, and volatility of 84%. These services were completed and expensed during March 2004.

As of December 31, 2003, there was one common stock warrant outstanding to purchase 100,000 shares of common stock at an exercise price of $2.50 per share. The warrant was fully vested and had a remaining contractual life of 3.00 years.

As of September 30, 2004, there were common stock warrants outstanding to purchase 283,635 shares of common stock at a weighted average exercise price of $2.25 per share. The warrants are fully vested and have a weighted average remaining contractual life of 2.88 years. No warrants expired or were exercised during the nine months ended September 30, 2004.

(e)   Restricted Common Stock Grant

In June 2004, the Company entered into an employment agreement with its new CEO. Pursuant to the employment agreement, the Company granted the CEO 100,000 shares of common stock and 300,000 shares of restricted common stock. The 100,000 shares of common stock were valued at $5.00 per share (see Note 7(b) for further discussion), vested immediately and were expensed on the date of grant, as they required no future performance commitment. The 300,000 shares of restricted stock were valued at $1,500,000 and vest over the 36-month term of the employment agreement. If the CEO’s employment is terminated as a result of death, disability, by the Company “for cause” or by the CEO without “good reason”, all shares then unvested will be forfeited by the CEO. The restricted stock will be expensed ratably at $41,666 per month.

8. INCOME TAXES

No provision for income taxes has been made for the years presented, as the Company incurred net losses from inception. The potential benefit of net operating loss carryforwards has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

		Period from Inception
		(November 18, 2002)
	Year Ended	through
	December 31, 2003	December 31, 2002

Expected statutory federal income tax	34%	34%
State income tax, net of federal tax effect	4%	4%
Valuation allowance	(38%)	(38%)

Effective income tax rate	—%	—%

The tax effects of temporary differences that give rise to a significant portion of the Company’s deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows:

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$ 1,117,739	$ 130,953
Accrued liabilities	29,981	—

Total gross deferred tax assets	1,147,720	130,953
Valuation allowance	(1,138,993)	(130,953)

Net deferred tax asset	8,727	—

Deferred tax liabilities:
Property and equipment	(8,727)	—

Total gross deferred tax liabilities	(8,727)	—

Net deferred tax assets (liabilities)	$ —	$ —

The Company’s net operating loss carryforward at December 31, 2003, of approximately $2,900,000, will begin to expire in 2022.

9. COMMITMENTS AND CONTINGENCIES

The Company entered into a lease agreement commencing in June 2003 for the lease of approximately 13,365 square feet for its office and production facilities at $9,269 per month for 36 months. The Company paid rent expense of $137,519, $6,925 and $144,444 in the year ended December 31, 2003, in the period from inception (November 18, 2002) through December 31, 2002 and the period from inception (November 18, 2002) through December 31, 2003, respectively.

The minimum rental commitment under the facility lease is as follows:

Year ending December 31,	Amount

2004	$111,000
2005	111,000
2006	46,000

Total	$268,000

The Company entered into a sponsorship agreement with the owner of a professional sports team, which requires the Company to make payments aggregating $81,000 and $98,000 during the years ending December 31, 2004 and 2005, respectively.

The Company has employment contracts with two key employees requiring the Company to make annual payments totaling $189,060, $170,060 and $176,660 for the years ending December 31, 2004, 2005 and 2006,

Viper Motorcycle Company
(A Development Stage Company)
Notes to Financial Statements (Continued)

respectively. Termination clauses provide for termination benefits of 75% of annual compensation for twenty-four months from the date of termination.

In February 2004, the Company entered into a development agreement, which was amended in April 2004, and subsequently amended again in July 2004, for engine technology. The agreement calls for a payment in February 2004 in the amount of $30,000 (paid on March 30, 2004) and a final payment of $157,500 due on the earlier of September 24, 2004 or within 10 days of the effective date of the Company’s IPO. At the time of the final payment, the developed engine technology and related property will be transferred to the Company. The agreement also calls for the Company to make payments of $25,000 for eight months beginning July 1, 2004 for additional engine development.

On April 27, 2004, the Company offered to rescind the purchase of 1,595,899 shares of its common stock at their original issuance price plus 6% interest. The Company also offered to rescind the purchase of convertible debt with a face value of $675,000 plus warrants issued with the convertible debt that expired on May 27, 2004. The rescission offer totaled $2,137,356 including interest. No adjustment was made to the Company’s financial statements for the rescission offer due to management’s belief that no investor would request to have any shares or convertible debt subject to the rescission offer rescinded by the Company. The rescission offer expired and no requests were made to the Company to rescind the purchase of these shares or convertible debt and no shareholder has notified the Company that it intends to assert a federal or state securities law claim against it. As a result, the Company cannot quantify the potential continuing liability until the related federal and state statutes of limitations have expired. Actions for violation of the registration provisions of the federal securities laws must be brought within one year after the violation. In no event may such an action be brought more than three years after the securities were offered to the public. Actions for claims of false or misleading representations must be brought within one year after discovery of the misrepresentation or after discovery should have been made in the exercise of reasonable diligence. In no event may such actions be brought more than three years after the sale of the securities. The statute of limitations for claims of violations of state securities laws varies from two years to six years, depending upon the state in which the claim is brought.

In July 2004, the Company entered into a capital lease agreement to purchase equipment received in February 2004 and valued at $80,795. The lease requires 60 monthly payments of $1,422 with the final payment due July 2009. The related amount payable for this equipment has been reclassified as a capital lease as of September 30, 2004.

10. SUBSEQUENT EVENT

On December 1, 2004, Palmlund, Ltd. agreed to convert the $500,000 in outstanding principal under its Series A Note into 200,000 shares of the Company’s common stock effective as of the closing date the IPO.

1,800,000 Shares of Common Stock
and Redeemable Warrants to Purchase
1,800,000 Shares of Common Stock

PROSPECTUS

Lane Capital Markets
, 2004

Until      2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

133,334 Shares of Common Stock

PROSPECTUS

, 2004

Until      2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

Articles of Incorporation. Our Articles of Incorporation provide that our directors and executive officers will be indemnified to the full extent permitted by Section 302A of the Minnesota Statutes, the Minnesota Business Corporation Act.

Bylaws and Statutory Provisions. Our Bylaws provide for indemnification of our officers, directors and employees in connection with a proceeding if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2) acted in good faith;

(3) received no improper personal benefit and section 302A.255 (Director Conflicts of Interest), if applicable, has been satisfied;

(4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5) in the case of acts or omissions occurring in the official capacity of a director or, for a person not a director, in the official capacity of an officer, committee member, or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity of a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an estimate of our expenses to be incurred in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$ 3,900
NASD filing fee	1,388
AMEX listing fee	45,000
Legal fees and expenses*	453,000
Accounting fees and expenses*	80,000
Blue sky fees and expenses*	2,000
Printing and EDGARization of documents*	100,000
Fees of transfer agent and registrar*	5,000
Miscellaneous*	9,712

Total	$700,000

*Estimated pursuant to the instructions to Item 511 of Regulation S-K.

ITEM 26. Recent Sales of Unregistered Securities

Securities Issued In Exchange for Cash

In November 2002, the Company commenced a private placement of its common stock that was completed in April 2003. In connection with this private placement, the Company sold 1,200,000 shares of its common stock at $0.40 per share for gross proceeds of $480,000. Based on the manner of sale and representations of the investors, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

In April 2003, for purposes of raising additional working capital, the Company authorized a private placement of a minimum of 150,000 shares and a maximum of 500,000 shares of its common stock at $2.00 per share. The shares were offered by Lane Capital Markets on a “best efforts, all or none” basis to accredited investors only. On July 14, 2003, the Company sold 151,250 shares for gross proceeds of $302,500. Thereafter, the Company sold an additional 306,149 shares for gross proceeds of $612,298. A total of $30,200 was paid to Lane Capital Markets as a brokerage commission for the shares offered and sold by the Company in this private placement. This private placement terminated on December 31, 2003. Based on the manner of sale and representations of the investors, all of whom were accredited, the Company believes that pursuant to Regulation D, this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

On December 31, 2003, the Company completed the private placement of $500,000 in principal amount of its Series A 16% Convertible Secured Notes (the “Series A Notes”) to Palmlund, Ltd., an entity controlled by David W. Palmlund, III, a principal shareholder of the Company’s securities. On each of January 16, 2004 and January 21, 2004, the Company issued an additional $50,000 in principal amount of Series A Notes. In connection with the placement of the Series A Notes, investors were issued a three-year common stock purchase warrant to purchase 10,000 shares of the Company’s common stock for each $50,000 principal amount of the Series A Notes, resulting in the issuance of three warrants to purchase an aggregate of 120,000 shares of the Company’s common stock. In April 2004 and May 2004, the holders of the Series A Notes were issued additional warrants to purchase an aggregate of 6,000 and 24,000 shares of the Company’s common stock, respectively, pursuant to the provisions of the Series A Notes. Based on the manner of sale and representations of the investors that they are accredited, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

From January 2004 to May 2004, the Company completed the private placement of 98,000 shares of its common stock, to a limited number of accredited investors at a per share price of $2.50 resulting in gross proceeds of $245,000. Based on the manner of sale and representations of the investors that they are accredited, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

On February 20, 2004, the Company issued a Series B 18% Bridge Note in the principal amount of $500,000 to Palmlund, Ltd., an entity controlled by David W. Palmlund, III. Based on the manner of sale and representations of the investor that it is accredited, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

On June 2, 2004, the Company issued two notes in the principal amount of $300,000 each (the “May Notes”) to two investors, RFJM Partners, LLC and David W. Palmlund, III, pursuant to a Note Purchase Agreement dated as of May 26, 2004 and May 27, 2004, respectively. Pursuant to such Note Purchase Agreement, the holders of the May Notes have the right to acquire additional shares of the Company’s common stock upon the closing of subsequent offerings of the Company’s securities, upon an event of default as defined in the May Notes or in exchange for the principal amount outstanding on the May Notes. Based on the manner of sale and representations of the investor that it is accredited, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

In June 2004, the Company issued a Series D Note (the “Series D Note”) in the principal amount of $200,000 to David W. Palmlund, III. Based upon the manner of sale and representation of the investor that he is accredited, the Company believes that the issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was therefore, exempt from the registration requirements thereof.

In August 2004, the Company issued a Series E Bridge Note (the “Series E Note”) in the principal amount of $200,000 to David Palmlund, III. Based on the manner of sale and representations of the investor that he is accredited, the Company believes that this issuance was a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

The Company believes that all purchasers of its securities issued in exchange for cash as described above were either accredited, as that term is defined by Rule 501 of Regulation D under the Securities Act of 1933, as amended, or sophisticated persons with access to information and with such knowledge and experience in financial and business matters that such persons would be capable of evaluating the merits and risks of their investment in the Company.

Securities Issued In Exchange for Services or Debt

In addition to raising cash through private placements, the Company has also made the following issuances of shares of its common stock, valued at $0.40 per share, in exchange for services or as payment of amounts owed by the Company:

•	In November 2002, an aggregate of 312,500 shares of common stock to various key persons relating to services provided by them in connection with the organization of the Company; the initial design and development of the Company’s motorcycle prototype;

the efforts to obtain the Norton trademark; and the negotiations with vendors for the supply/development of motorcycle components for future commercial production.

•	In December 2002, 62,500 shares in connection with a $200,000 line of credit extended to the Company by Racing Partners Management, Inc. for completing development work and securing an inventory of motorcycle components for commercial production.
•	In March 2003, an aggregate of 206,250 shares to officers, consultants and other key persons providing additional services to the Company.

Further, in May 2003, the Company issued an aggregate of 1,013,000 shares of the Company’s common stock, valued at $1.00 per share, to key persons providing additional management, professional, development and financial services, and credit facilities, to the Company.

In December 2003, the Company issued 17,500 shares of the Company’s common stock to William Eisner, valued at a per share price of $2.00, in satisfaction of his account payable from the Company. In January 2004, the Company issued to Garry Lowenthal, in consideration of his accepting the position of Chief Financial Officer of the Company, 25,000 shares of the Company’s common stock. Mr. Lowenthal’s shares were issued on the basis of a fair market value of $2.00 per share. In connection with his hiring, Mr. Lowenthal also received a five-year option to purchase an additional 75,000 shares of the Company’s common stock at an exercise price of $2.00 per share.

In January 2004, the Company issued a common stock purchase warrant for 16,135 shares, at an exercise price of $2.00 per share, to Lane Capital Markets, effective July 14, 2003, for services provided to the Company in connection with a private placement. The Company also issued a three-year common stock purchase warrant for 37,500 shares, at an exercise price of $2.00 per share, to Donald Shiff in consideration for financial services provided by him to the Company.

In March 2004, the Company entered into a consulting agreement with Jeffrey Wright pursuant to which he will assist in its National Football League marketing efforts. In exchange, the Company is obligated to pay him a monthly cash fee of $8,612 for twelve months. The Company also issued to him 25,000 shares of its common stock and a five-year warrant to purchase 80,000 shares of its common stock at an exercise price of $2.50 per share. In March 2004, the Company issued 10,000 shares of its common stock to MSGI Corp., Inc. in exchange for certain software. In March 2004 and April 2004, the Company issued five-year options to purchase an aggregate of 12,500 shares of its common stock at an exercise price of $2.50 per share to James D. Kramer, William Eisner, Robert Van Den Berg, Nicholas Bluhm, Jr. and Jerry Ford for their services as members of its Board of Directors.

In May 2004, the Company issued 16,000 shares of common stock to Nonbox, Inc., valued at $2.50 per share, for certain brand management services provided to the Company. An additional 10,000 shares of common stock, valued at $2.50 per share, were issued to MSGI Corp., Inc. as payment for software related services.

Pursuant to his employment agreement, the Company granted to Clyde Fessler 100,000 shares of its common stock and an additional 300,000 shares as restricted stock. The shares of restricted stock vest in 36 equal installments of 8,333.33 shares on the 15th day of each calendar month during the term of his employment agreement with the Company. If Mr. Fessler’s employment is terminated as a result of death, disability, by the Company “for cause” or by Mr. Fessler without “good reason,” all of the shares then unvested will be forfeit by Mr. Fessler. If Mr. Fessler’s employment is terminated other than in the event of death, disability, by the Company for cause or is terminated by Mr. Fessler with good reason, the balance of the 300,000 shares of restricted stock will be conveyed to Mr. Fessler. Until the shares of common stock granted to Mr. Fessler are vested, he is prohibited from transferring, assigning, conveying, pledging, hypothecating or otherwise encumbering such shares. The Company also issued five-year options to purchase an aggregate of 2,500 shares of its common stock at an exercise price of $2.50 per share to Robert Miller for his services as a member of its Board of Directors.

Based on the manner of sale and representations of the recipients of the Company’s securities, the Company believes that each of the issuances described above did not involve any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and were, therefore, exempt from the registration requirements thereof. The Company also believes that all securities issued in exchange for services or debt as described above were issued to accredited investors, as that term is defined by Rule 501 of Regulation D under the Securities Act, or sophisticated persons with access to information and with such knowledge and experience in financial and business matters that such persons would be capable of evaluating the merits and risks of their investment in the Company.

Rescission Offering

In April 2004, the Company commenced an offer to rescind certain purchases of its securities to attempt to foreclose potential claims against the Company relating to possible violations of federal and state securities laws. The rescission offering covered 1,595,899 shares of common stock and securities convertible into, or exercisable for, an additional 433,500 shares of common stock representing a gross investment of $2,137,356 in the Company. No shareholder accepted the Company’s offer to rescind its purchase of securities and no shareholder has notified the Company that it intends to assert a federal or state securities law claim against the Company. The Company’s offer to rescind the purchases of its securities terminated in May 2004.

Based upon the manner in which the rescission offer was conducted and the initial and subsequent representations of the investors, the Company believes that the rescission offering described above did not involve any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

ITEM 27. Exhibits

The following Exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement. ††
3.1	Amended and Restated Articles of Incorporation. ††
3.2	Amended and Restated Bylaws, as amended through September 2, 2004. ††
4.1	Form of Warrant Agreement dated , 2004 between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.††
4.2	Specimen Common Stock Certificate.†
4.3	Form of Three-Year Common Stock Purchase Warrant.†
4.4	Form of Series A 16% Convertible Secured Notes. ††
4.5	Form of Warrant relating to Series A 16% Convertible Secured Notes. ††
4.6	Form of Amendment to Series A 16% Convertible Secured Note of Palmlund, Ltd., Ed Creel III and Keith Hofmann. ††
4.7	Series B 18% Bridge Note dated February 20, 2004 in original principal amount of $400,000 issued to Palmlund, Ltd. by the Company. ††
4.8	Promissory Note dated February 15, 2004, as amended and restated on June 10, 2004, in the principal amount of $132,658 issued to Donald Shiff by the Company. ††
4.9	Form of Note Purchase Agreement dated May 26, 2004 and May 27, 2004 between the Company, and each of RFJM Partners, LLC and David Palmlund, III, respectively. ††
4.10	Form of Note in the principal amount of $300,000 issued by the Company as of June 2, 2004 to each of RFJM Partners, LLC and David Palmlund, III. ††
4.11	Form of Amendment dated as of June 3, 2004 to Note Purchase Agreement between the Company and each of RJFM Partners, LLC and David Palmlund, III. ††
4.12	Series D 18% Bridge Note dated June 3, 2004 in the principal amount of $200,000 issued to David Palmlund, III by the Company. ††
4.13	Amendment dated June 3, 2004 to Series A 16% Convertible Secured Note of Palmlund, Ltd. ††
4.14	Form of Representative's Warrant Agreement (including form of Representative's Warrant) ††
4.15	Second Amended and Restated Promissory Note dated September 29, 2004 in the principal amount of $132,658 issued to Donald Shiff by the Company. ††
5.1	Opinion of Lindquist & Vennum P.L.L.P., Counsel to the Company †
10.1	Viper Motorcycle Company 2004 Stock Plan. * ††
10.2	Employment Agreement dated January 1, 2004 between the Company and John L. Fiebelkorn. * ††
10.3	Letter of Resignation of John L. Fiebelkorn dated April 21, 2004. * ††
10.4	Employment Agreement dated January 1, 2004 between the Company and John Lai. * ††
10.5	Employment Agreement dated January 1, 2004 between the Company and Terry Nesbitt. * ††
10.6	Employment Agreement dated January 1, 2004 between the Company and Garry Lowenthal. * ††
10.7	Consulting Agreement dated March 15, 2004 between the Company and Racing Partners Management, Inc. ††
10.8	Purchase and Development Agreement dated as of February 16, 2004 between the Company and Melling Consultancy Design. ††
10.9	Amendment dated February 16, 2004 to Purchase and Development Agreement dated April 21, 2004 by and between the Company and Melling Consultancy Design. ††
10.10	Joint Venture Agreement dated February 13, 2004 between the Company and Donnie Smith. ††

10.11	Lease Agreement dated April 23, 2003 between Duke Realty Limited Partnership and the Company. ††
10.12	Form of Dealer Agreement. ††
10.13	Vendor Agreement dated as of May 29, 2003 between GE Commercial Distribution Finance Corporation (“CDF”) and the Company and letter dated May 29, 2003 from CDF to the Company and Irrevocable Letter of Credit Addendum dated February 23, 2004. ††
10.14	Application and Agreement for Irrevocable Standby Letter of Credit dated February 1, 2004 between the Company and Compass Bank for the benefit of CDF. ††
10.15	Irrevocable Standby Letter of Credit dated February 13, 2004 issued by Compass Bank for benefit of CDF. ††
10.16	Letter of Credit Guarantee dated February 13, 2004 between the Company and David W. Palmlund, III. ††
10.17	Secured Financing Agreement dated February 20, 2004 between the Company and David W. Palmlund, III. ††
10.18	Sellers Agreement dated January 12, 2004 between the Company and Patrick Racing, Inc.** ††
10.19	Agreement for Sponsorship dated April 21, 2003 between the Company and the Minnesota Vikings Football Club, LLC. ** ††
10.20	Employment Agreement dated as of June 3, 2004 between the Company and Clyde Fessler. * ††
10.21	Amendment dated July 27, 2004 to Purchase and Development Agreement by and between the Company and Melling Consultancy Design.††
10.22	Form of Consulting Agreement dated , 2004 between the Company and Lane Capital Markets, LLC. ††
10.23	Series E Bridge Note dated August 2, 2004 in original principal amount of $200,000 issued to David Palmlund, III by the Company. ††
23.1	Consent of Lindquist & Vennum P.L.L.P., Counsel to the Company (included as part of Exhibit 5.1). †
23.2	Consent of Carver Moquist & O’Conner, LLC, independent registered public accountants and formerly known as Carver Moquist & Associates, LLC.
24.1	Powers of Attorney (included on signature pages). ††
99.1	Consent of Henry G. Ciocca.††

†	To be filed by amendment.
††	Previously filed.
*	Indicates a management contract or compensatory plan or arrangement.
**	Certain portions of this Exhibit have been deleted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

ITEM 28. Undertakings

The undersigned registrant will:
(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (¦ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	Provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(5)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, in the City of New Hope, State of Minnesota, on the 6th day of December, 2004.

VIPER MOTORCYCLE COMPANY
By /s/	Clyde Fessler

Clyde Fessler
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 6, 2004 in the capacities stated.

Signature	Title

/s/ Clyde Fessler

Clyde Fessler	Director and Chief Executive Officer
(principal executive officer)

*

James D. Kramer	Director and Chairman of the Board

/s/ John Lai

John Lai	Director and Interim Chief Financial Officer (principal financial officer and principal accounting officer)

*

William Eisner	Director

*

Robert J. Van Den Berg	Director

*

Nicholas Bluhm	Director

*

Jerry L. Ford	Director

*

Robert Miller	Director

*By: /s/ John Lai

John Lai
Attorney-In-Fact

II-8